UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APPTIO, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Proposed maximum aggregate value of transaction:
	(3)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

APPTIO, INC.

11100 NE 8th Street, Suite 600

Bellevue, Washington 98004

December 10, 2018

Dear Apptio Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Apptio, Inc. (“Apptio”) to be held on January 8, 2019, at Apptio’s headquarters, located at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004, at 9:00 a.m. Pacific time.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated November 9, 2018 (the “Merger Agreement”), by and among Apptio, Bellevue Parent, LLC (“Parent”), and Bellevue Merger Sub, Inc. (“Merger Sub”). Parent and Merger Sub are entities that are affiliated with Vista Equity Partners Management, LLC, a leading private equity firm focused on investments in software, data and technology-enabled companies. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Apptio, with Apptio continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”).

If the Merger is completed, you will be entitled to receive $38.00 in cash, without interest thereon and less any applicable withholding taxes, for each share of class A common stock (“common stock”) that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately: (1) 53% to the closing price of Apptio’s common stock on November 9, 2018, the last full trading day prior to public announcement of Apptio’s entry into the Merger Agreement; and (2) 25% to the last twelve months average share price, ending on November 9, 2018.

The Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of, Apptio and its stockholders; and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Apptio’s common stock.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 269-5550

All Others Call Toll-free: (800) 714-2193

APTI@dfking.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Sachin Gupta

Sachin Gupta

President and Chief Executive Officer

The accompanying proxy statement is dated December 10, 2018 and, together with the enclosed form of proxy card, is first being mailed to holders of common stock on or about December 10, 2018.

APPTIO, INC.

11100 NE 8th Street, Suite 600

Bellevue, Washington 98004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 8, 2019

Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of Apptio, Inc., a Delaware corporation (“Apptio”), will be held on January 8, 2019, at Apptio’s headquarters, located at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004, at 9:00 a.m. Pacific time, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated November 9, 2018, (the “Merger Agreement”), by and among Apptio, Bellevue Parent, LLC (“Parent”), and Bellevue Merger Sub, Inc. (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Apptio, with Apptio continuing as the surviving corporation and a wholly owned direct subsidiary of Parent (the “Merger”); and

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Only stockholders of record as of the close of business on December 6, 2018, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By Order of the Board of Directors,

/s/ Sachin Gupta
Sachin Gupta President and Chief Executive Officer

Dated: December 10, 2018

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by ballot in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the adjournment proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 269-5550

All Others Call Toll-free: (800) 714-2193

APTI@dfking.com

-i-

-ii-

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Bellevue Merger Sub, Inc. with and into Apptio, Inc. (the “Merger”), and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.” The Merger Agreement (as defined below) is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this proxy statement, “Apptio,” “we,” “our,” “us” and similar words refer to Apptio, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Bellevue Parent, LLC as “Parent” and Bellevue Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated November 9, 2018, by and among Apptio, Parent and Merger Sub, as the “Merger Agreement,” our class A common stock, par value $0.0001 per share, as “common stock” and the holders of our common stock, as “stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Parties Involved in the Merger

Apptio, Inc.

Headquartered in Bellevue, Washington, Apptio (Nasdaq: Apptio), is the leading provider of Technology Business Management, or TBM, solutions. Apptio’s cloud-based platform and SaaS applications enable IT leaders to analyze, optimize and plan technology investments, and benchmark their financial and operational performance against peers. Apptio empowers IT leaders to transform IT into a service provider, navigate the cloud transition, and shift technology resources to drive more business innovation. Apptio’s common stock is listed on The Nasdaq Global Market (“Nasdaq”), under the symbol “APTI.”

Bellevue Parent, LLC

Parent was formed on November 2, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Bellevue Merger Sub, Inc.

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on November 2, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with Vista Equity Partners Fund VI, L.P. (“Vista Fund VI”), and Parent, Merger Sub and Vista Fund VI are each affiliated with Vista Equity Partners Management, LLC

(“Vista”). Vista is a leading private equity firm focused on investments in software, data and technology-enabled companies. At the Effective Time, Apptio, as the Surviving Corporation, will be indirectly owned by Vista Fund VI.

In connection with the transactions contemplated by the Merger Agreement, Vista Fund VI has provided Parent with an equity commitment of up to $1.9 billion, which will be available to fund the aggregate purchase price and, together with cash on hand at Apptio, to pay the fees and expenses required to be paid at the Closing of the Merger by Apptio, Parent and Merger Sub contemplated by, and subject to the terms and conditions of, the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Apptio, with Apptio continuing as the surviving corporation and as a wholly owned direct subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Apptio’s common stock will no longer be publicly traded, and will be delisted from the Nasdaq. In addition, Apptio’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Apptio will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective (the “Effective Time”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Merger Consideration

Apptio Common Stock

At the Effective Time, each then outstanding share of Apptio common stock (other than shares of common stock (A) held by Apptio as treasury stock, (B) owned by Parent or Merger Sub, (C) owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub and (D) owned by stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares of common stock under Delaware law, collectively, the “Excluded Shares”) will be cancelled and automatically converted into the right to receive $38.00 in cash (the “Per Share Merger Consideration”), without interest thereon and less any applicable withholding taxes.

At or immediately prior to the Effective Time, Parent will deposit sufficient funds to pay the aggregate Per Share Merger Consideration with a designated payment agent for payment of each share of common stock owned by each stockholder. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Treatment of Company Options, Company RSUs, and Company PSUs

The Merger Agreement provides that equity awards granted under Apptio’s equity incentive plans, including options to purchase shares of our common stock, restricted stock units covering shares of our common stock, and performance-based restricted stock units covering shares of our common stock, that are outstanding and vested as of immediately before the Effective Time will be cancelled and converted into cash consideration equal to $38.00 multiplied by the number of vested shares subject to the equity award (less the applicable per share exercise price of those vested shares, with respect to any options), subject to any required tax withholdings, payable shortly after the Closing of the Merger. Equity awards that are outstanding and unvested as of immediately before the Effective Time will be cancelled and converted into cash consideration (the “Cash Replacement Amount”) equal to $38.00 multiplied by the number of unvested shares subject to the equity award (less the applicable per share exercise price of those unvested shares, with respect to any options), subject to any required tax withholdings, which consideration will be subject to generally the same terms as the corresponding, cancelled equity award, including vesting conditions. Any options with a per share exercise price equal to or above $38.00 will be cancelled at the Effective Time for no payment or consideration. Apptio’s equity incentive plans will terminate as of the Effective Time. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Outstanding Company Options, Company RSUs, and Company PSUs.”

Treatment of Purchase Rights under the 2016 Employee Stock Purchase Plan

The Merger Agreement generally provides that no new offering periods or purchase periods will begin under Apptio’s 2016 Employee Stock Purchase Plan (the “ESPP”) after November 9, 2018, any outstanding offering period will end no later than five days before the Effective Time, and the ESPP will terminate as of the Effective Time. In addition, with respect to any offering periods in effect on November 9, 2018, as of such date, no new participants will be permitted in the ESPP and existing participants will not be allowed to increase payroll contribution rates. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Purchase Rights under the 2016 Employee Stock Purchase Plan.”

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash by Apptio stockholders in exchange for shares of Apptio common stock in the Merger will be a taxable transaction to U.S. Holders (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. Such receipt of cash by each of our stockholders that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger per share and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger by such stockholder. Backup withholding taxes may also apply to the cash payments made pursuant to the Merger, unless the U.S. Holder complies with certification procedures under the backup withholding rules.

Apptio stockholders that are Non-U.S. Holders (as defined under the caption, “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

Apptio stockholders should read the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Apptio stockholders should also consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal estate, gift and other non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Appraisal Rights

If the Merger is consummated and certain conditions are met, Apptio stockholders who continuously hold shares of Apptio common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). This means that Apptio stockholders may be entitled to have their shares of Apptio common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Apptio common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, as described further below. Due to the complexity of the appraisal process, Apptio stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Apptio stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Apptio common stock.

To exercise appraisal rights, Apptio stockholders must: (1) submit a written demand for appraisal to Apptio before the vote is taken on the proposal to adopt the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (3) continue to hold shares of Apptio common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Apptio unless certain stock ownership conditions are satisfied by the Apptio stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. For more information, please see the section of this proxy captioned “The Merger—Regulatory Approvals Required for the Merger.”

On November 16, 2018, Apptio and Vista Fund VI made the filings required to be made under the HSR Act. On November 28, 2018, the U.S. Federal Trade Commission (the “FTC”) notified Apptio that early termination of the waiting period under the HSR Act was granted, effective immediately. Therefore, the closing condition of the Merger Agreement relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied.

Closing Conditions

The obligations of Apptio, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:

•	the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger;

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act (which has been satisfied);

•

in the case of Parent and Merger Sub, the absence of any continuing change, event, violation, inaccuracy, effect or circumstance at Apptio that, individually or in the aggregate, generally: (1) is or would reasonably be expected to be materially adverse to Apptio’s business, financial condition or results of operations, taken as a whole; or (2) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger;

•

the accuracy of the representations and warranties of Apptio, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers, as of the Effective Time or the date in respect of which such representation or warranty was specifically made; and

•	the performance in all material respects by Apptio, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.9 billion in cash. This amount includes funds needed to: (1) pay stockholders and other equity holders the amounts due under the Merger Agreement; (2) make payments in respect of our outstanding equity-based awards payable at Closing pursuant to the Merger Agreement; and (3) pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement. In connection with the financing of the Merger, Vista Fund VI and Parent have entered into an equity commitment letter, dated as of November 9, 2018 (the “Equity Commitment Letter”), pursuant to which Vista Fund VI has agreed to provide Parent with an equity commitment of up to $1.9 billion in cash, which will be available to fund the aggregate purchase price and, together with cash on hand at Apptio, to pay the fees and expenses required to be paid at the Closing of the Merger by Apptio, Parent and Merger Sub contemplated by, and subject to the terms and conditions of, the Merger Agreement. Apptio has a contractual right to enforce the foregoing equity commitment letter against Vista Fund IV and, under the terms of the Merger Agreement, Apptio has the unqualified right to specifically enforce Parent’s obligation to consummate the Merger upon receipt of the proceeds of the foregoing equity commitment.

Pursuant to the limited guaranty delivered by Vista Fund VI in favor of Apptio, dated as of November 9, 2018 (the “Limited Guaranty”), Vista Fund VI has agreed to guarantee the payment of all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $135.66 million, plus amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Apptio, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger.”

The Voting and Support Agreement

Our President and Chief Executive Officer, Sachin Gupta, and a trust affiliated with Mr. Gupta (the “Trust”) have entered into a voting and support agreement with Parent and Merger Sub (the “Voting Agreement”). The

Voting Agreement obligates such stockholders to vote their shares of common stock (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and other transactions contemplated by the Merger Agreement and/or (ii) against any Acquisition Proposal or any other action or agreement which would reasonably be expected to result in any of the conditions to Apptio’s obligations to consummate the Merger not being fulfilled. The stockholders subject to the Voting Agreement (the “Voting Agreement Stockholders”) have waived appraisal rights. As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately 9.4% of the outstanding shares of Apptio’s common stock (and approximately 11.1% when taking into account Apptio options, RSUs and PSUs held, in the aggregate, by the Voting Agreement Stockholders). For more information, please see the section of this proxy statement captioned “The Merger—The Voting and Support Agreement.”

Required Stockholder Approval

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 5,254,984 shares of common stock, representing approximately 11.5% of the shares of common stock outstanding as of the Record Date. Sachin Gupta, President and Chief Executive Officer of Apptio, and a trust affiliated with Mr. Gupta have entered into the Voting Agreement which obligates them to, among other things, vote their shares of common stock in favor of the proposal to adopt the Merger Agreement. For more information, please see the section of this proxy statement captioned “The Merger—The Voting and Support Agreement.” Vista Public Strategies Fund, LP, an affiliate of Vista Fund VI, beneficially owns 922,451 shares of Apptio common stock, representing approximately 2.0% of the shares of common stock outstanding of the record date.

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The Special Meeting

Date, Time and Place

A special meeting of Apptio stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held on January 8, 2019, at Apptio’s headquarters, located at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004, at 9:00 a.m. Pacific time (the “Special Meeting”).

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on December 6, 2018 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were 45,566,879 shares of common stock outstanding and entitled vote at the Special Meeting. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Recommendation of the Apptio Board of Directors

After considering various factors described in this proxy statement under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” the Apptio Board of Directors (the “Board of Directors”) unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Apptio and its stockholders; and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors also unanimously recommends that Apptio stockholders vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Prior to the adoption of the Merger Agreement by stockholders, under certain circumstances, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisor and its outside legal counsel) that failure to do so would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a two business day period so that a failure to make a Company Board Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”) would no longer be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. The termination of the Merger Agreement by Parent following the withdrawal by the Board of Directors of its recommendation that stockholders adopt the Merger Agreement will result in the payment by Apptio of a termination fee to Parent in the amount of $58.14 million. The termination of the Merger Agreement by the Company following the Board of Directors’ authorization for the Company to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Proposal will result in the payment by Apptio of a termination fee to Parent of either (1) $29.07 million if the Merger Agreement is terminated prior to the No Shop Period Start Date or (2) $58.14 million if the Merger Agreement is terminated after the No Shop Period Start Date. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Fairness Opinion of Qatalyst Partners

Apptio engaged Qatalyst Partners LP (“Qatalyst Partners”) to provide financial advice in connection with the proposed Merger based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of Apptio’s business and the industry in which Apptio operates. At the meeting of our Board of Directors on November 9, 2018, Qatalyst Partners rendered to our Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of November 9, 2018 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of common stock, other than Parent or any affiliates of Parent, was fair, from a financial point of view, to such holders.

The full text of the opinion of Qatalyst Partners, dated as of November 9, 2018, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to our Board of Directors and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of common stock, other than Parent or any affiliates of Parent, to such holders. It does not address any other aspect of the Merger. It does not constitute a recommendation to any stockholder of Apptio as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of common stock will trade at any time.

For a description of the opinion that our Board of Directors received from Qatalyst Partners, see the section of this proxy statement captioned “The Merger—Fairness Opinion of Qatalyst Partners LP”.

Interests of Apptio’s Directors and Executive Officers in the Merger

When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Apptio stockholders should be aware that Apptio’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Apptio stockholders more generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger and (3) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:

•	accelerated vesting and cash out of certain equity-based awards held by our executive officers and members of our Board of Directors as of the Effective Time;

•

accelerated vesting of an executive officer’s Cash Replacement Amount upon specific qualifying terminations of his employment at any time on or within 365 days, depending on the termination, following the closing of the Merger;

•

the entitlement of each of our executive officers to receive payments and benefits under the Executive Change in Control Severance Plan if, on or within 12 months following the Merger, the executive officer is terminated for any reason other than Cause, death or disability or he voluntarily resigns for Good Reason (as such terms are defined in the Executive Change in Control Severance Plan), subject to the executive officer’s timely signing and not revoking a release in our favor and the executive officer continuing to comply with the release; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by Apptio directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of Apptio’s Directors and Executive Officers in the Merger.”

Alternative Acquisition Proposals

The “Go Shop” Period—Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until 12:00 pm Pacific time on December 9, 2018 (the “No Shop Period Start Date”), Apptio has the right to: (1) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any Acquisition Proposal and (2) engage in discussions or negotiations with, or provide any non-public information to, any person relating to, an Acquisition Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘Go Shop Period’—Solicitation of Other Offers”).

If Apptio terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal (as defined in the section of this proxy captioned “Proposal 1: Adoption of the Merger Agreement – Solicitation of other Offers”) prior to the No Shop Period Start Date, Apptio must pay a termination fee of $29.07 million to Parent. The No Shop Period Start Date commenced at 12:00 pm Pacific time on December 9, 2018, and Apptio did not receive any proposals for an alternative acquisition proposal prior to the No Shop Period Start Date. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

The “No Shop” Period—No Solicitation of Other Acquisition Proposals

Under the Merger Agreement, from the No Shop Period Start Date until the Effective Time, Apptio may not: (1) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any Acquisition Proposal or (2) engage in discussions or negotiations with, or provide any non-public information to, any person relating to, an Acquisition Proposal.

Notwithstanding the foregoing restrictions, under specified certain circumstances, from the No Shop Period Start Date until the adoption of the Merger Agreement by Apptio stockholders, Apptio may provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from any material breach of Apptio’s obligations, as described in the immediately preceding paragraph) if (and only if) the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The ‘No Shop Period’—No Solicitation of Other Offers.”

After the No Shop Period Start Date but prior to the adoption of the Merger Agreement by Apptio stockholders, Apptio is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a two business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes a “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If Apptio terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal after the No Shop Period Start Date but prior to the adoption of the Merger Agreement by Apptio stockholders, Apptio must pay a termination fee of $58.14 million to Parent. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement

In addition to the circumstances described above, Parent and Apptio have certain rights to terminate the Merger Agreement under customary circumstances, including by mutual agreement, the imposition of laws or non-appealable court orders that make the Merger illegal or otherwise prohibit the Merger, an uncured breach of the Merger Agreement by the other party, if the Merger has not been consummated by 11:59 p.m., Pacific time, on May 9, 2019, and if Apptio stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). Under some circumstances, Apptio is required to pay Parent a termination fee equal to either $29.07 million or $58.14 million. Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Effect on Apptio if the Merger is Not Completed

If the Merger Agreement is not adopted by Apptio stockholders, or if the Merger is not completed for any other reason:

(i)	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

(ii)

(A) Apptio will remain an independent public company, (B) Apptio’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Apptio will continue to file periodic reports with the SEC; and

(iii)

under certain specified circumstances, Apptio will be required to pay Parent a termination fee of either $29.07 million or $58.14 million upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on January 8, 2019, at Apptio’s headquarters, located at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004, at 9:00 a.m. Pacific time.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Apptio, and Apptio will become a wholly owned direct subsidiary of Parent; and

•

to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $38.00 in cash, without interest thereon and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $3,800.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Apptio will remain an independent public company, our common stock will continue to be listed and traded on the NASDAQ and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Under specified circumstances, Apptio will be required to pay Parent a termination fee of either $29.07 million or $58.14 million upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement – Termination.”

Q:	What do I need to do now?

A:

You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I surrender my book-entry shares now?

A:

No. After the Merger is completed, the payment agent will send each holder of record a check at such holder’s registered address in payment for the shares of common stock represented by such holder’s book-entry shares.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Apptio in writing of such special arrangements, you will transfer the right to receive the Merger consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, AST Financial, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Apptio.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with AST Financial, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Secretary of Apptio; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Sachin Gupta, our President and Chief Executive Officer, Kurt Shintaffer, our Chief Financial Officer, and John Morrow, our General Counsel, with full power of substitution and re-substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, Apptio may announce preliminary voting results at the conclusion of the Special Meeting. Apptio intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Apptio files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first calendar quarter of 2019. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 269-5550

All Others Call Toll-free: (800) 714-2193

APTI@dfking.com

FORWARD-LOOKING STATEMENTS

This proxy statement, and any documents to which Apptio refers to in this proxy statement, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Apptio’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Apptio for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including, but not limited to, receipt of required regulatory approvals;

•	the risk that the Merger Agreement may be terminated in certain circumstances that require us to pay Parent a termination fee of either $29.07 million or $58.14 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•

the fact that receipt of the all-cash Merger consideration would be taxable to stockholders that are treated as U.S. Holders (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes;

•

the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Apptio’s current strategy as an independent public company;

•	the fact that under the terms of the Merger Agreement, Apptio is unable to solicit other Acquisition Proposals after the No Shop Period Start Date;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•

risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various governmental entities, including any conditions, limitations or restrictions placed on these approvals, and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including: (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors,” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on January 8, 2019, at Apptio’s headquarters, located at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004, at 9:00 a.m. Pacific time.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; and (2) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were 45,566,879 shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Adoption of the Merger Agreement by stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on any proposal to adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by Apptio’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 5,254,984 shares of common stock, representing approximately 11.5% of the shares of common stock outstanding on the Record Date.

Our President and Chief Executive Officer, Sachin Gupta, and a trust affiliated with Mr. Gupta (collectively, the “Voting Agreement Stockholders”) have entered a Voting Agreement that obligates them to vote all of their shares of common stock (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. As of the close of business on the Record Date, the Voting Agreement Stockholders have voting power over approximately 9.4% of the issued and outstanding shares of Apptio common stock (and approximately 11.1% when taking into account Apptio options, RSUs, and PSUs held, in the aggregate, by the Voting Agreement Stockholders). For more information, please see the section of this proxy statement captioned “The Merger—The Voting and Support Agreement.”

Our directors and executive officers have informed us that they currently intend to vote all of their respective shares of common stock (1) “FOR” the adoption of the Merger Agreement and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, AST Financial, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy; provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption, “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Apptio and its stockholders; and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Accordingly, the Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Apptio. We have retained D.F. King & Co., Inc. (“D.F. King”), a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $12,500 plus expenses. We will also indemnify D.F. King against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the first calendar quarter of 2019.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any, (or in certain circumstances described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights”, on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must: (1) submit a written demand for appraisal to Apptio before the vote is taken on the adoption of the Merger Agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (3) continue to hold your shares of common stock of record through the Effective Time; and (4) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex C to this proxy statement and incorporated herein by reference. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Delisting and Deregistration of Apptio’s Common Stock

If the Merger is completed, the shares of Apptio’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and shares of Apptio’s common stock will no longer be publicly traded.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 8, 2019

The proxy statement is available at https://investors.apptio.com/ and at https://www.astproxyportal.com/ast/apptio.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are a stockholder of record, you may contact us by writing to Apptio’s Investor Relations at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 269-5550

All Others Call Toll-free: (800) 714-2193

APTI@dfking.com

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, Washington 98004

(866) 470-0320

Headquartered in Bellevue, Washington, Apptio (Nasdaq: Apptio), is the leading provider of Technology Business Management, or TBM, solutions. Apptio’s cloud-based platform and SaaS applications enable IT leaders to analyze, optimize and plan technology investments, and benchmark their financial and operational performance against peers. Apptio empowers IT leaders to transform IT into a service provider, navigate the cloud transition, and shift technology resources to drive more business innovation. Apptio’s common stock is listed on The Nasdaq Global Market (“Nasdaq”), under the symbol “APTI.”

Bellevue Parent, LLC

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, California 94111

(415) 765-6500

Parent was formed on November 2, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Bellevue Merger Sub, Inc.

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, California 94111

(415) 765-6500

Merger Sub is a wholly owned direct subsidiary of Parent and was formed on November 2, 2018, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and any debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with Vista Equity Partners Fund VI, L.P., and Parent, Merger Sub and Vista Fund VI are each affiliated with Vista Equity Partners Management, LLC (“Vista”). Vista is a leading private equity firm focused on investments in software, data and technology-enabled companies. At the Effective Time, Apptio, as the Surviving Corporation, will be indirectly owned by Vista Fund VI.

In connection with the transactions contemplated by the Merger Agreement, Vista Fund VI has provided Parent with an equity commitment of up to $1.9 billion in cash, which will be available to fund the aggregate purchase price and, together with cash on hand at Apptio, to pay the fees and expenses required to be paid at the Closing of the Merger by Apptio, Parent and Merger Sub contemplated by, and subject to the terms and conditions of, the Merger Agreement. For more information, please see the section of this proxy statement captioned “—Financing of the Merger.”

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Apptio, with Apptio continuing as the Surviving Corporation. As a result of the Merger, Apptio will become a wholly owned direct subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Apptio if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders, or if the Merger is not completed for any other reason:

(i)	the stockholders will not be entitled to, nor will they receive, any payment for their respective shares of common stock pursuant to the Merger Agreement;

(ii)

(A) Apptio will remain an independent public company, (B) Apptio’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and (C) Apptio will continue to file periodic reports with the SEC;

(iii)

we anticipate that (A) management will operate the business in a manner similar to that in which it is being operated today and (B) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect Apptio’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Apptio operates and economic conditions;

(iv)

the price of our common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement;

(v)

the Board of Directors will continue to evaluate and review Apptio’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Apptio’s business, prospects and results of operations will be adversely impacted); and

(vi)

under certain specified conditions, Apptio will be required to pay Parent a termination fee. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration

At the Effective Time, each share of common stock (other than Excluded Shares, which include, for example, shares of common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Per Share Merger Consideration, without interest thereon and less any applicable withholding taxes.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration in respect of each share of common stock that you own (less any applicable withholding taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”

Background of the Merger

The Board of Directors of Apptio (the “Board of Directors”) regularly evaluates Apptio’s strategic direction and ongoing business plans with a view toward strengthening its core businesses and enhancing stockholder value. As part of this evaluation, the Board of Directors has from time to time during the two-year period preceding the execution and delivery of the Merger Agreement considered a variety of strategic alternatives for Apptio, including (1) the continuation of Apptio’s current business plan as an independent enterprise; (2) modifications to Apptio’s strategy and product direction; (3) possible expansion opportunities through acquisitions; and (4) accelerating Apptio’s revenue growth through strategic partnerships and distribution relationships. During such time, Apptio has also had discussions with representatives of certain strategic and financial sponsor parties regarding potential strategic transactions involving Apptio. None of those discussions progressed beyond preliminary phases, nor did Apptio enter into any non-disclosure or standstill agreements with such parties other than as discussed below.

As part of keeping the Board of Directors informed of industry opportunities, Sachin Gupta, the Chief Executive Officer and President of Apptio, and John Morrow, the Executive Vice President of Corporate Development, General Counsel and Secretary of Apptio, regularly hold meetings and telephone calls with strategic parties to generally assess the industry and gauge future opportunities for Apptio’s growth and partnership building as part of Apptio’s ordinary course of business.

During one such telephone call, on June 6, 2018, a representative of a financial sponsor, which we refer to as “Party A,” told Mr. Gupta and Mr. Morrow that Party A wanted to meet with Apptio and a strategic party, which we refer to as “Party B” and another financial sponsor, which we refer to as “Party C”, to discuss a potential business combination transaction involving Apptio and Party A, Party B and Party C. On the call, Mr. Morrow proposed that Party A and Party C enter into non-disclosure agreements to continue such discussions, which were signed on June 21, 2018 and June 20, 2018, respectively. Party B was party to an existing commercial non-disclosure agreement with Apptio which representatives for Party B and Apptio agreed would cover any discussions related to a potential business combination transaction.

On June 22, 2018, Mr. Gupta, Mr. Morrow and Kurt Shintaffer, the Chief Financial Officer of Apptio, had an in-person meeting with representatives of Party A and Party B, with representatives of Party C participating by telephone. During the meeting, representatives of each of Apptio and Party B provided an overview of and disclosed information regarding their respective businesses, and all parties attending the meeting discussed possible synergies between Apptio and Party B in a potential business combination transaction.

On June 28, 2018, Mr. Gupta met with representatives of a strategic party, which we refer to as “Party D”, that Mr. Gupta had met with from time to time in the preceding years to discuss industry trends and commercial and partnership opportunities. During this meeting, Mr. Gupta and representatives of Party D discussed potential partnership opportunities and strategic opportunities and agreed to meet at a later date to continue discussions related thereto.

On July 3, 2018, a representative of Party A communicated to Mr. Gupta by telephone that a potential business combination between Apptio and Party A, Party B and Party C was not feasible at such time due to a business re-structuring of Party B and that an acquisition of Apptio by Party A alone was not economically feasible at such time. The representative of Party A told Mr. Gupta that Party A nevertheless remained interested in exploring a potential acquisition of, or business combination transaction with, Apptio and the parties should re-connect in early fall. During the next week, Mr. Gupta provided an update to Thomas Bogan, Chair of the Board of Directors, about the conversation consistent with its standard practice.

The Board of Directors held a regularly scheduled meeting on July 27, 2018 and, among other things, reviewed the strategic partnering opportunities and landscape. Mr. Gupta updated the Board of Directors on discussions with Parties A, B, C and D during this meeting. The Board was supportive of Mr. Gupta responding to such inbound interest regarding a potential sale of Apptio, and asked Mr. Gupta to also in parallel develop a plan for organic growth and inorganic acquisitions.

In August and September 2018, Mr. Gupta held individual discussions with members of the Board of Directors regarding strategic alternatives available to Apptio. During these discussions, members of the Board of Directors encouraged Mr. Gupta and Apptio management to consider engaging Qatalyst Partners LP (“Qatalyst Partners”) to assist Apptio management in connection with any strategic process to determine the strategic alternatives that might be available to Apptio because of Qatalyst Partners’ qualifications, expertise and reputation, and its knowledge of and involvement in recent transactions in Apptio’s industry.

On September 5, 2018, Mr. Gupta held two meetings with separate representatives of Party D to discuss updates to Apptio’s business, potential partnership opportunities, and potential strategic transactions, including the possibility of Party D acquiring Apptio. A representative of Party D recommended that Mr. Gupta meet with additional representatives of Party D to discuss potential product synergies between the two parties and if the meeting went well, it could result in an acquisition of Apptio. On September 12, 2018, Mr. Gupta met with another representative of Party D to discuss partnership and synergy opportunities.

On September 14, 2018, Mr. Gupta had a telephone call with representatives of Qatalyst Partners to discuss Apptio’s business, provide Qatalyst Partners with an update on inbound interest from various parties and discuss the possibility of having Qatalyst Partners assist with a strategic process to identify third parties who might have an interest in exploring a possible acquisition of Apptio. Such strategic process was contemplated so that if conversations with Parties A, B, C and D progressed, the Board of Directors and Apptio management would understand what potential alternative strategic options were available for Apptio. In parallel, Apptio management would continue to pursue potential acquisitions by Apptio of strategic or complementary businesses.

Beginning during the week of September 17, 2018, Mr. Gupta held individual discussions with each member of the Board of Directors to provide an update regarding Apptio management’s plan to (i) pursue strategic alternatives, including a potential sale of Apptio, following the end of Apptio’s third fiscal quarter, and (ii) have Qatalyst Partners assist Apptio management in identifying third parties who might have an interest in acquiring Apptio. During these discussions, members of the Board of Directors directed Mr. Gupta and Apptio management to pursue strategic alternatives and have Qatalyst Partners assist Apptio management with such process.

On September 26, 2018 and October 2, 2018, Mr. Gupta and Mr. Shintaffer had discussions with representatives of Qatalyst Partners during which Mr. Gupta and Mr. Shintaffer provided an update on Apptio’s business and discussed timing and strategies to initiate a process to identify third parties that might want to acquire Apptio. As part of the strategic process, which commenced October 3, 2018, representatives of Qatalyst Partners reached out to twelve strategic parties and/or financial sponsors, consistent with the prior communications with Apptio management. As detailed more fully herein, six parties executed non-disclosure agreements with Apptio, five parties received access to a virtual data room containing non-public information of Apptio, and six parties attended management meetings with Apptio (Vista, and Parties A, C, D, E and F in all instances (with Party A and Party C acting jointly), except that Party D did not receive access to the virtual data room). Of the six non-disclosure agreements, four (each of Vista and Parties A, C and F) contained standstill provisions preventing Vista and Parties A, C and F from making public acquisition proposals for a period of one year after their respective execution of such non-disclosure agreements, which standstill restrictions would terminate and be of no further force and effect in certain proscribed circumstances.

On October 3, 2018, a representative of Qatalyst Partners contacted a representative of a strategic party, which we refer to as “Party E”, to inquire regarding Party E’s interest in a potential acquisition of Apptio. The next day, Party E communicated to representatives of Qatalyst Partners that Party E knew Apptio well, had a good relationship with Mr. Gupta, and would follow up with Qatalyst Partners the following week after assessing the strategic opportunity further.

On October 9, 2018, representatives of Qatalyst Partners had separate telephone conversations with each of Monti Saroya, a Principal of Vista Equity Partners, and a representative of Party A regarding their potential interest in acquiring Apptio. Mr. Saroya expressed interest and a desire to attend a management presentation within the next week. Party A also expressed interest and asked to attend a presentation with Apptio management in order to get an update on the business. The same day, Mr. Gupta introduced a representative of Party D to representatives of Qatalyst Partners with a view towards assessing Party D’s interest in a potential acquisition of Apptio.

On October 10, 2018, representatives of Qatalyst Partners had a telephone conversation with a representative of a financial sponsor, which we refer to as “Party F”, who expressed interest in considering an acquisition of Apptio and asked to schedule a meeting with Apptio management to get an update on the business. The same day, representatives of Qatalyst Partners had a telephone conversation with a representative of Party A who requested that Party A be allowed to review the opportunity jointly with Parties B and C because it would allow them to be more competitive on price and that representatives of Party C be allowed to attend the presentation being scheduled with Apptio management. This request was approved by Apptio management.

On October 12, 2018, representatives of Qatalyst Partners had a telephonic call with a representative of Party D to assess Party D’s interest in exploring a strategic partnership with Apptio. The representative of Party D expressed an interest in considering an acquisition of Apptio and scheduling a management meeting but noted that a transaction of this size may be challenging for Party D.

On October 18, 2018, the Board of Directors held a telephonic meeting with members of Apptio management and representatives of Qatalyst Partners and Wilson Sonsini Goodrich & Rosati P.C., Apptio’s outside legal counsel (“Wilson Sonsini”) in attendance. At this meeting, a representative of Qatalyst Partners updated the Board of Directors regarding the status of Qatalyst Partners’ outreach to strategic parties and financial sponsors, informing the Board that four financial sponsors had expressed an interest in attending management presentations (explaining that Party A and Party C were pursuing a joint transaction), and that all but two strategic parties had declined interest in Apptio, and of the two remaining strategic parties, Party D was interested in attending a management presentation, and Party E was still deciding whether to pursue the opportunity. A representative of Wilson Sonsini addressed the Board of Directors’ fiduciary duties in the context of a potential sale of Apptio. In an executive session without Apptio management and representatives of Qatalyst Partners, the Board of Directors discussed their fiduciary duties to Apptio’s shareholders and the strategic process undertaken by Apptio management with the assistance of Qatalyst Partners at the direction of the Board of Directors.

On October 18, 2018, a representative of Party E indicated to representatives of Qatalyst Partners that Party E was interested in exploring a strategic transaction to acquire Apptio and that Party E would like to schedule a meeting with Apptio management.

That same day, Apptio hosted various representatives of Vista for a management presentation in Bellevue, Washington with representatives of Qatalyst Partners present. Messrs. Gupta, Morrow and Shintaffer presented to Vista regarding business, financial and technical aspects of Apptio. Representatives of Apptio, Vista and Qatalyst Partners held a dinner meeting after the management presentation.

On October 22, 2018, Apptio hosted various representatives of each of Party A and Party C for a management presentation in Bellevue, Washington with a representative of Qatalyst Partners present. Messrs. Gupta, Morrow and Shintaffer presented to Party A and Party C regarding business, financial and technical aspects of Apptio.

That same day, a representative of Party E and representatives of Qatalyst Partners had a telephone call to tentatively schedule a management meeting for the week of October 29, 2018.

On October 23, 2018, Apptio held a management presentation for various representatives of Party F with representatives of Qatalyst Partners present. Messrs. Gupta, Morrow and Shintaffer presented to Party F regarding business, financial and technical aspects of Apptio

On October 25, 2018, Apptio held a virtual meeting for representatives of Vista. During the meeting, Apptio provided a product demonstration.

That same day, the Board of Directors met for dinner the night before a regularly scheduled meeting of the Board of Directors and engaged in an extensive discussion regarding the strategic process. The next day, on October 26, 2018, the Board of Directors held a regularly scheduled meeting with members of Apptio management and a representative of Wilson Sonsini in attendance. At the meeting, the Board of Directors discussed, among other things, the status of Apptio management’s and Qatalyst Partners’ discussions with Vista, Party A, Party C, Party D, Party E and Party F. Following such discussion, the representative of Wilson Sonsini reminded the Board of Directors of their fiduciary duties to Apptio stockholders in the context of a potential sale of Apptio. The Board of Directors approved the terms of the engagement letter with Qatalyst Partners, subject to the finalization of such letter.

On October 26, 2018, representatives of Vista and Parties A, C and F were granted access to a virtual data room with financial and business information to support their due diligence review of Apptio.

Between October 26, 2018 and October 28, 2018, representatives of Qatalyst Partners contacted representatives of each of Vista, Party A and Party F by telephone to notify them that formal proposals were expected to be received on November 9, 2018.

On October 29, 2018, a representative of Party E informed representatives of Qatalyst Partners on a telephone call that the earliest Party E could attend a meeting with Apptio management was November 6, 2018. Representatives of Qatalyst Partners advised Party E that it was in Party E’s interest to meet with Apptio management as soon as possible and agreed to find a mutually convenient date.

That same day, Apptio held a telephonic management presentation with various representatives of Party D, with representatives of Qatalyst Partners participating as well. Messrs. Gupta, Morrow and Shintaffer presented to Party D regarding business, financial and technical aspects of Apptio, and the parties also discussed potential synergies as well as future sales models should a transaction between the parties move forward.

Also on that same day, Apptio held an earnings call to announce results for Apptio’s third fiscal quarter which ended on September 30, 2018. At the close of trading on October 29, 2018, the share price of Apptio was $27.54, which represented an approximate 33% decrease from the 2018 high of $41.36.

On October 31, 2018, a representative of Party D informed a representative of Qatalyst Partners on a telephone call that Party D no longer had interest in pursuing a potential strategic transaction with Apptio because Party D did not believe that Apptio represented a strategic fit.

That same day, Messrs. Gupta, Morrow and Shintaffer and representatives of Qatalyst Partners had a telephone call with various representatives of Vista during which Vista asked and representatives of Apptio answered questions regarding Apptio’s business, products, financials and third quarter earnings results.

On November 1, 2018, Apptio and Qatalyst Partners executed an engagement letter.

On November 2, 2018, Messrs. Gupta, Morrow and Shintaffer and representatives of Qatalyst Partners had a telephone call with representatives of Party F to answer additional questions that Party F had regarding Apptio’s business following the October 23, 2018 management presentation and Apptio’s third quarter earnings results.

Later that same day, Messrs. Gupta, Morrow and Shintaffer and representatives of Qatalyst Partners had a telephone call with representatives of each of Party A and Party C to answer additional questions that Party A and Party C had regarding Apptio’s business based on such parties’ respective due diligence reviews and following the October 22, 2018 management presentation and Apptio’s third quarter earnings results.

Also on the same day, one week before the November 9, 2018 deadline to submit acquisition proposals that was communicated through Qatalyst Partners, Vista submitted a non-binding indication of interest to acquire Apptio for $34.00 per share, which submission included an initial draft of the Merger Agreement prepared by representatives of Kirkland & Ellis LLP (“Kirkland”), legal counsel to Vista. Vista advised that its proposal would expire by 9:00 a.m. pacific time on November 5, 2018 should Apptio and Vista not have entered into a definitive agreement by such time on the terms set forth in the initial draft of the Merger Agreement prepared by Kirkland. Kirkland’s initial draft of the Merger Agreement contemplated, among other things, (1) equity commitments from Vista Fund VI for 100% of the purchase price, (2) a 30 day “go-shop” period, (3) a termination fee of 3.5% of the equity value of Apptio in the event of entry by Apptio into an alternative proposal, or 2.0% of the equity value of Apptio in the event of entry by Apptio into an alternative proposal during the “go-shop” period, (4) a limitation on Vista’s liability in connection with the proposed acquisition of Apptio equal to 5.5% of the equity value of Apptio and (5) a limitation on Apptio’s liability in connection with the proposed acquisition of Apptio equal to 3.5% of the equity value of Apptio. That same day, representatives of Kirkland delivered drafts of ancillary transaction documents to representatives of Wilson Sonsini.

Between November 2, 2018 and November 3, 2018, representatives of Qatalyst Partners notified on a no-names basis without discussing any of the terms, representatives of Party A, Party E and Party F that Apptio had received an indication of interest from a third party, and, as a result, the timeline to submit a proposal had been accelerated.

On November 3, 2018, during a meeting, representatives of Party A advised representatives of Qatalyst Partners that Party A remained interested in acquiring Apptio jointly with Party B and Party C, that their collective proposal would be in the “low $30s”, but that the parties required an additional 1-2 weeks to finalize their respective due diligence of Apptio’s business.

That same day, representatives of Party F advised representatives of Qatalyst Partners on a telephone call that Party F remained interested in acquiring Apptio, that its proposal would be to acquire Apptio for a per share price of $30, but that Party F required one or two week(s) of additional due diligence, including a review of Apptio’s revenue pipeline. On the same day, a representative of Party F also spoke with Mr. Gupta to express Party F’s interest in acquiring Apptio.

Also on the same day, the Board of Directors held a special meeting with members of Apptio management, and representatives of Qatalyst Partners and Wilson Sonsini in attendance. A representative of Qatalyst Partners informed the Board of Directors that four parties remained in the strategic process—three financial sponsors (Vista, Parties A and C as a joint bid, and Party F) and one strategic party (Party E). Representatives of Qatalyst Partners updated the Board of Directors that Vista had submitted a proposal on November 2, 2018, one week before the November 9, 2018 deadline, to acquire Apptio for $34 per share and that Vista’s proposal would expire if not accepted by 9:00 a.m. pacific time on November 5, 2018. Representatives of Qatalyst Partners updated the Board of Directors that subsequent to Apptio’s receipt of Vista’s proposal, (1) Party A and Party C indicated to Qatalyst Partners that they remained interested in acquiring Apptio, that their proposal to acquire Apptio would be in the “low $30s”, but that they needed an additional 1-2 weeks to finalize their respective due diligence, (2) Party F had made a verbal offer to acquire Apptio for $30 per share, but that Party F needed an additional week or two of due diligence before it was ready to move forward and (3) Party E was trying to move a scheduled November 8, 2018 management presentation to an earlier date as a result of the expedited timeline. Representatives Qatalyst Partners summarized for the Board of Directors certain aspects of the proposal from Vista, including the “go-shop” provision. The Board of Directors discussed Vista’s proposal and concluded that the proposal was not acceptable. The Board of Directors instructed Apptio management and Qatalyst Partners to inform Vista that the Board of Directors would not accept Vista’s proposal. The Board of Directors directed Apptio management and Qatalyst Partners to continue to work with the participants remaining in the strategic process to obtain a higher bid more reflective of Apptio’s intrinsic value. The Board of Directors then discussed the Management Projections prepared by Apptio management. Following such discussion, a representative of Wilson Sonsini discussed with the Board of Directors its fiduciary duties in connection with a sale of Apptio, and as part of such discussion, the Board of Directors determined that no member of the Board of Directors had a conflict with Vista that would prevent him or her from exercising its fiduciary duties in connection with a sale of Apptio.

Also on the same day, Mr. Gupta spoke with a representative of Party E who indicated that Party E was seriously interested in a potential transaction with Apptio, and that although Party E had potential timing constraints, Party E was attempting to prioritize a management meeting. Representatives of Party E were also granted access to a virtual data room to support their due diligence review of Apptio. In subsequent communications, representatives of Qatalyst Partners and Party E agreed to hold the management presentation on November 5, 2018.

Between November 4, 2018 and November 5, 2018 representatives of Qatalyst Partners had telephone calls with representatives of Vista, during which calls, Qatalyst Partners informed Vista that $34 per share was not a proposal that the Board of Directors was prepared to accept, and Vista advised representatives of Qatalyst Partners that Vista was reviewing its valuation of Apptio, but that in any event, there would be no transaction if the parties have not executed a merger agreement by the end of the week of November 5, 2018.

On November 5, 2018, Apptio held a management presentation for various representatives of Party E with representatives of Qatalyst Partners present. Messrs. Gupta and Shintaffer presented to Party E regarding business, financial and technical aspects of Apptio. Representatives of Party E advised that they would reach out to Qatalyst Partners to discuss next steps.

On November 6, 2018, the Board of Directors held a special meeting with members of Apptio management, and representatives of Qatalyst Partners and Wilson Sonsini in attendance. A representative of Qatalyst Partners reviewed certain financial aspects of the $34 per share price reflected in Vista’s November 2nd proposal. Representatives of Qatalyst Partners updated the Board of Directors that Qatalyst Partners had, at the direction of the Board of Directors, advised Vista that $34 per share was unacceptable, that Vista was assessing its valuation of Apptio, and that Vista had informed Qatalyst Partners that there would be no deal if Apptio could not agree to terms with Vista before the end of the week of November 5, 2018. Representatives of Qatalyst Partners further updated the Board of Directors that there had been a management meeting with Party E on November 5, 2018 and that Qatalyst Partners and Apptio management were waiting to hear from Party E regarding a proposal to potentially acquire Apptio. The Board of Directors engaged in substantive discussions regarding the options available to Apptio in light of Vista’s $34 per share proposal, the uncertainty regarding whether Party E would deliver a proposal to acquire Apptio, and the Management Projections that reflected the review by the Board of Directors from the November 3, 2018 meeting of the Board of Directors. Following such discussion, representatives of Qatalyst Partners left the meeting and representatives of Wilson Sonsini advised the Board of Directors of its fiduciary duties in connection with a sale of Apptio. The Board of Directors also reviewed the information provided by Qatalyst Partners and determined that there were no conflicts of interest with respect to Qatalyst Partners’ engagement by Apptio as its financial advisor, including rendering a fairness opinion in connection with the Merger. Following such discussion, the Board of Directors indicated to Apptio management that it should target a proposal valuing Apptio at $40 per share, but that the Board of Directors would be willing to evaluate and deliberate if Apptio management or Qatalyst Partners received an offer that was reasonably close thereto.

On the same day, following discussions and communications between Qatalyst Partners and Vista in which representatives of Qatalyst Partners informed Vista that the Board of Directors was not prepared to accept a proposal with a purchase price of less than $40 per share, Vista informed Qatalyst Partners that it was not prepared to offer $40 per share to acquire Apptio, and that Vista’s final offer to acquire Apptio was $38 per share, and that such an offer was conditioned on the Merger Agreement (1) containing the following key terms: (a) a go-shop period of 30 days, (b) a termination fee of 3.0% of the equity value of Apptio in the event of entry by Apptio into an alternative proposal, or 1.5% of the equity value of Apptio in the event of entry by Apptio into an alternative proposal during the “go-shop period, (c) a limitation on Vista’s liability in connection with the proposed acquisition of Apptio equal to 7.0% of the equity value of Apptio, and (d) a limitation on Apptio’s liability in connection with the proposed acquisition of Apptio equal to 3.0% of the equity value of Apptio, and (2) otherwise reflecting largely the same terms that were set forth in the initial draft prepared by Kirkland and delivered to Qatalyst Partners on November 2, 2018. The key terms of the Merger Agreement reflected in Vista’s “final offer” were consistent with Apptio’s proposals on such terms that had previously been communicated to Vista through Qatalyst Partners, except that (i) Apptio preferred for the go-shop period to be 45 days and (ii) the 1.5% go-shop break-fee was higher than the 1.25% go-shop break-fee proposed by Apptio.

Later that same day, the Board of Directors held a second special meeting to discuss Vista’s new proposal, with members of Apptio management, and representatives of Qatalyst Partners and Wilson Sonsini in attendance. A representative of Qatalyst Partners updated the Board of Directors that Vista agreed to $38 per share only following extensive discussions and negotiations with Qatalyst Partners, and that Vista’s proposal was conditioned on the Merger Agreement containing the key terms and features described in the immediately preceding paragraph. Qatalyst Partners reviewed with the Board of Directors certain financial aspects of Vista’s $38 per share proposal. The Board asked Qatalyst Partners for an update regarding the remaining participants in the strategic process and representatives of Qatalyst Partners advised that Party E was the only party remaining, but that Party E had not yet provided any formal response following the completion of the meeting the previous day between Party E and Apptio management. The Board of Directors engaged in a substantive discussion regarding Vista’s revised offer, and informed Apptio management that the Board of Directors supported Vista’s offer at $38 per share, with the Merger Agreement reflecting the key terms outlined in Vista’s final offer as described in the immediately preceding paragraph. A representative of Wilson Sonsini led the Board of Directors through a discussion of its fiduciary duties in a sale of Apptio and the steps that remained to sign the Merger Agreement. The Board of Directors directed Apptio management to instruct Wilson Sonsini to deliver (i) a revised draft of the Merger Agreement that reflected the key terms outlined in Vista’ final offer and other customary modifications as necessary in the judgment of Wilson Sonsini and (ii) revised ancillary transaction documents to Kirkland.

On November 7, 2018, a representative of Party E called a representative of Qatalyst Partners to convey that Party E was impressed by Apptio and its technology, but that it would need weeks to conduct additional diligence before it would be in a position make an offer to acquire Apptio.

On November 7, 2018, Wilson Sonsini delivered revised drafts of the Merger Agreement and ancillary transaction documents to Kirkland. The revised draft of the Merger Agreement delivered by Wilson Sonsini, among other things, (1) updated the termination fee, go-shop break fee and limitation of Vista liability provisions to reflect the key terms set forth in Vista’s “final offer” on November 6, 2018 as approved by the Board of Directors, (2) prohibited Vista (from the date of the Merger Agreement until the effective time of Merger) from making or entering into or agreeing to enter into any arrangement or understanding with any executive officer of Apptio regarding any continuing employment or consulting relationship with the Surviving Corporation, except to the extent approved by the Board of Directors, (3) modified certain limitations with respect to Apptio’s no-shop obligations and (4) provided additional flexibility for the operation of Apptio’s business operations in the period between the signing of the Merger Agreement and the consummation of the Merger.

Between November 7, 2018 and November 9, 2018, the parties and representatives of Wilson Sonsini and Kirkland negotiated and finalized the remaining open issues in the Merger Agreement, and representatives of Wilson Sonsini and Kirkland also finalized the ancillary transaction documents.

In addition, Vista, assisted by Deloitte and Kirkland, conducted confirmatory due diligence on topics including legal, accounting and tax. To support their due diligence, additional information was uploaded to the virtual data room for their review.

On November 9, 2018, the Board of Directors held a special meeting to consider the terms of the proposed transaction with members of Apptio management and representatives of Qatalyst Partners and Wilson Sonsini in attendance. Representatives of Wilson Sonsini addressed the Board of Directors’ fiduciary duties in connection with a sale of Apptio, summarized the strategic process led by Apptio management with the assistance of Qatalyst Partners, reviewed the terms of the draft Merger Agreement circulated prior to the Board of Directors meeting, and led the Board of Directors through a discussion regarding the resolutions it would adopt to approve the Merger Agreement and the Merger. Qatalyst Partners then reviewed its financial analysis of the merger consideration to be received holders of shares of Apptio common stock and rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of November 9, 2018 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Apptio common stock (other than Excluded Shares, which include, for example, shares of common stock owned by Apptio stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL), other than Vista or any affiliates of Vista, was fair, from a financial point of view, to such holders. For more information about Qatalyst Partners’ opinion, see below under the caption “The Merger—Fairness Opinion of Qatalyst Partners LP”. After discussing potential reasons for and against the proposed transaction (see below under the caption “The Merger—Recommendations of the Board of Directors and Reasons for the Merger”), the Board of Directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were fair to, advisable and in the best interests of Apptio and its stockholders. The Board of Directors therefore adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and recommended that Apptio’s stockholders vote to approve the Merger Agreement at any meeting of stockholders to be called for the purposes of acting thereon

On the evening of Friday, November 9, 2018, the parties executed the Merger Agreement and the related agreements in connection with the transaction, and issued a joint press release on the evening of Sunday, November 11, 2018 announcing the transaction.

On November 12, 2018, at the direction of the Board of Directors, representatives of Qatalyst Partners began contacting potential counterparties to an alternative transaction with Apptio in connection with the go-shop period. During the go-shop period, which expired at 12:00pm Pacific time on December 9, 2018, representatives of Qatalyst Partners contacted 17 strategic parties and 21 financial sponsors in connection with the go-shop period; two of these parties entered into confidentiality agreements with Apptio. Ultimately, all contacted parties declined to pursue an alternative transaction with Apptio.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors has unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Apptio and its stockholders; and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the adoption the Merger Agreement; and (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with the Apptio management, its financial advisor and its outside legal counsel. In recommending that stockholders vote in favor of adoption of the Merger Agreement, the Board of Directors considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

•

The Board of Directors’ belief that the all-cash Per Share Merger Consideration provides certainty of value and liquidity to stockholders, while eliminating the effect of long-term business and execution risk to stockholders;

•	The relationship of the Per Share Merger Consideration to the trading price of the common stock, including that the Per Share Merger Consideration constituted a premium of:

•	approximately 53% to the closing price of the common stock on November 9, 2018, the last full trading day prior to public announcement of Apptio’s entry into the Merger Agreement; and

•	approximately 25% to the last twelve months average share price, ending on November 8, 2018.

•

The Board of Directors’ belief that, based on negotiations and discussions with Vista, the Per Share Merger Consideration represented the highest price that Vista was willing to pay and the highest price per share value reasonably obtainable, each as of the date of the Merger Agreement.

•

The Board of Directors’ understanding of Apptio’s business and operations, and its current and historical results of operations, financial prospects and condition, including, more generally, the present competitive environment and business climate of the SaaS industry.

•

The perceived risks and benefits of a variety of strategic alternatives for Apptio, including: (1) the continuation of Apptio’s business plan as an independent enterprise; (2) modifications to Apptio’s strategy; (3) potential expansion opportunities into new business lines through acquisitions and combinations of Apptio with other businesses; and (4) the competitive landscape and the dynamics of the market for Apptio’s products and technology.

•

The assessment that other alternatives were not reasonably likely to create greater value for stockholders than the Merger, taking into account execution risks as well as business, competitive, industry and market risks.

•	The multiples to revenues implied by the Per Share Merger Consideration.

•	The Board of Directors’ consideration of Apptio’s strategic and financial alternatives, including that:

•	12 different parties and potential buyers, including Vista, were contacted or solicited during the process in an effort to obtain the best value reasonably available to stockholders; and

•

Of these parties, Vista was the only one that made a formal, written offer to acquire Apptio, and only two other parties made verbal proposals to Apptio through Qatalyst Partners, the highest of which was for a price per share “in the low $30s”.

•

The risk that prolonging the process in an effort to obtain additional offers at higher prices prior to executing a definitive agreement with Vista could have resulted in the loss of a favorable opportunity to successfully consummate the transaction with Vista, and was unlikely to yield a proposal that would be a material improvement to Vista’s proposal, especially in light of the “go-shop” provision.

•

The oral opinion of Qatalyst Partners, subsequently confirmed in writing, to the effect that, as of November 9, 2018 and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such written opinion, the Per Share Merger Consideration to be received pursuant to, and in accordance with, the Merger Agreement by the holders of shares of Apptio common stock (other than Excluded Shares, which include, for example, shares of common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL), other than Parent or any affiliate of Parent, was fair, from a financial point of view, to such holders, as more fully described below under the section of this proxy statement captioned “—Fairness Opinion of Qatalyst Partners.” The full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

•

The Management Projections, prepared by our management and more fully described below under the caption “ —Management Projections.” The Management Projections were the only financial forecasts with respect to Apptio reviewed by the Board of Directors and provided to Qatalyst Partners by Apptio management and approved by the Board of Directors for use by Qatalyst Partners for the purposes of the opinion described in the preceding paragraph.

•	The terms of the Merger Agreement and the related agreements, including:

•

That the Company also has the right pursuant to a customary 30-day “go-shop” period beginning on November 9, 2018 and continuing until 12:00 p.m. Pacific time on December 9, 2018 to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals;

•	Apptio’s ability, under certain circumstances after the No Shop Period Start Date, to furnish information to and conduct negotiations with third parties regarding Acquisition Proposals;

•

That the equity financing contemplated by the Equity Commitment Letter provided in favor of Parent was sufficient to fund the aggregate purchase price and, together with cash on hand at Apptio, to pay the fees and expenses required to be paid at the Closing of the Merger by Apptio, Parent and Merger Sub contemplated by the Merger Agreement, and that Apptio is a named third party beneficiary of the Equity Commitment Letter;

•

The ability of the parties to consummate the Merger, including the fact that Parent’s obligation to complete the Merger is not conditioned upon, nor limited by, the receipt of third-party debt financing or the completion of any marketing period;

•

Apptio’s entitlement to specific performance to cause the equity financing contemplated by the Equity Commitment Letter to be funded, whether or not Vista is able to procure any debt to finance the transaction;

•

Apptio’s ability to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions of the Merger Agreement and paying Parent a termination fee of either (1) $29.07 million if the Merger Agreement is terminated prior to the No Shop Period Start Date or (2) $58.14 million if the Merger Agreement is terminated after the No Shop Period Start Date;

•

The fact that the Board of Directors believed that the termination fee of either (1) $29.07 million if the Merger Agreement is terminated prior to the No Shop Period Start Date or (2) $58.14 million if the Merger Agreement is terminated after the No Shop Period Start Date, which is approximately 1.5% and 3%, respectively, of Apptio’s implied equity value in the Merger, is reasonable, in each case is within the market averages for such a fee, and is not preclusive of other offers;

•	Apptio’s entitlement to specific performance to prevent breaches of the Merger Agreement; and

•

The fact that Vista Fund VI provided a limited guaranty in favor of Apptio that guarantees the payment of all of the liabilities and obligations of Parent and Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $135.66 million plus the Reimbursement Obligations (as described in the below section captioned “—Financing of the Merger”).

•	The likelihood of satisfying the conditions to complete the Merger and the likelihood that the Merger will be completed;

•

The Board of Directors’ view that the Merger Agreement (1) was the product of arms’-length negotiations, (2) contained terms and conditions which were favorable to Apptio and (3) was the result of a competitive solicitation process; and

•

The Board of Directors’ view that the terms of the Merger Agreement would be unlikely to deter interested third parties from making a Superior Proposal, including the Merger Agreement’s terms and conditions as they relate to changes in the recommendation of the Board of Directors (see the sections captioned in this proxy statement “Proposal 1: Adoption of the Merger Agreement—The “Go Shop” Period—Solicitation of Other Offers”, “Proposal 1: Adoption of the Merger Agreement—The “No Shop” Period—No Solicitation of Other Offers” and “Proposal 1: Adoption of the Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Changes”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):

•

The risks and costs to Apptio if the Merger does not close, including the diversion of management and employee attention, and the potential effect on our business and relationships with customers and suppliers.

•

The fact that stockholders will not participate in any future earnings or growth of Apptio and will not benefit from any appreciations in value of Apptio, including any appreciation in value that could be realized as a result of improvements to our operations or future strategic or other transactions by Apptio.

•

The requirement that Apptio pay Parent a termination fee, under certain circumstances following termination of the Merger Agreement, including if the Board of Directors terminates the Merger Agreement to accept a Superior Proposal, of either (1) $29.07 million if the Merger Agreement is terminated prior to the No Shop Period Start Date or (2) $58.14 million if the Merger Agreement is terminated after the No Shop Period Start Date.

•

The restrictions on the conduct of Apptio’s business prior to the consummation of the Merger, including the requirement that we conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent Apptio from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Apptio might have pursued.

•	The fact that an all cash transaction would be taxable to Apptio’s stockholders that are U.S. persons for U.S. federal income tax purposes.

•	The fact that under the terms of the Merger Agreement, Apptio is unable to solicit other Acquisition Proposals after the No Shop Period Start Date until the consummation of the Merger.

•

The significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Apptio management required to complete the Merger, which may disrupt our business operations.

•	The fact that Apptio’s business, sales operations and financial results could suffer in the event that the Merger is not consummated.

•	The risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of the common stock.

•	The fact that the completion of the Merger will require antitrust clearance in the United States.

•

The fact that Apptio’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Apptio’s stockholders (see below under the caption “—Interests of Apptio’s Directors and Executive Officers in the Merger”).

•

The fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to Apptio’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers and may divert employees’ attention away from Apptio’s day-to-day business operations.

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The Board of Directors unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement based upon the totality of the information presented to and considered by the Board of Directors.

Fairness Opinion of Qatalyst Partners

Apptio retained Qatalyst Partners to act as financial advisor to our Board of Directors in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Apptio common stock, other than Parent or any affiliates of Parent, was fair, from a financial point of view, to such holders. Apptio selected Qatalyst Partners to act as Apptio’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation, its knowledge of Apptio’s business and the industry in which Apptio operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of our Board of Directors on November 9, 2018, Qatalyst Partners rendered to our Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of November 9, 2018 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Apptio common stock, other than Parent or any affiliates of Parent, was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated November 9, 2018, to our Board of Directors.

The full text of the opinion of Qatalyst Partners, dated as of November 9, 2018, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our Board of Directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Apptio common stock, other than Parent or any affiliates of Parent, to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation to any Apptio stockholder as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Apptio common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex B.

For purposes of the opinion set forth therein, Qatalyst Partners reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of Apptio. Qatalyst Partners also reviewed certain forward-looking information relating to Apptio prepared by senior management of Apptio, including the Management Projections, described more fully below. Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Apptio with senior management of Apptio. Qatalyst Partners also reviewed the historical market prices and trading activity for Apptio common stock and compared the financial performance of Apptio and the prices and trading activity of Apptio common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as it deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Apptio. With respect to the Management Projections, Qatalyst Partners was advised by Apptio’s management, and Qatalyst Partners assumed, that the Management Projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Apptio of the future financial performance of Apptio and other matters covered thereby. Qatalyst Partners assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Apptio or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Apptio or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Apptio as to the existing and future technology and products of Apptio and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice. Qatalyst Partners’ opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which the shares of Apptio common stock will trade at any time.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion did not address the underlying business decision of Apptio to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Apptio. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Apptio common stock, other than Parent or any affiliates of Parent, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Apptio or any of its affiliates, or any class of such persons, relative to such consideration at any time.

The following is a summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated November 9, 2018. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections (“Analyst Projections”) and the Management Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of per share values for Apptio common stock as of September 30, 2018 by:

•	adding:

a)

the implied net present value of the estimated future unlevered free cash flows of Apptio, based on the Management Projections, for the fourth quarter of calendar year 2018 through calendar year 2022 (which implied present value was calculated by using a range of discount rates of 10.0% to 13.0%, based on an estimated weighted average cost of capital for Apptio);

b)

the implied net present value of a corresponding terminal value of Apptio, calculated by multiplying the estimated unlevered free cash flow in calendar year 2023 based on the Management Projections (assuming an effective tax rate of 20.0%, as provided by Apptio management, and which tax rate excludes the effect of Apptio’s estimated remaining tax attributes for 2023, as such tax attributes were separately valued, as described in item (c) below), by a range of multiples of enterprise value to next-twelve-months estimated unlevered free cash flow of 20.0x to 30.0x selected by Qatalyst Partners based on its professional judgement, and discounted to present value using the same range of discount rates used in item (a) above;

c)

the implied net present value of Apptio’s forecasted tax attributes outstanding as of December 31, 2022 based on the Management Projections (which implied present value was calculated by using the same range of discount rates used in item (a) above and the statutory tax rate applicable to Apptio, as provided by Apptio’s management); and

d)

Apptio’s cash net of the face value of outstanding convertible debt and capital leases, as of September 30, 2018, as reported on Apptio’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2018 (“Apptio 10-Q”); and

•

dividing the resulting amount by the number of fully-diluted shares of Apptio common stock (calculated utilizing the treasury stock method), adjusted for restricted stock units, performance stock units, and stock options, outstanding as of November 6, 2018, but excluding an estimate of the number of shares of Apptio common stock subject to purchase on November 30, 2018 under Apptio’s ESPP (as defined below), all of which amounts were provided by Apptio’s management (the “Fully Diluted Shares”), assuming net share settlement of in-the-money convertible debt, and applying a dilution factor of approximately 12%, as projected by Apptio management, to reflect the dilution to current stockholders over the projected period due to the effect of future equity compensation grants.

Based on the calculations set forth above, this analysis implied a range of per share values for Apptio common stock of approximately $28.88 to $44.25.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for Apptio with publicly available information and public market multiples for selected companies. The companies used in this comparison are listed below, and were selected by Qatalyst Partners in its professional judgment, based on factors including, among other things, that they are publicly traded companies in similar lines of business to Apptio, having a similar business model, having similar financial performance, or having other relevant or similar characteristics.

Selected Companies	CY19E Revenue Multiples
Dropbox, Inc.	6.4x
The Ultimate Software Group, Inc.	6.0x
RealPage, Inc.	5.4x
Box, Inc.	4.1x
Five9, Inc.	10.4x
Avalara, Inc.	6.9x
Workiva Inc.	6.9x
SurveyMonkey Inc.	5.9x
Instructure, Inc.	4.7x
MINDBODY, Inc.	4.7x

Based upon the Analyst Projections as of November 8, 2018 for calendar year 2019, and using the closing prices as of November 8, 2018 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully-diluted enterprise value divided by the estimated consensus revenue for calendar year 2019 (the “CY2019E Revenue Multiples”) for each of the selected companies.

The CY2019E Revenue Multiple for Apptio was 4.3x based on the Analyst Projections, and the fully-diluted enterprise value of Apptio was calculated using the closing price of Apptio as of November 8, 2018.

Based on an analysis of the CY2019E Revenue Multiples for each of the selected companies, Qatalyst Partners selected a representative range of 4.0x to 7.0x and applied this range to Apptio’s estimated calendar year 2019 revenue based on each of the Analyst Projections and the Management Projections. In addition, for the purpose of this analysis, Qatalyst Partners calculated Apptio’s enterprise value assuming Apptio’s cash net of outstanding convertible debt and capital leases as of September 30, 2018, as reflected in the Apptio 10-Q. Based on the calculations set forth above, the Fully Diluted Shares and assuming net share settlement of in-the-money convertible debt, this analysis implied a range of per share values for Apptio common stock of approximately $24.01 to $39.57 based on the Analyst Projections and approximately $24.10 to $39.73 based on the Management Projections.

No company included in the selected companies analysis is identical to Apptio. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Apptio, such as the impact of competition on Apptio’s business and the industry in general, industry growth and the absence of any material adverse change in Apptio’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared 28 selected public SaaS transactions announced between January 2011 and November 2018. These transactions are listed below:

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple
03/20/18	MuleSoft, Inc.	salesforce.com, inc.	21.8x	15.7x

10/15/18	SendGrid, Inc.	Twilio Inc.	14.3x	11.5x

09/18/14	Concur Technologies, Inc.	SAP SE	12.6x	10.2x

07/28/16	NetSuite Inc.	Oracle Corporation	11.8x	9.1x

06/01/16	Demandware, Inc.	salesforce.com, inc.	11.2x	8.9x

12/03/11	SuccessFactors, Inc.	SAP SE	10.2x	8.7x

01/29/18	Callidus Software Inc.	SAP SE	9.8x	8.3x

12/20/12	Eloqua, Inc.	Oracle Corporation	9.8x	8.2x

12/17/17	Aconex Limited	Oracle Corporation	9.4x	8.1x

05/22/12	Ariba, Inc.	SAP SE	8.8x	7.8x

06/13/16	LinkedIn Corporation	Microsoft Corporation	8.1x	6.7x

12/20/13	Responsys, Inc.	Oracle Corporation	8.1x	6.9x

04/18/16	Cvent, Inc.	Vista Equity Partners	8.0x	6.5x

06/04/13	ExactTarget, Inc.	salesforce.com, inc.	7.9x	6.5x

04/28/16	Textura Corporation	Oracle Corporation	7.6x	6.1x

08/01/16	Fleetmatics Group PLC	Verizon Communications Inc.	7.6x	6.3x

05/31/16	Marketo, Inc.	Vista Equity Partners	7.5x	5.9x

10/24/11	RightNow Technologies, Inc.	Oracle Corporation	7.4x	6.2x

02/09/12	Taleo Corporation	Oracle Corporation	6.3x	5.3x

05/30/17	Xactly Corporation	Vista Equity Partners	5.5x	4.5x

06/15/15	DealerTrack Technologies, Inc.	Cox Automotive, Inc.	4.9x	4.1x

05/18/16	inContact, Inc.	NICE-Systems Ltd.	4.2x	3.6x

08/27/12	Kenexa Corporation	International Business Machines Corporation	4.0x	3.3x

07/01/11	Blackboard Inc.	Providence Equity Partners LLC	3.7x	3.2x

05/02/16	Opower, Inc.	Oracle Corporation	3.6x	3.3x

08/31/16	Interactive Intelligence Group, Inc.	Genesys Telecommunications Laboratories, Inc.	3.4x	3.2x

12/06/16	Intralinks Holdings, Inc.	Synchronoss Technologies, Inc.	2.9x	2.7x

11/02/15	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	2.6x	2.3x

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of (a) the revenue of the target company for the last twelve-month period (“LTM Revenue Multiple”), and (b) the revenue of the target company for the next-twelve month period (“NTM Revenue Multiple”), as reflected in certain publicly available financial statements, research analyst reports and press releases.

Based on an analysis of the LTM Revenue Multiple for each of the selected transactions, and the application of its professional judgment, Qatalyst Partners selected a representative range of 6.0x to 10.0x and applied that range to Apptio’s revenue for the last twelve-month period ended on September 30, 2018, as provided by Apptio’s management. Based on the calculations set forth above, the Fully Diluted Shares and assuming cash settlement of outstanding convertible debt, this analysis implied a range of per share values for Apptio common stock of approximately $29.21 to $45.76.

Based on an analysis of the NTM Revenue Multiple for each of the selected transactions, and the application of its professional judgment, Qatalyst Partners selected a representative range of 5.0x to 8.5x and applied that range to Apptio’s estimated revenue for the next twelve-month period ending on September 30, 2019 reflected in the Analyst Projections as of November 8, 2018. Based on the calculations set forth above, the Fully Diluted Shares and assuming cash settlement of outstanding convertible debt, this analysis implied a range of per share values for Apptio common stock of approximately $28.27 to $45.07.

No company or transaction utilized in the selected transactions analysis is identical to Apptio or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond Apptio’s control, such as the impact of competition on Apptio’s business or the industry generally, industry growth and the absence of any material adverse change in Apptio’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by our Board of Directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Apptio. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Apptio’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Apptio common stock, other than Parent or any affiliates of Parent, to such holders. This analysis does not purport to be an appraisal or to reflect the price at which Apptio common stock might actually trade at any time.

Qatalyst Partners’ opinion and its presentation to our Board of Directors was one of many factors considered by our Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our Board of Directors with respect to the Merger

Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Apptio common stock, other than Parent or any affiliates of Parent, or of whether our Board of Directors would have been willing to agree to different consideration. The Merger Consideration payable in the Merger was determined through arm’s-length negotiations between Apptio and Parent and was unanimously approved by our Board of Directors. Qatalyst Partners provided advice to Apptio during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Apptio or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Apptio, Parent or certain of their respective affiliates. Other than as set forth below, during the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Apptio or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates, other than a fee of approximately $7 million received by an affiliate of Qatalyst Partners in connection with acting as financial advisor to Vista, an affiliate of Parent, in connection with Vista’s acquisition of iCIMS, Inc. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Apptio, Parent or Vista and their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Qatalyst Partners provided Apptio with financial advisory services in connection with the proposed Merger for which it will be paid approximately $29 million, $3 million of which was payable upon the delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the consummation of the Merger. Apptio has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Apptio has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Management Projections

In connection with the strategic process as described in this proxy statement, Apptio management made available a set of financial projections for the fourth quarter of 2018 and calendar years 2019-2023 (the “Management Projections”) for use in connection with the financial analyses performed by Qatalyst Partners in connection with delivering its fairness opinion to the Board of Directors. The Management Projections were also presented to the Board of Directors in connection with its consideration of the Merger and other strategic alternatives to it and were referred to by Qatalyst Partners in their advice to the Board of Directors during the strategic review process. The Management Projections were the only financial forecasts with respect to Apptio reviewed by the Board of Directors and provided by Apptio management and approved by the Board of Directors for use by Qatalyst Partners in performing its financial analysis during the strategic review process. A subset of the Management Projections were delivered to Vista to assist with its due diligence review.

The following table presents the Management Projections:

	(dollars in millions)
	Q4FY2018E	FY2019E	FY2020E	FY2021E	FY2022E	Terminal FY2023E
Subscription Revenue	$51	$234	$282	$341	$415	$501
Total Revenue	$63	$273	$324	$384	$458	$546
Non-GAAP Gross Profit (1)	$46	$201	$244	$300	$360	$431
Non-GAAP Operating Income (1)	$3	$18	$35	$54	$73	$99
Unlevered Free Cash Flow (2)	$2	$32	$56	$78	$99	$109

(1)

Non-GAAP Gross Profit and Non-GAAP Operating Income are calculated to exclude stock-based compensation expense, acquisition-related expenses and purchase accounting adjustments, and amortization of acquisition-related intangible assets

(2)

Unlevered Free Cash Flow is calculated as Non-GAAP Operating Income less (i) cash taxes, less (ii) capital expenditures, plus (iii) depreciation expense, plus (iv) amortization of deferred commissions, and less (v) investment in working capital. The Unlevered Free Cash Flow in terminal year 2023 assumes an effective tax rate of 20.0%.

The Management Projections were developed by Apptio management without giving effect to the Merger and the other transactions contemplated by the Merger Agreement, and therefore the Management Projections do not give effect to the Merger and the other transactions contemplated by the Merger Agreement or any changes to our operations or strategy that may be implemented after the consummation of the Merger, including any costs incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context

Apptio does not as a matter of course make public long-term projections as to its future financial performance. The Management Projections are included herein because (1) a subset of the Management Projections was made available to Vista in connection with its due diligence review; (2) the Management Projections were made available to Qatalyst Partners by Apptio management and approved by the Board of Directors for use in connection with its financial analysis as described in the section of this proxy statement captioned “—Fairness Opinion of Qatalyst Partners” and (3) the Management Projections were made available to the Board of Directors in connection with its consideration of the Merger and other strategic alternatives available to Apptio. The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or GAAP, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Apptio management, the Management Projections have been reasonably prepared by Apptio management on bases reflecting the best currently available estimates and judgments of Apptio management of the future financial performance of Apptio and other matters covered thereby. However, the information contained in the Management Projections is not fact and should not be relied upon as being necessarily indicative of future results.

Although the Management Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by Apptio management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Management Projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, Apptio’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in Apptio’s reports filed with the SEC. There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than forecast. The Management Projections cover several years and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by Apptio’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change. The Management Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that Apptio, Qatalyst Partners, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections herein should not be deemed an admission or representation by Apptio that Apptio views such Management Projections as material information; in fact Apptio views the Management Projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by Apptio or any other person regarding the Management Projections or Apptio’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about us contained in Apptio’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections.

Neither Apptio’s independent auditor nor any other independent accountant has compiled, examined, or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Subscription Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Income and Unlevered Free Cash Flow contained in the Management Projections set forth above, are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The summary of such information above is included solely to give stockholders access to the information that was made available to Qatalyst Partners, Vista and Apptio’s Board of Directors, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Apptio common stock.

In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Apptio does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

Interests of Apptio’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, among other matters, to the extent that they existed at the time, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders. These interests are described in more detail and, where applicable, are quantified in the narrative below.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Except as approved by the Board of Directors, from the date of the Merger Agreement, to the earlier of the termination of the Merger Agreement or the Effective Time, Parent and Merger Sub covenant not to, and covenant to not permit any of their subsidiaries or respective affiliates to, authorize, make or enter into, any arrangements or understandings (formal or informal, binding or otherwise) with any executive officer of Apptio (1) regarding any continuing employment or consulting relationship with the Surviving Corporation or (2) pursuant to which any such executive officer would be entitled to receive consideration of a different amount or nature than Apptio stockholders, or (3) pursuant to which any such executive officer (directly or indirectly) would agree to provide equity investment to finance any portion of the Merger. Prior to and following the closing of the Merger, however, certain of our executive officers may have discussions, and following the closing of the Merger, may enter into agreements with, Parent or Merger Sub, their subsidiaries or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Insurance and Indemnification of Directors and Executive Officers

The Surviving Corporation and Parent will indemnify, defend and hold harmless, and advance expenses to current or former directors, officers and employees of Apptio with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby), to the fullest extent that Apptio would be permitted by applicable law and to the fullest extent required by the organizational documents of Apptio or its subsidiaries as in effect on the date of the Merger Agreement. Parent will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the current or former directors, officers and employees of Apptio and its subsidiaries than those set forth in Apptio’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify these provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors, officers and employees of Apptio and its subsidiaries.

The Merger Agreement also provides that prior to the Effective Time, Apptio may purchase a six-year prepaid “tail” policy on the same terms and conditions as Parent would be required to cause the Surviving Corporation and its subsidiaries to purchase as discussed below. Apptio’s ability to purchase a “tail” policy is subject to a cap on the premium equal to 300% of the aggregate annual premiums currently paid by the Apptio for its existing directors’ and officers’ liability insurance and fiduciary insurance for its last full fiscal year. If Apptio does not purchase a “tail” policy prior to the Effective Time, for at least six years after the Effective Time, Parent will (1) cause the Surviving Corporation and its other subsidiaries to maintain in full force and effect, on terms and conditions no less advantageous to the current or former directors, officers and employees of Apptio and its subsidiaries, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Apptio as of the date of the Merger Agreement; and (2) not, and will not permit the Surviving Corporation or its other subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement. The obligation of Parent or the Surviving Corporation, as applicable, is subject to an annual premium cap of 300% of the aggregate annual premiums currently paid by Apptio for such insurance, but Parent or the Surviving Corporation will purchase as much of such insurance coverage as possible for such amount. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”

Treatment of Company Options, Company RSUs, and Company PSUs

The Company from time to time has granted awards under Apptio’s 2007 Stock Plan, 2011 Executive Equity Incentive Plan, or 2016 Equity Incentive Plan (the “Company Equity Plans”), of options to purchase shares of our common stock (a “Company Option”), restricted stock units covering shares of our common stock (a “Company RSU”), and performance-based restricted stock units covering shares of our common stock (a “Company PSU”).

As of December 6, 2018, there were 2,173,053 shares of common stock subject to outstanding Company Options, 412,557 shares of common stock subject to outstanding Company RSUs, and 74,500 shares of common stock subject to outstanding Company PSUs (at target and maximum), in each case, held by our directors and executive officers, as a group.

At the Effective Time, each Company Option, Company RSU, and Company PSU that is unexpired, unexercised, outstanding and vested as of immediately before the Effective Time or that vests solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Award”) will be cancelled and automatically converted into the right to receive a cash amount equal to the product of: (1) the total number of shares of common stock subject to the Vested Award, multiplied by (2) $38.00 (or, for each Company Option, the excess, if any, of $38.00 over the Company Option’s per share exercise price), subject to any required tax withholdings (the “Vested Award Cash-out Payment”).

At the Effective Time, each Company Option, Company RSU, and Company PSU that is unexpired, unexercised, and outstanding as of immediately before the Effective Time that is not a Vested Award (each, an “Unvested Award”) will be cancelled and automatically converted into the right to receive the Cash Replacement Amount, subject to the vesting conditions described below. The Cash Replacement Amount will be equal to the product of: (1) the total number of shares of common stock subject to the Unvested Award, multiplied by (2) $38.00 (or, for each Company Option, the excess, if any, of $38.00 over the Company Option’s per share exercise price), subject to any required tax withholdings. For these purposes, the total number of shares of common stock subject to each Company PSU will be (x) 100% of the target number of shares subject to the Company PSU, if the Effective Time occurs before December 31, 2018, or (y) if the Effective Time occurs on or after December 31, 2018, then 100% of the number of shares subject to the Company PSU that become eligible to vest upon measurement, by the Board of Directors or its Compensation Committee on or before the date of the Closing of the Merger, of actual performance achieved against the relevant performance criteria under the applicable Company PSU agreement. The Cash Replacement Amount will be subject to the same vesting conditions (including continued service requirements and any accelerated vesting on specific terminations of employment) that applied to the cancelled Unvested Award in effect immediately before the Effective Time, except for terms rendered inoperative by reason of the Merger or for any applicable administrative or ministerial changes. If the vesting conditions are satisfied, the Cash Replacement Amount generally will be paid at the same time(s) as the cancelled Unvested Award would have vested according to its terms subject to any applicable administrative or ministerial changes.

Any Company Options (whether vested or unvested) with a per share exercise price equal to or greater than $38.00 will be cancelled immediately upon the Effective Time without payment or consideration.

The Company Equity Plans will terminate as of the Effective Time.

Payments Upon Termination At or Following Change in Control

Executive Change in Control Severance Plan

We have entered into a participation agreement with each of our executive officers pursuant to which the executive officer has become a participant in our Executive Change in Control Severance Plan (the “Change in

Control Plan”). Under the Change in Control Plan, if, during the period from the date of our change in control (as defined in the Change in Control Plan and which includes the Merger) until 12 months following the change in control, the executive officer’s employment is terminated by us or Parent (or any parent or subsidiaries of ours or Parent) for any reason other than Cause (as defined in the Change in Control Plan), death or disability, or by him for Good Reason (as defined in the Change in Control Plan), the executive officer will receive the following severance benefits, subject to signing and not revoking a release of claims in our favor and continuing to comply with the release (which includes a requirement for continued compliance with confidentiality obligations, as well as a non-solicitation of employees and non-competition obligation for a period of 12 months following employment termination):

•

a lump sum cash amount equal to 100% (or 150% in the case of Mr. Gupta) of the greater of (a) his annualized base salary as of immediately before termination of his employment and (b) his annualized base salary as of immediately before our change in control; provided, in each case, that if the termination is due to Good Reason based on a material reduction in base salary, then his annualized base salary amount as in effect immediately before the reduction,

•

a lump sum cash amount equal to 100% (or 150% in the case of Mr. Gupta) of the greater of (a) his annualized target bonus amount under the applicable bonus plan as of the fiscal year in which the termination of his employment occurs and (b) his annualized target bonus amount under the applicable bonus plan as of the fiscal year in which our change in control occurs; provided, in each case, that if the termination is due to Good Reason based on a material reduction in target bonus, then such target bonus amount as in effect immediately before the reduction,

•	any earned but unpaid bonus for a previously completed year or fiscal period, and

•	reimbursement of continued health coverage under COBRA for a period of 12 months (or 18 months in the case of Mr. Gupta) following termination.

The table below sets forth, for each of our executive officers, the estimated value of the payments and benefits the executive officer would receive under the Change in Control Plan upon a qualifying termination of employment based on his annualized base salary and annualized target bonus as of December 6, 2018, and the estimated cost of reimbursements for continued coverage under the applicable Apptio health plans.

Name	Salary Severance ($)(1)	Bonus Severance ($)(2)	Other Benefits ($)(3)	Total ($)
Sachin Gupta	562,500	562,500	32,795	1,157,795
Kurt Shintaffer	310,000	186,000	17,976	513,976
Lawrence Blasko	290,000	290,000	21,864	601,864
John Morrow	295,000	118,000	21,864	434,864
Christopher Pick	290,000	130,500	21,864	442,364

(1)	Represents the lump sum cash amount equal to 100% (or 150% in the case of Mr. Gupta) of the executive’s annualized base salary.
(2)	Represents the lump sum cash amount equal to 100% (or 150% in the case of Mr. Gupta) of the executive officer’s annualized target bonus amount under the applicable bonus plan.
(3)	Represents the estimated value of reimbursement of continued health coverage under COBRA for a period of 12 months (or 18 months in the case of Mr. Gupta).

In addition, the Change in Control Plan provides that, if any payment or benefits provided to an executive officer (regardless of whether they are provided under the Change in Control Plan or under any other arrangements) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and therefore would be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (1) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax; or (2) not reduced, whichever, after taking into account all applicable federal, state and local income taxes and the excise tax, results in the applicable executive officer’s receipt, on an after-tax basis, of the greater amount of payments and benefits.

Under the Change in Control Plan, the following definitions are used:

•

“Cause” generally means the occurrence of any of the following: (1) the executive officer’s unauthorized use or disclosure of Apptio’s confidential information or trade secrets, which use or disclosure causes material harm to Apptio; (2) a material breach by the executive officer of any written agreement between the executive officer and Apptio and, after written notification of the breach from Apptio’s board of directors, the executive officer’s failure to cure the breach (if possible) within 30 days of receipt of the notification; (3) the executive officer’s conviction of, or plea of guilty or no contest to, a felony under the laws of the U.S. or any state thereof that has caused or is reasonably expected to result in material injury to Apptio; (4) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or gross misconduct that has caused or is reasonably expected to result in material injury to Apptio; (5) a continuing failure by the executive officer to perform lawful duties assigned by Apptio’s board of directors to the executive officer after receiving notification of the failure from Apptio’s board of directors and the executive officer’s failure to cure the breach within 30 days of receipt of the notification; or (6) a failure by the executive officer to cooperate in good faith with a governmental or internal investigation of Apptio or its directors, officers or employees, if Apptio has requested the executive officer’s cooperation, after written notification of the failure and the executive officer’s failure to cure within 30 days of receipt of the notification.

•

“Good Reason” generally means, the executive officer’s resignation within 90 days following Apptio’s cure period (discussed below) in connection with any of the following events, if not undertaken for Cause, and without the executive officer’s express written consent: (1) an assignment by Apptio or its successor to the executive officer of any duties or a reduction in the executive officer’s duties, either of which results in a material adverse change in the executive officer’s position or responsibilities as in effect immediately prior to a Change in Control; provided, however, that a “material adverse change” will not be deemed to occur if the executive officer has substantially the same responsibilities and duties with respect to Apptio or its successor (or a product, technology or business division or similar group thereof) as in effect immediately prior to a Change in Control or if the executive officer is otherwise performing such responsibilities as the senior person responsible therefor in Apptio or its successor (or a product, technology or business division or similar group thereof); (2) a material reduction in the base salary or bonus opportunity of the executive officer as in effect immediately before the reduction; or (3) a material change in the geographic location at which the executive officer must perform his services, provided that in no instance will the relocation of the executive officer to a facility or a location 25 miles or less from the executive officer’s then-current office location immediately before a Change in Control be deemed material; and (4) the failure of Apptio to obtain assumption of the Change in Control Plan by any successor to Apptio. In order for an event to qualify as Good Reason, the executive officer must not terminate employment with Apptio without first providing Apptio with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of written notice, and such grounds must not have been cured during such time.

Equity Awards Held by Apptio’s Executive Officers and Non-employee Directors

As discussed above, at the Effective Time, each Vested Award (including those held by our executive officers and non-employee directors) will be cancelled and automatically converted into the right to receive the Vested Award Cash-out Payment, and each Unvested Award (including those held by our executive officers) will be cancelled and automatically converted into the right to receive the Cash Replacement Amount, subject to the vesting conditions (including any accelerated vesting on specific terminations of employment) and payment terms described above.

Pursuant to the terms of our 2016 Equity Incentive Plan (the “2016 Plan”), awards granted under the 2016 Plan to non-employee directors will fully vest in the event of a Change in Control (as defined in the 2016 Plan and which includes the Merger). With respect to all other awards granted to our non-employee directors, the award agreements governing the awards provide that the awards fully vest in the event of a Change in Control (as defined in the award agreements and which includes the Merger).

Under the terms of the equity award agreements governing each of the Unvested Awards held by each of the executive officers that were granted before November 6, 2015, in the event of a Change in Control (as defined in the award agreement and which includes the Merger), vesting with respect to 25% of the total number of shares originally subject to the Unvested Award will accelerate immediately before the Change in Control (which, based on each such Unvested Award already being substantially vested in accordance with its vesting schedule, would result in the Unvested Award becoming fully vested).

Under the terms of the equity award agreements governing each of the Unvested Awards held by each of the executive officers that were granted on or after November 6, 2015, if the executive officer’s service is terminated by Apptio or its successor without Cause upon or at any time following a Change in Control (as defined in the award agreement and which includes the Merger), or by the executive officer for Good Reason (as such terms are defined in the award agreement) upon or within 365 days following a Change in Control, then vesting with respect to 100% of the then-unvested shares subject to the Unvested Award will accelerate. Upon such a termination of an executive officer’s service, this accelerated vesting would apply to his Cash Replacement Amounts.

Under the equity award agreements governing the Unvested Awards held by our executive officers granted on or after November 6, 2015, the following definitions are used:

•

“Cause” generally means (1) the executive officer’s unauthorized use or disclosure of Apptio’s confidential information or trade secrets, which use or disclosure causes material harm to Apptio; (2) a material breach by the executive officer of any written agreement between the executive officer and Apptio and, after written notification of the breach from Apptio’s board of directors, the executive officer’s failure to cure the breach (if possible) within 30 days of receipt of the notification; (3) the executive officer’s conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or any state thereof that has caused or is reasonably expected to result in material injury to Apptio; (4) the executive officer’s commission of any act of fraud, embezzlement, dishonesty or gross misconduct that has caused or is reasonably expected to result in material injury to Apptio; (5) a continuing failure by the executive officer to perform lawful duties assigned by Apptio’s board of directors to the executive officer after receiving written notification of the failure from Apptio’s board of directors and the executive officer’s failure to cure the breach within 30 days of receipt of the notification; or (6) a failure by the executive officer to cooperate in good faith with a governmental or internal investigation of Apptio or its directors, officers or employees, if Apptio has requested the executive officer’s cooperation, after written notification of the failure and the executive officer’s failure to cure within 30 days of receipt of the notification.

•

Termination by the executive officer will be deemed to have been for “Good Reason” generally if such termination occurs within 90 days following Apptio’s cure period (discussed below) in connection with any of the following events, if not undertaken for Cause, and without the executive officer’s express written consent: (i) an assignment by Apptio or its successor to the executive officer of any duties or a reduction in the executive officer’s duties, either of which results in a material adverse change in the executive officer’s position or responsibilities as in effect immediately prior to a Change in Control; provided, however, that a “material adverse change” will not be deemed to occur if the executive officer has substantially the same responsibilities and duties with respect to Apptio or its successor (or a product, technology or business division or similar group thereof) as in effect immediately prior to a Change in Control or if the executive officer is otherwise performing such responsibilities as the senior person responsible therefor in Apptio or its successor (or a product, technology or business division or similar group thereof); (ii) a material reduction by Apptio or its successor in the base salary or bonus opportunity of the executive officer as in effect immediately prior to such reduction; or (iii) without the executive officer’s express written consent, a material change in the geographic location at which the Purchaser must perform his services; provided that in no instance will the relocation of the executive officer to a facility or a location 25 miles or less from the executive officer’s then current office location immediately prior to a Change in Control be deemed material for purposes of the equity award agreement. However, the executive officer must provide notice to Apptio of the triggering event within 90 days following the initial existence of the triggering event and provide Apptio a cure period of not less than 30 days following notice.

Equity Interests of Apptio’s Executive Officers and Non-employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards held by each of Apptio’s executive officers and non-employee directors, that are outstanding as of December 6, 2018. The table also sets forth the values of these shares and equity awards, determined as the number of shares multiplied by the Per Share Merger Consideration (minus the applicable per share exercise price for any Company Options). No additional shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Equity Interests of Apptio’s Executive Officers and Non-employee Directors

Name	Shares (#)(1)	Shares ($)	Company Options (#)(2)	Company Options ($)(2)	Company RSUs (#)(3)	Company RSUs ($)	Company PSUs (#)(4)	Company PSUs ($)	Total ($)
Sachin Gupta	4,271,810	162,328,780	1,086,400	31,634,204	127,000	4,826,000	31,000	1,178,000	199,966,984
Kurt Shintaffer	609,276	23,152,488	267,600	6,443,546	68,375	2,598,250	13,000	494,000	32,688,284
Lawrence Blasko	1,204	45,752	223,714	5,719,789	71,125	2,702,750	11,500	437,000	8,905,291
John Morrow	1,186	45,068	63,251	1,511,463	42,094	1,599,572	7,500	285,000	3,441,103
Christopher Pick	623	23,674	237,834	5,908,956	58,750	2,232,500	11,500	437,000	8,602,130
Matthew McIlwain	81,448	3,095,024	30,000	710,700	4,652	176,776	—	—	3,982,500
Peter Klein	8,685	330,030	86,127	2,337,822	4,652	176,776	—	—	2,844,628
John McAdam	8,685	330,030	98,127	2,888,720	4,652	176,776	—	—	3,395,526
Rebecca Jacoby (5)	—	—	20,000	742,800	8,221	312,398	—	—	1,055,198
Thomas Bogan	254,303	9,663,514	30,000	710,700	4,652	176,776	—	—	10,550,990
Rajeev Singh	8,685	330,030	30,000	710,700	4,652	176,776	—	—	1,217,506
Kathleen Philips	9,079	345,002	—	—	13,732	521,816	—	—	866,818
Ravi Mohan (6)	19,238	731,044	—	—	—	—	—	—	731,044

(1)

This number includes shares of common stock beneficially owned, excluding shares of common stock issuable upon exercise of Company Options or settlement of Company RSUs and Company PSUs. The number shown includes shares of common stock purchased by Lawrence Blasko and Christopher Pick via our ESPP on November 30, 2018. For more information regarding the treatment of our ESPP in the Merger, see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Purchase Rights under the 2016 Employee Stock Purchase Plan.”

(2)

The number of shares of common stock subject to Company Options includes both vested and unvested Company Options. The number of shares subject to the vested and unvested portions of the Company Options, and the value (determined as the aggregate number of underlying shares multiplied by the Per Share Merger Consideration minus the aggregate exercise price with respect to such shares) of those portions of the Company Options are as follows:

	Vested & Unvested Options
Name	Vested Company Options (#)	Vested Company Options ($)	Unvested Company Options (#)	Unvested Company Options ($)
Sachin Gupta	889,897	26,969,868	196,503	4,664,336
Kurt Shintaffer	169,618	4,112,553	97,982	2,330,993
Lawrence Blasko	162,546	4,259,124	61,168	1,460,664
John Morrow	10,977	265,558	52,274	1,245,906
Chris Pick	167,644	4,237,686	70,190	1,671,270
Matt McIlwain	21,618	512,130	8,382	198,570
Peter Klein	77,745	2,139,252	8,382	198,570
John McAdam	89,745	2,690,151	8,382	198,570
Rebecca Jacoby	20,000	742,800	—	—
Tom Bogan	21,618	512,130	8,382	198,570
Rajeev Singh	21,618	512,130	8,382	198,570

(3)	This number reflects the number of shares of common stock subject to Company RSUs that were not vested as of December 6, 2018.
(4)

This number reflects the number of shares of common stock subject to Company PSUs (at target). The maximum number of shares of common stock subject to the Company PSUs that may become eligible to vest is equal to the target number of shares of common stock subject to the Company PSUs.

(5)	Rebecca Jacoby was appointed a director as of July 27, 2018.
(6)

Ravi Mohan ceased being a director as of July 27, 2018. The numbers shown represent the number of shares of common stock, and the value of such shares, beneficially owned by Mr. Mohan based on the Company’s records as of December 6, 2018.

Financing of the Merger

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financial condition.

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.9 billion. This amount includes the funds needed to: (1) pay stockholders the amounts due under the Merger Agreement; (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; and (3) pay all fees and expenses payable by Parent and Merger Sub under the Merger Agreement.

Equity Financing

Pursuant to the Equity Commitment Letter, Vista Fund VI has agreed to provide Parent with an equity commitment of up to $1.9 billion available to fund the aggregate purchase price and, together with cash on hand at Apptio, to pay the fees and expenses required to be paid at the Closing of the Merger by Apptio, Parent and Merger Sub contemplated by, and subject to the terms and conditions of, the Merger Agreement.

The Equity Commitment Letter provides, among other things, that: (1) Apptio is an express third party beneficiary thereof in connection with Apptio’s exercise of its rights related to specific performance under the

Merger Agreement; and (2) Parent and Vista Fund VI will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights. The Equity Commitment Letter may not be waived, amended or modified except by a written instrument signed by Parent, Vista Fund VI and Apptio.

Limited Guaranty

Pursuant to the Limited Guaranty, Vista Fund VI has agreed to guarantee the due, punctual and complete payment of all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement, including, but limited to: (1) the indemnification obligations of Parent and Merger Sub in connection with any costs, expenses or losses incurred or sustained by Apptio in connection with its cooperation with the arrangement of any potential debt financing; and (2) the documented and reasonable out-of-pocket costs and expenses incurred by Apptio in connection with the cooperation of Apptio with the potential arrangement of any potential debt financing. We refer to the obligations set forth in clauses (1) and (2) of the preceding sentence as the “Reimbursement Obligations,” and to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.”

The obligations of Vista Fund VI under the Limited Guaranty are subject to an aggregate cap equal to $135.66 million, plus the Reimbursement Obligations.

Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:

•	immediately following the Effective Time and the deposit of the Merger consideration with the designated payment agent;

•	the valid termination of the Merger Agreement by mutual written consent of Parent and Apptio;

•	the valid termination of the Merger Agreement by Apptio in certain circumstances in connection with a Superior Proposal;

•	the indefeasible payment by Vista Fund VI, Parent or Merger Sub of an amount of the Guaranteed Obligations equal to the aggregate cap; and

•

one year after the valid termination of the Merger Agreement in accordance with its terms, other than a termination in the scenarios described in the second and third bullet above (and, if Apptio has made a claim under the Guaranteed Obligations prior to such date, the Limited Guaranty will terminate on date that such claim is finally satisfied or otherwise resolved).

The Voting and Support Agreement

The following summary describes the material provisions of the voting agreement. The description of the voting agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the voting agreement, the form of which is attached to this proxy statement as Annex D and incorporated into this proxy statement by reference. We encourage you to read the form of voting agreement carefully and in its entirety because this summary may not contain all the information about the voting agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement. Concurrently with the execution of the Merger Agreement, Parent and Merger Sub have entered into the Voting Agreement with our President and Chief Executive Officer, Sachin Gupta, and a trust affiliated with Mr. Gupta (collectively, the “Voting Agreement Stockholders”). As of the Record Date, the Voting Agreement Stockholders held, in the aggregate, approximately 9.4% of the outstanding shares of Apptio’s common stock (and approximately 11.1% when taking into account Company Options, Company RSUs, and Company PSUs held, in the aggregate, by the Voting Agreement Stockholders).

Voting Provisions

Under the Voting Agreement, the Voting Agreement Stockholders have agreed, subject to the terms and conditions in the Voting Agreement and during the term of the Voting Agreement, to vote all of their shares of common stock (1) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and/or (2) against any acquisition proposal or any action or agreement which would reasonably be expected to result in any of the conditions to Apptio’s obligations to consummate the Merger as specified in the Merger Agreement not being fulfilled or any alternative acquisition proposals.

Restrictions on Transfer

Pursuant to the Voting Agreement, absent the prior written consent of Parent, the Voting Agreement Stockholders have agreed that until the termination of the Voting Agreement, the Voting Agreement Stockholders will not, directly or indirectly: (a) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance on or enter into any agreement with respect to any of the foregoing (“Transfer”), any of their shares of common stock; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to their shares of common stock with respect to any matter that is in contravention of the applicable Voting Agreement; or (d) deposit any of their shares of common stock into a voting trust or enter into a voting agreement or arrangement with respect to their shares of common stock that is in contravention of the applicable Voting Agreement. Pursuant to the Voting Agreement, a party may make a Transfer to certain permitted transferees, but only if such permitted transferee agrees in writing to be bound by the terms of the applicable Voting Agreement as if the transferee were a party thereto before such Transfer occurs.

Termination

The Voting Agreement terminates automatically upon the earliest to occur of: (1) the termination of the Merger Agreement; (2) the Effective Time; (3) any change to the terms of the Merger without the prior written consent of the Voting Agreement Stockholders that results in a decrease to the merger consideration or an adverse effect on the Voting Agreement Stockholders relative to other Apptio stockholders; or (4) the mutual written consent of Parent and the Voting Agreement Stockholders.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

If the Merger is consummated, stockholders who continuously hold shares of common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of common stock unless otherwise expressly noted herein. Only a holder of record of shares of common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, if the Merger is completed, holders of shares of common stock who: (1) submit a written demand for appraisal of their shares, (2) do not vote in favor of the adoption of the Merger Agreement; (3) continuously are the record holders of such shares through the Effective Time; and (4) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Per Share Merger Consideration in respect of the shares of common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Apptio’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Apptio believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Apptio a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Apptio, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Apptio stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform Apptio of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT

WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, Washington 98004

Attention: Investor Relations

Any holder of shares of common stock who has delivered a written demand to Apptio and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Apptio a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Per Share Merger Consideration within 60 days after the Effective Time. If Apptio, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share merger consideration being offered pursuant to the Merger Agreement.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Apptio has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Apptio believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Apptio nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Apptio and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks or other financial institutions; tax-exempt organizations; retirement or other tax deferred accounts; S corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity); insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; certain former citizens or long-term residents of the United States; or, except as noted below, holders that own or have owned (directly, indirectly or constructively) five percent or more of Apptio’s common stock (by vote or value);

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders whose shares constitute qualified small business stock within the meaning of Section 1202 of the Code;

•	tax consequences to holders that received their shares of common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;

•	tax consequences to holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income;

•

tax consequences to holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•

tax consequences to holders that do not vote in favor of the Merger and properly demand appraisal of their shares under Section 262 of the DGCL or that entered into a non-tender and support agreement as part of the transactions described in this proxy statement.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss must be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Special rules, not discussed herein, may apply to certain Non-U.S. Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax; and

•	pass-through entities, or investors in such entities.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder; or

•

Apptio is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock (the “Relevant Period”) and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (currently, at a rate of 24%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (i) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of common stock. Stockholders should consult their own tax advisors as to the particular tax consequences to them of exchanging their common stock for cash pursuant to the Merger under any federal, state, local or non-U.S. tax laws.

Regulatory Approvals Required for the Merger

General

Apptio and Parent have agreed to take all action necessary to comply with all regulatory notification requirements, and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include, for example, approval under, or notifications pursuant to, the HSR Act and any other applicable antitrust laws (whether domestic or foreign).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Apptio and Vista Fund VI file a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Apptio and Vista Fund VI made the necessary filings with the FTC and the Antitrust Division of the DOJ on November 16, 2018. On November 28, 2018, the FTC notified Apptio that early termination of the waiting period under the HSR Act was granted, effective immediately. Therefore, the closing condition of the Merger Agreement relating to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Litigation Relating to the Merger

On December 6, 2018, a purported class action complaint was filed with in the United States District Court for the District of Delaware captioned Scarantino v. Apptio Inc., et al., No. 1:18-cv-01938-UNA. The complaint names as defendants Apptio and the members of the Apptio board of directors and purports to assert claims under Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. The complain alleges that the proxy statement on Schedule 14A contains material omissions relating to the financial projections of Apptio and the terms of non-disclosure agreements executed by certain prospective purchasers, and seeks to enjoin defendants from holding the stockholder vote on the transaction, as well as unspecified damages and attorney fees and costs. We believe this lawsuit is wholly without merit and intend to vigorously defend against it.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Apptio, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Apptio, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Apptio, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Apptio, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Apptio, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Apptio and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (1) Merger Sub will be merged with and into Apptio, with Apptio becoming a wholly owned direct subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Apptio and Merger Sub, and all of the debts, liabilities and duties of Apptio and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Apptio as the Surviving Corporation will be amended to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger) or such other time agreed to in writing by Parent, Apptio and Merger Sub. Concurrently with the closing of the Merger, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, and without any action required by any stockholder, each share of common stock (other than Excluded Shares, which include, for example, shares of common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and extinguished, and automatically converted into the right to receive the Per Share Merger Consideration, without interest thereon and less any applicable withholding taxes.

Outstanding Company Options, Company RSUs, and Company PSUs

At the Effective Time, each Vested Award will be cancelled and automatically converted into the right to receive the Vested Award Cash-out Payment.

At the Effective Time, each Unvested Award will be cancelled and automatically converted into the right to receive the Cash Replacement Amount, subject to the vesting conditions described below. The Cash Replacement Amount will be equal to the product of: (1) the total number of shares of common stock subject to the Unvested Award, multiplied by (2) $38.00 (or, for each Company Option, the excess, if any, of $38.00 over the Company Option’s per share exercise price), subject to any required tax withholdings. For these purposes, the total number of shares of common stock subject to each Company PSU will be (x) 100% of the target number of shares subject to the Company PSU, if the Effective Time occurs before December 31, 2018, or (y) if the Effective Time occurs on or after December 31, 2018, then 100% of the number of shares subject to the Company PSU that become eligible to vest upon measurement, by the Board of Directors or its Compensation Committee on or before the date of the Closing of the Merger, of actual performance achieved against the relevant performance criteria under the applicable Company PSU agreement. The Cash Replacement Amount will be subject to the same vesting conditions (including continued service requirements and any accelerated vesting on specific terminations of employment) that applied to the cancelled Unvested Award in effect immediately before the Effective Time, except for terms rendered inoperative by reason of the Merger or for any applicable administrative or ministerial changes. If the vesting conditions are satisfied, the Cash Replacement Amount generally will be paid at the same time(s) as the cancelled Unvested Award would have vested according to its terms subject to any applicable administrative or ministerial changes.

Any Company Options (whether vested or unvested) with a per share exercise price equal to or greater than $38.00 will be cancelled immediately upon the Effective Time without payment or consideration.

The Company Equity Plans will terminate as of the Effective Time.

Treatment of Purchase Rights under the 2016 Employee Stock Purchase Plan

The Merger Agreement generally provides that no new offering periods or purchase periods will begin under Apptio’s 2016 Employee Stock Purchase Plan (the “ESPP”) after November 9, 2018, and no individual will be allowed to begin participating in the ESPP after November 9, 2018. After November 9, 2018, each ESPP participant will not be allowed to increase his or her payroll contribution rate from the rate in effect as of November 9, 2018, or make separate non-payroll contributions to the ESPP, except as required by applicable law. Any offering period that would otherwise be outstanding at the Effective Time will end no later than five days before the Effective Time. All outstanding purchase rights under the ESPP will be exercised no later than one business day before the Effective Time (with such purchase rights subject to any pro rata adjustments that may be necessary if the current purchase period in progress must be shortened), and the ESPP will terminate as of the Effective Time. Each share of common stock purchased under the ESPP that remains outstanding as of immediately before the Effective Time will be cancelled at the Effective Time and converted into the right to receive $38.00, without interest thereon.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate a bank or trust company reasonably satisfactory to Apptio (the “Payment Agent”) to make payments of the Merger consideration to stockholders. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the Payment Agent cash sufficient to pay the aggregate Per Share Merger Consideration to stockholders.

Promptly following the Effective Time (and in any event within three business days), the Payment Agent will send to each holder of record of shares of common stock a check for payment of the Per Share Merger Consideration in exchange for such holder’s book-entry shares. The amount of any Per Share Merger Consideration paid to stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Payment Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent as general creditor for payment of the Per Share Merger Consideration. Any cash deposited with the Payment Agent that remains unclaimed two years following the Effective Time will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

Representations and Warranties

The Merger Agreement contains representations and warranties of Apptio, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Apptio are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Apptio, any change, event, violation, inaccuracy, effect or circumstance that, individually or in the aggregate have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Apptio and its subsidiaries, taken as a whole or (2) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger, except that, with respect to clause (1) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

•	changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

•

changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities)

generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	changes in conditions in the industries in which Apptio and its subsidiaries conduct business, including changes in conditions in the software industry generally;

•	changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

•

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•

any change, event, violation, inaccuracy, effect or circumstance resulting from the announcement of the Merger Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of Apptio and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third person;

•	the compliance by Parent, Merger Sub or Apptio with the terms of the Merger Agreement, including any action taken or refrained from being taken pursuant to or in accordance with the Merger Agreement;

•	any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of the Merger Agreement;

•	changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

•

changes in the price or trading volume of our common stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•

any failure, in and of itself, by Apptio and its subsidiaries to meet (1) any public estimates or expectations of Apptio’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

•

any transaction litigation or other legal proceeding threatened, made or brought by any of the current or former stockholders of Apptio (on their own behalf or on behalf of Apptio) against Apptio, any of its executive officers or other employees or any member of the Board of Directors arising out of the Merger or any other transaction contemplated by the Merger Agreement; and

•	any matters expressly disclosed in the confidential disclosure letter to the Merger Agreement.

In the Merger Agreement, Apptio has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Apptio and its subsidiaries;

•

Apptio’s corporate power and authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Apptio’s organizational documents and Apptio’s contracts;

•	the organizational documents of Apptio and specified subsidiaries;

•	the necessary approval of the Board of Directors;

•	the rendering of Qatalyst Partners’ fairness opinion to the Board of Directors;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Apptio or its subsidiaries or the resulting creation of any lien upon Apptio’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of Apptio as well as the ownership and capital structure of its subsidiaries;

•	the absence of any undisclosed exchangeable security, option, warrant or other right convertible into common stock of Apptio or any of Apptio’s subsidiaries;

•

the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Apptio’s securities;

•	the accuracy and required filings of Apptio’s SEC filings and financial statements;

•	Apptio’s disclosure controls and procedures;

•	Apptio’s internal accounting controls and procedures;

•	Apptio’s and its subsidiaries’ indebtedness;

•	the absence of specified undisclosed liabilities;

•

the conduct of the business of Apptio and its subsidiaries in the ordinary course consistent with past practice and the absence of any change, event, development or state of circumstances that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case since October 1, 2018;

•	the existence and enforceability of specified categories of Apptio’s material contracts, and any notices with respect to termination or intent not to renew those material contracts therefrom;

•	real property leased or subleased by Apptio and its subsidiaries;

•	environmental matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	Apptio’s compliance with laws and possession of necessary permits;

•	litigation matters;

•	insurance matters;

•	absence of any transactions, relations or understandings between Apptio or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement; and

•	export controls matters and compliance with the Foreign Corrupt Practices Act of 1977.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Apptio that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;

•

Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, the enforceability of the Merger Agreement and the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Parent or Merger Sub’s assets due to the performance of the Merger Agreement;

•	Parent’s or Guarantor’s status as a non-foreign entity and the absence of certain associations with foreign entities;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation, orders and investigations;

•	ownership of capital stock of Apptio;

•	payment of fees to brokers in connection with the Merger Agreement;

•	operations of Parent and Merger Sub;

•	the absence of any required consent of holders of voting interests in Parent or Merger Sub;

•	delivery and enforceability of the Limited Guaranty;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of agreements between Parent and members of the Board of Directors or Apptio management;

•	the absence of any stockholder or management arrangements related to the Merger;

•	the solvency of Parent and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and

•	the exclusivity and terms of the representations and warranties made by Apptio.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (1) expressly contemplated by the Merger Agreement; (2) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Apptio will, and will cause each of its subsidiaries to:

•	use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law;

•	subject to the restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary course of business; and

•

use its commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees, and to preserve its present relationships with customers, vendors, distributors and other persons with which it has material business relationships.

In addition, Apptio has also agreed that, except as (1) expressly contemplated by the Merger Agreement; (2) approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Apptio will not, and will cause each of its subsidiaries not to, among other things:

•	amend the organizational documents of Apptio or any of its subsidiaries;

•	liquidate, dissolve or reorganize;

•

issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of Apptio or any of its subsidiaries;

•	adjust, split, combine, pledge, encumber or modify the terms of capital stock of Apptio or any of its subsidiaries;

•	declare, set aside or pay any dividend or other distribution;

•	incur, assume or suffer any indebtedness or issue any debt securities;

•	purchase or sell any asset in excess of $250,000;

•

(A) enter into, adopt, amend (including accelerating the vesting), modify or terminate any compensation or benefit plan or arrangement of any director, officer or employee, (B) increase the compensation payable or to become payable or benefits or other similar arrangements provided or pay any special bonus or special remuneration or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any employee plan as in effect as of the Merger Agreement to directors, officers or employees of Apptio or its subsidiaries (other than, in each case of (A) and (B): (1) as may be required by applicable law or the terms of the applicable employee plan in effect; (2) in connection with any new employee hires in the ordinary course of business and consistent with past practices and whose annual salary is less than $250,000; or (3) for increases in compensation for employees below the level of vice president and whose annual salary is less than $250,000 in the ordinary course of business and consistent with past practice); or (C) enter into any change in control, severance or similar arrangement or any retention or similar agreement with any officer, employee, director or independent contractor or other individual service provider;

•	effect certain layoffs without complying with applicable laws;

•	settle litigation involving Apptio;

•	change accounting practices;

•	change tax elections or settle any tax claims;

•

make capital expenditures in excess of $1 million individually or $5 million in the aggregate, other than to the extent that such capital expenditures are otherwise reflected in Apptio’s capital expenditure budget, as previously disclosed to Parent;

•	enter into Material Contracts (as defined in the Merger Agreement);

•

make any acquisitions by Merger, consolidation or acquisition of stock or assets or enter into any joint ventures or similar arrangements, but not including strategic relationships, alliances, reseller agreements and similar commercial relationships);

•	enter into any collective bargaining agreement;

•	adopt or implement any stockholder rights plan or similar arrangement; or

•	enter into agreements to do any of the foregoing.

The “Go Shop” Period —Solicitation of Other Offers

Under the Merger Agreement, from the date of the Merger Agreement until 12:00 pm Pacific time on December 9, 2018 (the “No Shop Period Start Date”), Apptio and its Representatives have the right to, among other things: (1) solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any Acquisition Proposal, (2) engage in discussions or negotiations regarding, or provide any non-public information to, any person relating to, or that would reasonably be expected to lead to, an Acquisition Proposal (as defined below), or (3) subject to entering into an Acceptable Confidentiality Agreement (as defined below), furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Apptio or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Apptio or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, provided, that Apptio must, within 24 hours, provide to Parent, or provide Parent access to, any such non-public information that has not been previously provided to Parent or its representatives.

Apptio is not entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a two business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If Apptio terminates the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Proposal prior to the No Shop Period Start Date, Apptio must pay a termination fee of $29.07 million to Parent. As of 12:00pm Pacific time on December 9, 2018, the go-shop period has ended. For more information, please see the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Company Board Recommendation Change.

For purposes of this proxy statement and the Merger Agreement:

“Acceptable Confidentiality Agreement” means an agreement with Apptio that contains customary provisions requiring the counterparty thereto (and any of its affiliates and representatives named therein) that receive material non-public information of or with respect to Apptio to keep such information confidential, provided that the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its affiliates and representatives named therein) than the terms of the confidentiality agreement entered into between Apptio and Vista (except that such agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1) any direct or indirect purchase or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons, whether from Apptio or any other person(s), of securities representing more than 15% of the total outstanding voting power of Apptio after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 15% of the total outstanding voting power of Apptio after giving effect to the consummation of such tender or exchange offer;

(2) any direct or indirect purchase, license or other acquisition by any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of Apptio and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(3) any Merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving Apptio pursuant to which any person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of persons would hold securities representing more than 15% of the total outstanding voting power of Apptio outstanding after giving effect to the consummation of such transaction.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to Apptio stockholders (in their capacity as such) than the Merger (taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

The “No Shop” Period—No Solicitation of Other Offers

From the date of the No Shop Period Start Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Apptio has agreed not to, and to cause its subsidiaries and its and their respective Representatives not to:

•

solicit, initiate, propose or induce or knowingly encourage, facilitate or assist any inquiries regarding any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	engage in discussions or negotiations regarding, or provide any non-public information to, any person relating to, or that would reasonably be expected to lead to, an Acquisition Proposal;

•

furnish to any person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to Apptio or any of its subsidiaries or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Apptio or any of its subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

•	approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or

•

enter into any letter of intent, memorandum of understanding, Merger Agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined below), other than certain permitted confidentiality agreements.

In addition, Apptio has agreed to request the prompt return or destruction of all non-public information concerning Apptio or its subsidiaries furnished to any person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the No Shop Period Start Date was executed and will cease providing any further information with respect to Apptio or any Acquisition Proposal to any such persons or their respective Representatives and will terminate all access granted to any such persons or their respective Representatives to any physical or electronic data room.

Notwithstanding these restrictions, under certain circumstances, after the No Shop Period Start Date and prior to the adoption of the Merger Agreement by Apptio stockholders, Apptio may, among other things, provide information to, and engage or participate in negotiations or substantive discussions with, a person in respect of an Acquisition Proposal, and otherwise facilitate such Acquisition Proposal or assist such person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such person and such Acquisition Proposal did not result from any material breach of Apptio’s obligations, as described in the immediately preceding paragraph) if (and only if), subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors (or a committee thereof) determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and, in each case, the failure to act in respect of such Acquisition Proposal would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. For more information, please see the section of this proxy statement captioned “—The “No Shop” Period—No Solicitation of Other Offers.”

Apptio is not entitled to terminate the Merger Agreement after the No Shop Period Start Date for the purpose of entering into an agreement in respect of a Superior Proposal, unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a two business day period in an effort to amend the terms and conditions of the Merger Agreement, so that such Superior Proposal no longer constitutes “Superior Proposal” relative to the transactions contemplated by the Merger Agreement, as amended pursuant to such negotiations.

If Apptio terminates the Merger Agreement after the No Shop Period Start Date but prior to the adoption of the Merger Agreement by Apptio stockholders for the purpose of entering into an agreement in respect of a Superior Proposal, Apptio must pay a $58.14 million termination fee to Parent

The Board of Directors’ Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors will not effect a Company Board Recommendation Change except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not take any action described in the following (any such action, a “Company Board Recommendation Change”):

•	withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Apptio recommendation in a manner adverse to Parent in any material respect;

•	adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal;

•

fail to publicly reaffirm the Apptio recommendation within ten business days after Parent so requests in writing (it being understood that Apptio will have no obligation to make such reaffirmation on more than three separate occasions);

•

take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors (or a committee thereof) to Apptio stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Board of Directors (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of the Merger Agreement); or

•	fail to include the Apptio recommendation in this proxy statement.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may effect a Company Board Recommendation Change if (1) there has been an Intervening Event (as defined below); or (2) Apptio has received a bona fide Acquisition Proposal, whether before or after the No Shop Period Start Date, that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case, to the extent a failure to effect a Company Board Recommendation Change would be inconsistent with the Board of Directors’ fiduciary obligations under applicable law.

The Board of Directors may only effect a Board of Directors Recommendation Change for an Intervening Event if:

•

Apptio has provided prior written notice to Parent at least two business days in advance to the effect that the Board of Directors (or a committee thereof) has (1) so determined; and (2) resolved to effect a Company Board Recommendation Change pursuant to Merger Agreement, which notice must specify the applicable Intervening Event in reasonable detail; and

•

prior to effecting such Company Board Recommendation Change, Apptio and its Representatives, during such two business day period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Board of Directors (or a committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations pursuant to applicable law; and (2) permitted Parent and its Representatives to make a presentation to the Board of Directors regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation).

In addition, the Board of Directors may only effect a Company Board Recommendation Change or authorize Apptio to terminate the Merger Agreement to enter into an agreement with respect to an Acquisition Proposal in response to a bona fide Acquisition Proposal that the Board of Directors has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, in each case if and only if:

•

the Board of Directors (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law;

•

Apptio has provided prior written notice to Parent at least two business days in advance to the effect that the Board of Directors (or a committee thereof) has (1) received a bona fide Acquisition Proposal that has not been withdrawn; (2) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (3) resolved to effect a Company Board Recommendation Change or to terminate the Merger Agreement absent any revision to the terms and conditions of the Merger Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the person of “group” of persons making such Acquisition Proposal (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person or “group” of persons that was in effect on the date of the Merger Agreement), the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal;

•

prior to effecting such Company Board Recommendation Change or termination, Apptio and its Representatives, during the two business day notice period describe above, has: (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Board of Directors regarding the Merger Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation);

•

in the event of any termination of the Merger Agreement in order to cause or permit Apptio or any of its subsidiaries to enter into an acquisition agreement with respect to such Acquisition Proposal, Apptio will have validly terminated the Merger Agreement in accordance with the terms of the Merger Agreement, including paying to Parent a termination fee of either (1) $29.07 million if the Merger Agreement is terminated prior to the No Shop Period Start Date or (2) $58.14 million if the Merger Agreement is terminated after the No Shop Period Start Date; and

•	Apptio has otherwise complied in all material respects with its obligations pursuant to the Merger Agreement with respect to such Acquisition Proposal.

For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means any positive material event or development or material change in circumstances with respect to Apptio (other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal) that was (1) not actually known to, or reasonably expected by, the Board of Directors as of the date on which the Merger Agreement was executed; or (2) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that Apptio meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of Apptio’s common stock or credit rating, it being understood that the underlying cause of any of the foregoing in clause (b) may be considered and taken into account).

Employee Benefits

The Merger Agreement provides that Parent will cause the Surviving Corporation to honor all of the terms of Apptio’s benefit plans and compensation and severance arrangements following the Merger in accordance with their terms as in effect immediately before the Effective Time. In addition, for a period of one year following the Effective Time, each employee who continues employment following the Merger (a “Continuing Employee”) will be provided with employee benefit plans or other compensation and severance arrangements (other than equity-based benefits and individual employment agreements, except as provided in the first sentence of this paragraph) at benefit levels that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately before the Effective Time, in each case, either through (i) Apptio’s benefit plans and arrangements in existence immediately before the Effective Time, (ii) comparable plans, or some combination of (i) and (ii). In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, eligible employees will receive severance benefits according to Apptio’s severance plans, guidelines and practices as in effect on November 9, 2018.

The Surviving Corporation will grant any Continuing Employee credit for all service with Apptio and its subsidiaries before the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except where the service credit would result in duplication of coverage or benefits. Each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries (other than Apptio’s benefit plans and arrangements in existence immediately before the Effective Time) to the extent that coverage under any of the employee benefit plans sponsored by the Surviving Corporation and its subsidiaries replaces coverage under a comparable Apptio benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time. For purposes of each employee benefit plan sponsored by the Surviving Corporation or any of its subsidiaries that provides medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of the plan will be waived for the Continuing Employee and his or her covered dependents, and full credit will be given for any eligible expenses incurred by the Continuing Employee and his or her covered dependents during the portion of the plan year of the comparable Apptio benefit plan or arrangement in which the Continuing Employee participates immediately before the Effective Time that ends on the date that the Continuing Employee’s participation in the corresponding employee benefit plan sponsored by the Surviving Corporation or its subsidiary begins for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to the Continuing Employee and his or her covered dependents for the applicable plan year as if the amounts had been paid according to the employee benefit plan of the Surviving Corporation or its subsidiary. The account of each Continuing Employee under any flexible spending plan sponsored will be credited by the Surviving Corporation or any of its subsidiaries with any unused balance in the account of the Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately before the Effective Time will be credited to the Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that the limits or forfeitures applied under Apptio’s benefit plans and arrangements in effect as of November 9, 2018).

Efforts to Close the Merger

Under the Merger Agreement, Parent, Merger Sub and Apptio agreed to use reasonable best efforts to take all actions and assist and cooperate with the other parties, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Cooperation with Debt Financing, Convertible Notes and Capped Call Transactions

Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition (including, without limitation, consummation of any debt financing), Apptio has agreed that it will, and will cause its subsidiaries to, and will use its reasonable best efforts to, and to cause its subsidiaries and their respective representatives to, among other things:

•

provide Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective affiliates in connection with the Merger (the “Debt Financing”);

•

participate (and cause senior management of Apptio and its representatives with appropriate seniority and expertise to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperate with the marketing and due diligence efforts for any of the Debt Financing;

•

assist Parent and Parent’s financing sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with the Debt Financing; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Effective Time;

•

assist Parent in connection with the preparation, registration, execution and delivery of definitive financing documents and related documentation as may be reasonably requested by Parent or its financing sources and otherwise facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing;

•

furnish Parent, Merger Sub and their financing sources, as promptly as practicable, with (A) financial and other pertinent and customary regarding Apptio and its subsidiaries as may be reasonably requested by Parent or Parent’s financing sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, and (B)(1) audited consolidated balance sheets and related statements of income and cash flows of Apptio and its subsidiaries on a consolidated basis for the fiscal years ended December 31, 2015, 2016 and 2017 and (2) in respect of any subsequent fiscal quarter ending at least 45 days prior to the Effective Time, unaudited consolidated balance sheets and related statements of income and cash flows of Apptio and its subsidiaries for such fiscal quarter;

•

cooperate with Parent to obtain corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent;

•

facilitate the granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Effective Time; (vii) facilitate the payoff, discharge and termination in full at the closing of all indebtedness required to be repaid, and the release of all liens required to be released, at the closing;

•

deliver notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtain customary payoff letters, lien terminations and instruments of discharge to be delivered at the Effective Time, give any other necessary notices to allow for the payoff, discharge and termination in full of all indebtedness required to be repaid at the Effective Time, and cooperate in the replacement, backstop, or cash collateralization of any outstanding letters of credit;

•	provide customary authorization letters, confirmations and undertakings to Parent’s financing sources in connection with the distribution of information to prospective lenders;

•	facilitate and assist in the preparation, execution, and delivery of credit agreements, guarantees, certificates, and other definitive financing documents;

•	ensure that the Debt Financing benefits from Apptio’s existing lending relationships;

•

take all corporate and other actions, subject to the occurrence of the closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing; and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its subsidiaries concurrently with or immediately following the Effective Time;

•

promptly furnish Parent and Parent’s financing sources with all documentation and other information about Apptio and its subsidiaries as is reasonably requested by Parent or Parent’s financing sources relating to applicable “know your customer” and anti-money laundering rules and regulations;

•

cooperate in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of Apptio, its subsidiaries or their respective representatives;

•

give any notices and take all other actions that may be required under or in connection with Apptio’s 0.875% Convertible Senior Notes due 2023 (the “Convertible Notes”) or the capped call transactions entered into in connection therewith (the “Capped Call Transactions”) or under applicable law, including the giving of any notices that may be required in connection therewith prior to the Effective Time;

•	take all actions required to facilitate the settlement of the Capped Call Transactions in connection with the closing; and

•

not amend, modify or terminate the documentation governing the Capped Call Transactions without the prior written consent of Parent (other than any modification or adjustment made unilaterally by counterparties to such documentation pursuant to the terms of such documentation).

Notwithstanding the foregoing, Apptio and its subsidiaries are not required to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which they have not received prior reimbursement or are not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Effective Time; (iii) give any indemnities in connection with the cooperation requirements described herein that are, in each case, effective prior to the Effective Time; (iv) take any action that, in their good faith determination would unreasonably interfere with the conduct of their business or create an unreasonable risk of damage or destruction to any of their property or assets; or (v) take any action that will conflict with or violate their respective organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which Apptio or any of its subsidiaries is a party. In addition, (A) no action, liability or obligation of Apptio or any of its subsidiaries or any of its or their respective representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by Apptio or any of its subsidiaries pursuant to the cooperation requirements described herein (other than customary representation letters, authorization letters and undertakings) will be effective until the Effective Time, and Apptio and its subsidiaries will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings) that is not contingent on the occurrence of the closing or that must be effective prior to the Effective Time; (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its subsidiaries as the obligor; and (C) neither Apptio nor its subsidiaries will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (x) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto, (y) the determination of any post-closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (z) any financial information related to Parent or any of its subsidiaries or any adjustments that are not directly related to the acquisition of Apptio. No officer or representative of Apptio or its subsidiaries shall be required to deliver any certificate or opinion or take any other action pursuant to the cooperation requirements described herein that could reasonably be expected to result in personal liability to such officer or representative and Apptio’s board of directors shall not be required to approve any financing or agreements related thereto, that are, in each case, effective prior to the Effective Time.

In addition, Parent shall (a) reimburse Apptio for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Apptio or its subsidiaries in connection with the cooperation requirements described herein and (b) indemnified Apptio, its subsidiaries, and its and their representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation described herein.

Indemnification and Insurance

The Merger Agreement provides that all existing rights to exculpation, indemnification and the advancement of expenses for acts or omissions occurring at or prior to the Effective Time existing as of the signing of the Merger Agreement in favor of the current or former directors, officers or employees of Apptio or Apptio’s subsidiaries (in each case, as provided in the respective organizational documents of Apptio or such subsidiary) or in any indemnification agreement between Apptio or any of its subsidiaries, on the one hand, and the current or former directors, officers or employees of Apptio or Apptio’s subsidiaries, on the other hand, as in effect on the date on which the Merger Agreement was signed, will survive the Merger and will continue in full force and effect for a period of six years from the Effective Time, in each case, except as otherwise required by applicable law.

In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent must cause the Surviving Corporation to) indemnify and hold harmless each current or former director, officer or employee of Apptio or Apptio’s subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person’s capacity as a director, officer, employee or agent of Apptio or Apptio’s subsidiaries or other affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (2) the Merger, as well as any actions taken by Apptio, Parent or Merger Sub with respect thereto. The Merger Agreement also provides that the Surviving Corporation will (and Parent must cause the Surviving Corporation to) advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

In addition, without limiting the foregoing, unless Apptio has purchased a “tail” policy prior to the Effective Time (which Apptio may purchase, provided that the premium for such insurance does not exceed 300% of the aggregate annual premiums currently paid), the Merger Agreement requires Parent to cause the Surviving Corporation to maintain, on terms no less advantageous to the indemnified parties, Apptio’s directors’ and officers’ insurance policies for a period of at least six years commencing at the Effective Time. Neither Parent nor the Surviving Corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 300% of the aggregate annual premiums currently paid by Apptio, and if the premium for such insurance coverage would exceed such amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to such amount.

For more information, please refer to the section of this proxy statement captioned “The Merger—Interests of Apptio’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders Meeting

Apptio has agreed to take all necessary action (in accordance with applicable law and Apptio’s organizational documents) to establish a Record Date for, duly call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practicable after the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement, and approval of the Merger.

Stockholder Litigation

Apptio will: (1) provide Parent with prompt notice of all stockholder litigation relating to the Merger Agreement; (2) keep Parent reasonably informed with respect to status thereof; (3) give Parent the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) will consult with Parent with respect to the defense, settlement or prosecution of such litigation. Apptio may not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and Apptio, on the other hand, to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the expiration or termination of the applicable waiting period under the HSR Act (which has been satisfied); and

•	the consummation of the Merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Apptio relating to organization, good standing, corporate power, enforceability, anti-takeover laws, certain aspects of Apptio’s capitalization, brokers and the absence of any Company Material Adverse Effect being generally true and correct in all material respects as of the date on which the closing occurs as if made at and as of such time;

•

the representations and warranties of Apptio relating to certain aspects of Apptio’s capitalization being generally true and correct in all respects as of the date on which the closing occurs, except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to Apptio, Parent and their affiliates, individually or in the aggregate, that is more than $5 million;

•

the other representations and warranties of Apptio set forth elsewhere in the Merger Agreement being true and correct as of the date on which the closing occurs as if made at and as of such time, except for such failures to be true and correct that would not have a Company Material Adverse Effect;

•

Apptio having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement and complied with by Apptio, and the absence of any breach or breaches of the interim operating covenants that results or would be expected to result in additional cost, expense or liability to Apptio, Parent or their Affiliates that is more than $5 million in the aggregate;

•

the receipt by Parent and Merger Sub of a certificate of Apptio, validly executed for and on behalf of Apptio and in its name by a duly authorized executive officer thereof, certifying that the conditions set described the preceding four bullets have been satisfied; and

•	the absence of any Company Material Adverse Effect having occurred after the date of Merger Agreement that is continuing as of the Effective Time.

In addition, the obligation of Apptio to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct on and as of the date on which the closing occurs with the same force and effect as if made on and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to the Merger Agreement;

•

Parent and Merger Sub having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent or Merger Sub at or prior to the Effective Time; and

•

the receipt by Apptio of a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Apptio and Parent;

•	by either Apptio or Parent if:

•	prior to the Effective Time, (1) any permanent injunction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, that, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (2) any statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger;

•	the Merger has not been consummated by 11:59 p.m., Pacific time, on May 9, 2019 (the “Termination Date”); or

•	stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

•	by Apptio if:

•

Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 45 calendar days following Apptio’s delivery of written notice of such breach; or

•

prior to the adoption of the Merger Agreement by stockholders and so long as Apptio is not then in material breach of its obligations related to Acquisition Proposals and Superior Proposals, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, subject to Apptio paying to Parent a termination fee of either (1) $29.07 million if the Merger Agreement is terminated prior to the No Shop Period Start Date or (2) $58.14 million if the Merger Agreement is terminated after the No Shop Period Start Date; and

•	by Parent if:

•

Apptio has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain conditions set forth in the Merger Agreement are not satisfied and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 45 calendar days following Parent’s delivery of written notice of such breach; or

•

prior to the adoption of the Merger Agreement by stockholders, the Board of Directors effects a Company Board Recommendation Change (except that such right to terminate will expire at 5:00 p.m., Pacific time, on the 10th business day following that Company Board Recommendation Change).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve any party from any liability for any willful and material breach of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Vista and Apptio or the Limited Guaranty, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fee

If Apptio terminates the Merger Agreement prior to the No Shop Period Start Date for the purposes of entering into a definitive agreement in respect of a Superior Proposal, Apptio must pay a $29.07 million termination fee to Parent. If the Merger Agreement is terminated (1) after the No Shop Period Start Date but prior to the adoption of the Merger Agreement by Apptio stockholders for the purposes of entering a definitive agreement in respect of a Superior Proposal or (2) under specified circumstances including the instances described below, Apptio must pay a $58.14 million termination fee to Parent.

Parent will be entitled to receive a $58.14 million termination fee from Apptio if the Merger Agreement is terminated:

•

(a) by either Parent or Apptio because (i) the Merger closing has not occurred by the Termination Date; or (ii) the stockholders fail to adopt the Merger Agreement; or (b) by Parent because Apptio has materially breached its representations, warranties, covenants or agreements in the Merger Agreement; (2) any person has made (since the date of the Merger Agreement and prior to its termination) an Acquisition Proposal that is not withdrawn or otherwise abandoned; and (3) Apptio enters into an agreement relating to, or consummates, an Acquisition Transaction within 12 months of such termination (provided that, for purposes of the termination fee, all references to “15%” in the definition of “Acquisition Transaction” are deemed to be references to “50%”);

•

by Parent, because the Board of Directors has effected a Company Board Recommendation Change (which termination must occur by 5:00 p.m., Pacific time, on the 10th business day following the date on which such right to terminate first arose); or

•	by Apptio, to enter into a definitive agreement in respect of a Superior Proposal after the No Shop Period Start Date.

Specific Performance

Parent, Merger Sub and Apptio are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. In addition, Apptio is also entitled to seek an injunction, specific performance or other equitable relief to cause the equity financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letters.

Limitations of Liability

The maximum aggregate liability of Parent and Merger Sub for breaches under the Merger Agreement, the Limited Guaranty or the Equity Commitment Letters will not exceed, in the aggregate for all such breaches, an amount equal to $135.66 million plus the Reimbursement Obligations. The maximum aggregate liability of Apptio for breaches under the Merger Agreement (taking into account the payment of the termination fee, if applicable) will not exceed $58.14 million in the aggregate for all such breaches and any indemnification. The maximum aggregate liability of Apptio for termination of the Merger Agreement pursuant to the rights of the Go-Shop will not exceed $29.07 million. Notwithstanding such limitations of liability, Parent, Merger Sub and Apptio will be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Apptio, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including solicitation proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

MARKET PRICES AND DIVIDEND DATA

Our common stock is listed on Nasdaq under the symbol “APTI.” As of December 6, 2018, there were 45,566,879 shares of common stock outstanding, held by approximately 61 stockholders of record. We have never declared or paid any cash dividends on our common stock.

The following table presents the high and low intra-day sale prices of our common stock on Nasdaq during the fiscal quarters indicated:

	High	Low
Fiscal Year 2018—Quarter Ended
October 1 – December 6	$38.41	$22.21
September 30	$41.36	$33.50
June 30	$38.35	$27.51
March 31	30.83	23.28
Fiscal Year 2017—Quarter Ended
December 31	$25.49	$18.16
September 30	18.53	16.07
June 30	18.34	10.77
March 31	18.97	11.22
Fiscal Year 2016—Quarter Ended
December 31	$22.10	$15.30
September 30, 2016 (beginning on Sept. 23, 2016)	24.60	20.91

On December 6, 2018, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on Nasdaq was $38.21 per share. You are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for our common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A common stock as of December 6, 2018 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current named executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person or group and the percentage ownership of that person or group, we deemed outstanding shares of our common stock subject to stock options or restricted stock units (RSUs) held by that person or group that are currently exercisable or exercisable or vesting within 60 days of December 6, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or group. We have based percentage ownership of our common stock on 45,566,879 shares of our Class A common stock outstanding as of December 6, 2018, and no shares of Class B common stock outstanding. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Apptio, Inc., 111000 NE 8th Street, Suite 600, Bellevue, Washington 98004.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Sachin Gupta (1)	5,178,373	11.1%
Entities affiliated with SQN Investors LP (2)	2,538,627	5.6%
Entities affiliated with FMR LLC (3)	2,385,566	5.2%
Named Executive Officers and Directors:
Sachin Gupta (1)	5,178,373	11.1%
Lawrence Blasko (4)	167,083	*
Kurt Shintaffer (5)	787,019	1.7%
Tom Bogan (6)	284,303	*
Rebecca Jacoby (7)	20,000	*
Peter Klein (8)	94,812	*
John McAdam (9)	106,812	*
Matt McIlwain (10)	111,448	*
Kathleen Philips (11)	9,079	*
Rajeev Singh (12)	38,685	*
All current named executive officers and directors as a group (12 persons) (13)	6,988,253	14.8%

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (a) 3,964,453 shares of Class A common stock held of record by Mr. Gupta, (b) 307,357 shares of Class A common stock held of record by FutureZ Irrevocable Trust 16 (f/k/a PG GRAT of 2016), and (c) 906,563 shares of Class A common stock issuable pursuant to vested stock options exercisable within 60 days of December 6, 2018. Excludes 1,308,000 shares of Class A common stock held by the FutureZ Irrevocable Trust 10 (f/k/a Gupta Family Irrevocable Trust), as to which Mr. Gupta disclaims beneficial ownership. Neither Mr. Gupta nor his spouse is a beneficiary of the FutureZ Irrevocable Trust 10, nor does Mr. Gupta or his spouse exercise voting or investment control over such shares.

(2)

According to a Schedule 13G/A filed by SQN Investors LP (“SQN”) with the SEC on February 14, 2018, as of December 31, 2017, SQN is an investment adviser whose clients, including the SQN Investors Master Fund LP (the “Master Fund”) and SQN Investors Fund LP (the “Fund”), have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. SQN Investors GP LLC is the general partner of SQN and SQN Partners (GP) LLC is the general partner of investment limited partnerships of which SQN is the investment adviser, including the Master Fund and the Fund. No individual client, other than Master Fund and the Fund, hold more than 5% of the outstanding Stock. The address for each of the foregoing entities is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundary Hall. Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(3)

According to a Schedule 13G/A filed by FMR LLC with the SEC on June 11, 2018, as of June 11, 2018, the shares reported consist of 2,385,566 shares of Class A common stock beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson, Director, Chair and Chief Executive Officer of FMR LLC, and members of the Johnson family, through their ownership of voting common shares and the execution of a shareholders’ voting agreement with respect to FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)

Consists of (a) 1,204 shares of Class A common stock held of record by Mr. Blasko and (b) 165,879 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which all stock options are vested.

(5)

Consists of (a) 575,134 shares of Class A common stock held of record by Mr. Shintaffer, (b) 34,142 shares of Class A common stock held of record by Mr. Shintaffer’s spouse and (c) 177,743 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which all stock options are vested.

(6)

Consists of (a) 254,303 shares of Class A common stock held of record by Mr. Bogan, and (b) 30,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which 23,292 shares are vested.

(7)	Consists of 20,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which all stock options are vested.
(8)

Consists of (a) 8,685 shares of Class A common stock held of record by Mr. Klein and (b) 86,127 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which 79,419 stock options are vested.

(9)

Consists of (a) 8,685 shares of Class A common stock held of record by Mr. McAdam, and (b) 98,127 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which 91,419 stock options are vested.

(10)

Consists of (a) 57,532 shares of Class A common stock held of record by Mr. McIlwain, (b) 23,916 shares of Class A common stock held of record by the McIlwain Family GST Trust, and (c) 30,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which 23,292 stock options are vested.

(11)	Consists of (a) 9,079 shares of Class A common stock held of record by Ms. Philips.
(12)

Consists of (a) 8,685 shares of Class A common stock held of record by Mr. Singh and (b) 30,000 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which 23,292 stock options are vested. Excludes 130,422 shares held by the Singh Irrevocable Trust of

2009, as to which Mr. Singh disclaims beneficial ownership. Neither Mr. Singh nor his spouse is a beneficiary of the Singh Irrevocable Trust of 2009, nor does Mr. Singh or his spouse exercise voting or investment control over such shares. Renuka Singh is the sole trustee of Singh Irrevocable Trust of 2009.
(13)

Consists of (a) 5,254,984 shares of Class A common stock held by the directors and executive officers, and (b) 1,733,269 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of December 6, 2018, of which 1,699,729 stock options are vested.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Apptio. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Apptio will hold the regular annual meeting of its stockholders in 2019 only if the Merger is not completed.

Proposals of stockholders that are intended to be considered for inclusion in our proxy statement relating to our regular annual stockholders meeting in 2019 (if held), must have been received by us at our principal executive offices at 11100 NE 8th Street, Suite 600, Bellevue WA 98004, Attention: Secretary, by March 5, 2019, and must have satisfied the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Please note that if we hold our regular annual stockholders meeting in 2019, and we do so more than 30 days before or after May 30, 2019 (the one-year anniversary date of the 2018 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholder proposals must be received under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders.

Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at our regular annual stockholders meeting in 2019 (if held), rather than for inclusion in the proxy materials, the stockholder must follow certain procedures contained in our bylaws.

Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be received by our Secretary at our principal executive offices not later than the close of business on the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which Apptio first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting of stockholders. Please note, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day on which public announcement of the date of such annual meeting is first made.

In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice under our bylaws. A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Apptio filings with the SEC are incorporated by reference:

•	Apptio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 21, 2018;

•

Apptio’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 7, 2018; Apptio’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, filed on August 3, 2018; Apptio’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, filed on October 31, 2018; and

•

Apptio’s Current Report on Form 8-K, filed on November 29, 2018; Apptio’s Current Report on Form 8-K (Items 1.01 and Item 9.01), filed on November 13, 2018; Apptio’s Current Report on Form 8-K, filed on October 29, 2018; Apptio’s Current Report on Form 8-K, filed on August 1, 2018; Apptio’s Current Report on Form 8-K, filed on July 30, 2018; Apptio’s Current Report on Form 8-K, filed on May 31, 2018; Apptio’s Current Report on Form 8-K, filed on April 30, 2018; Apptio’s Current Report on Form 8-K, filed on February 5, 2018; and Apptio’s Current Report on Form 8-K, filed on February 2, 2018.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Apptio, Inc.

Attention: Investor Relations

11100 NE 8th Street, Suite 600

Bellevue, Washington 98004

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at http://investors.apptio.com/sec-filings. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers: (212) 269-5550

All Others Call Toll-free: (800) 714-2193

APTI@dfking.com

MISCELLANEOUS

Apptio has supplied all information relating to Apptio, and Parent has supplied, and Apptio has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 10, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BELLEVUE PARENT, LLC

BELLEVUE MERGER SUB, INC.

and

APPTIO, INC.

Dated as of November 9, 2018

A-i

(Continued)

A-ii

(Continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 9, 2018, by and among Bellevue Parent, LLC, a Delaware limited liability company (“Parent”), Bellevue Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Apptio, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger in accordance with the DGCL.

B. Each of the board of managers of Parent and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered (i) a limited guaranty (the “Guaranty”) from Vista Equity Partners Fund VI, L.P., a Cayman Islands exempted limited partnership (the “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (ii) a commitment letter between Parent and the Guarantor, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein (the “Equity Commitment Letter”).

D. Prior to the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have entered into Voting Agreements (“Voting Agreements”) in connection with the Merger.

E. Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets constituting or accounting for more than 15% of the consolidated assets, revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company pursuant to which any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons would hold securities representing more than 15% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of December 31, 2017 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2017.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of San Francisco is closed.

(h) “Capped Call Documentation” means the agreements entered into by the Company with Goldman Sachs & Co. LLC, Nomura Global Financial Products Inc. and Jefferies International Limited on March 20, 2018 and March 22, 2018 in connection with the offering of the Convertible Notes, which solely consist of the following: (i) Base Capped Call Confirmation, dated March 20, 2018, by and between Apptio, Inc. and Goldman Sachs & Co. LLC; (ii) Base Capped Call Side Letter, dated March 20, 2018, by and between Apptio, Inc. and Goldman Sachs & Co. LLC; (iii) Additional Capped Call Confirmation, dated March 22, 2018, by and between Apptio, Inc. and Goldman Sachs & Co. LLC; (iv) Additional Capped Call Side Letter, dated March 22, 2018, by and between Apptio, Inc. and Goldman Sachs & Co. LLC; (v) Base Capped Call Confirmation, dated March 20, 2018, by and between Apptio, Inc. and Jefferies International Limited; (vi) Base Capped Call Side Letter, dated March 20, 2018, by and between Apptio, Inc. and Jefferies International Limited; (vii) Additional Capped Call Confirmation, dated March 22, 2018, by and between Apptio, Inc. and Jefferies International Limited; (viii) Additional Capped Call Side Letter, dated March 22, 2018, by and between Apptio, Inc. and Jefferies International Limited; (ix) Base Capped Call Confirmation, dated March 20, 2018, by and between Apptio, Inc. and Nomura Global Financial Products Inc.; (x) Base Capped Call Side Letter, dated March 20, 2018, by and between Apptio, Inc. and Nomura Global Financial Products Inc.; (xi) Additional Capped Call Confirmation, dated March 22, 2018, by and between Apptio, Inc. Nomura Global Financial Products Inc.; and (xii) Additional Capped Call Side Letter, dated March 22, 2018, by and between Apptio, Inc. and Nomura Global Financial Products Inc., in each case, as amended, restated, supplemented, or otherwise modified on or prior to the date hereof.

(i) “Capped Call Transactions” means the transactions contemplated by the Capped Call Documentation.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company Board” means the Board of Directors of the Company.

(l) “Company Capital Stock” means the Company Common Stock, the Company Class B Stock and the Company Preferred Stock.

(m) “Company Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

(n) “Company Class B Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

(o) “Company Equity Plans” means the equity plans set forth in Section 1.1(o) of the Company Disclosure Letter that provide for the issuance of any Company Options, Company PSUs or Company RSUs.

(p) “Company Group” means the Company and its Subsidiaries.

(q) “Company Intellectual Property” means any Intellectual Property that is owned by the Company Group.

(r) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (A) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company Group, taken as a whole; or (B) would reasonably be expected to prevent or materially impair or delay the consummation of the Merger; provided, however, that, with respect to clause (A) only, none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in conditions in the industries in which the Company Group generally conducts business, including changes in conditions in the software industry;

(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Section 3.5);

(viii) the compliance by any Party with the terms of this Agreement, including any action taken or refrained from being taken pursuant to or in accordance with this Agreement;

(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date hereof;

(x) changes or proposed changes in GAAP or other accounting standards or in any applicable laws or regulations (or the enforcement or interpretation of any of the foregoing);

(xi) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company

Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xii) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(xiii) the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(xiv) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Merger or any other transaction contemplated by this Agreement; and

(xv) any matters expressly disclosed in the Company Disclosure Letter;

except, with respect to clauses (i), (ii), (iii), (iv), (v), and (vi) to the extent that such Effect has had a materially disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(s) “Company Options” means any options to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(t) “Company Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company.

(u) “Company PSUs” means any performance stock units granted under any of the Company Equity Plans.

(v) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company Group.

(w) “Company RSUs” means any restricted stock units granted under any of the Company Equity Plans.

(x) “Company Stockholders” means the holders of shares of Company Capital Stock.

(y) “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(z) “Contract” means any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(aa) “Convertible Notes” means the 0.875% Convertible Senior Notes due 2023 issued by the Company pursuant to the Indenture.

(bb) “DOJ” means the United States Department of Justice or any successor thereto.

(cc) “Environmental Law” means any applicable law or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(dd) “ERISA” means the Employee Retirement Income Security Act of 1974.

(ee) “Exchange Act” means the Securities Exchange Act of 1934.

(ff) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(gg) “Financing Sources” means the Persons (other than Parent and its Affiliates), if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

(hh) “FTC” means the United States Federal Trade Commission or any successor thereto.

(ii) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(jj) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(kk) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

(ll) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(mm) “In-the-Money Company Options” means Company Options with an exercise price per share less than the Per Share Price.

(nn) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

(oo) “Indenture” means the Indenture, dated as of March 23, 2018, by and between the Company and U.S. Bank National Association, as trustee (as amended or supplemented prior to the date of this Agreement).

(pp) “Intellectual Property” means the rights associated with the following: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein (“Marks”); (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in trade secrets and confidential information; and (vi) any other intellectual property or proprietary rights or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(qq) “IRS” means the United States Internal Revenue Service or any successor thereto.

(rr) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer; Chief Revenue Officer; Chief Financial Officer; EVP, Product and Engineering; EVP, Corporate Development and General Counsel; or EVP, People and Culture, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property, Knowledge does not require the Company, or any of its directors, officer or employees, to have conducted or have obtained any freedom-to-operate opinions or any Patent, Trademark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any third Person Patents, Trademarks or other Intellectual Property that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

(ss) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, investigation (to the Knowledge of the Company, as used in relation to the Company) or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(tt) “Material Contract” means any of the following Contracts:

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any employment, management, severance, retention, transaction bonus, change in control compensation, individual consulting, relocation, repatriation or expatriation Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date hereof with any executive officer or other employee at the vice president level or above, or any member of the Company Board;

(iii) any material Contract with any of the 20 largest customers of the Company Group, taken as a whole, determined on the basis of annual recurring subscription services revenues attributable to such customers that have been received by the Company Group, taken as a whole, for the fiscal year ended December 31, 2017 (the “Material Customers”);

(iv) any material Contract with any of the top 10 vendors to the Company Group, taken as a whole, determined on the basis of expenditures by the Company Group, taken as a whole, for the fiscal year ended December 31, 2017;

(v) [reserved];

(vi) subject to the exclusions in Section 3.16(e), any IP Contract;

(vii) any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

(viii) any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value greater than $5,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit or other Indebtedness, in each case in excess of $5,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(x) any Lease or Sublease set forth in Section 3.14(b) or Section 3.14(c) of the Company Disclosure Letter;

(xi) any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than Contracts evidencing Company RSUs, Company PSUs or Company Options);

(xii) any Contract providing for cash severance payments in excess of $150,000 (other than those pursuant to which severance is required by applicable law);

(xiii) any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(xiv) any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Company Group after the date hereof;

(xv) any Contract that is a Collective Bargaining Agreement; and

(xvi) any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

(uu) “Nasdaq” means The Nasdaq Stock Market and any successor stock exchange.

(vv) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’

compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) liens pursuant to the Indenture; (x) licenses to Company Intellectual Property; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xii) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; or (xiii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto.

(ww) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(xx) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

(yy) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(zz) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(aaa) “Securities Act” means the Securities Act of 1933, as amended.

(bbb) “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

(ccc) “Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board (or a committee thereof) deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such)

than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ddd) “Tax” means any United States federal, state, local and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts).

(eee) “Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries or Affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement, the Guaranty or the Equity Commitment Letters.

(fff) “Vested Company Option” means a Company Option that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(ggg) “Vested Company PSU” means a Company PSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(hhh) “Vested Company RSU” means a Company RSU that is unexpired, unexercised, outstanding, and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated hereby (and without any additional action by the Company, the Company Board or a committee thereof, including to the extent that any other conditions for vesting have been satisfied on, prior to or in connection with the Effective Time).

(iii) “WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Bylaws	3.1
Capitalization Date	3.7(a)
Cash Replacement Company PSU Amounts	2.8(b)(ii)
Cash Replacement Company RSU Amounts	2.8(a)(ii)
Cash Replacement Option Amounts	2.8(c)(ii)
Certificate of Merger	2.2
Certificates	2.9(c)
Charter	2.5(a)

Term	Section Reference
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(d)(i)
Company Disclosure Letter	Article III
Company Liability Limitation	8.3(e)(ii)
Company Plans	6.11(c)
Company Related Parties	8.3(e)(ii)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Comparable Plans	6.11(c)
Confidentiality Agreement	9.4
Consent	3.6
Copyrights	1.1(pp)
Debt Financing	6.6(a)(i)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
D&O Insurance	6.10(c)
DTC	2.9(d)
Effect	1.1(r)
Effective Time	2.2
Electronic Delivery	9.13
Employee Plans	3.18(a)
Enforceability Limitations	3.2
Equity Commitment Letter	Recitals
Equity Financing	4.11(a)
ERISA Affiliate	3.18(a)
ESPP	2.8(f)
Exchange Fund	2.9(b)
Guarantor	Recitals
Guaranty	Recitals
Indemnified Persons	6.10(a)
International Employee Plans	3.18(a)
Intervening Event	5.3(e)(i)
IP Contracts	3.16(e)
Lease	3.14(b)
Leased Real Property	3.14(b)
Marks	1.1(pp)
Material Customers	1.1(tt)(iii)
Maximum Annual Premium	6.10(c)
Merger	Recitals
Merger Sub	Preamble
New Plans	6.11(d)
Notice Period	5.3(e)(ii)(3)
Old Plans	6.11(d)
Other Required Company Filing	6.3(b)

Term	Section Reference
Other Required Parent Filing	6.3(c)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Liability Limitation	8.3(e)(i)
Parent Related Parties	8.3(e)(i)
Party	Preamble
Patents	1.1(pp)
Payment Agent	2.9(a)
Permits	3.20
Per Share Price	2.7(a)(ii)
Proxy Statement	6.3(a)
Recent SEC Reports	Article III
Reimbursement Obligations	6.6(g)
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Sublease	3.14(c)
Surviving Corporation	Article II
Tax Returns	3.17(a)
Trade Control Laws	3.26(a)(i)
Termination Date	8.1(c)
Uncertificated Shares	2.9(c)
Unvested Company Options	2.8(c)(ii)
Unvested Company PSU	2.8(b)(ii)
Unvested Company RSU	2.8(a)(i)
Vested Option Consideration	2.8(c)(i)
Vested PSU Consideration	2.8(b)(i)
Vested RSU Consideration	2.8(a)(i)
Voting Agreements	Recitals

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to a virtual data room managed by the Company at http://datasiteone.merrillcorp.com prior to 6:10 p.m. Pacific time on the date hereof.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., One Market Plaza, Spear Tower, Suite 3300, San Francisco, CA 94105, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.10(a), the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Charter”), will be amended and restated in its entirety to read substantially identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Apptio, Inc.”.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.10(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is outstanding as of immediately prior to the Effective Time (other than Owned Company Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $38.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company

Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(c)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.8 Equity Awards.

(a) Company RSUs. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company RSUs that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows.

(i) Vested Company RSUs. Each Vested Company RSU shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares subject to the Vested Company RSU, multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “Vested RSU Consideration”).

(ii) Unvested Company RSUs. Each Company RSU that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company RSU (the “Unvested Company RSUs”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (A) the amount of the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time (the “Cash Replacement Company RSU Amounts”), which Cash Replacement Company RSU Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company RSU Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(b) Company PSUs. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company PSUs that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows.

(i) Vested Company PSUs. Each Vested Company PSU shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares subject to the Vested Company PSU, multiplied by (B) the Per Share Price, subject to any required withholding of Taxes (the “Vested PSU Consideration”).

(ii) Unvested Company PSUs. Each Company PSU that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company PSU (the “Unvested Company PSUs”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to (A) the amount of the Per Share Price multiplied by (B) the total number of shares of Company Common Stock subject to such Unvested Company PSU immediately prior to the Effective Time (which shall be (x) 100% of the target number of shares of Company Common Stock subject to the Unvested Company PSU, if the Effective Time occurs prior to December 31, 2018, or (y) if the Effective Time occurs on or after December 31, 2018, then 100% of the number of shares of Company Common Stock subject to the Unvested Company PSU that become eligible to vest (referred to as Eligible Units in the applicable Company PSU agreement) upon measurement, by the Company Board or its Compensation Committee on or before the Closing Date, of actual performance achieved against the relevant performance criteria under the applicable Company PSU agreement) (the “Cash Replacement Company PSU Amounts”), which Cash Replacement Company PSU Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which such Cash Replacement PSU Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Company PSU Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the Unvested Company PSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company PSU Amounts).

(c) Company Options. Unless otherwise agreed to by the Parties, at the Effective Time, by virtue of the Merger, the Company Options that are unexpired, unexercised, and outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Vested Options. Each Vested Company Option shall be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares subject to such Vested Company Option, multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Vested Company Option, subject to any required withholding of Taxes (the “Vested Option Consideration”).

(ii) Unvested Options. Each Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Company Option (the “Unvested Company Options”) shall be cancelled and replaced with a right to receive an amount in cash, without interest, equal to the product of (A) the aggregate number of Shares subject to such Unvested Company Option multiplied by (B) the excess, if any, of the Per Share Price over the applicable per share exercise price under such Unvested Company Option, subject to any required withholding of Taxes (the “Cash Replacement Option Amounts”), which Cash Replacement Option Amounts will, subject to the holder’s continued service with the Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company Option for which such Cash Replacement Option Amounts were exchanged would have vested pursuant to its terms. All Cash Replacement Option Amounts will have the same terms and conditions (including, with respect to vesting (including accelerated vesting on specific terminations of employment, to the extent applicable)) as applied to the award of Unvested Company Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts.

(iii) Notwithstanding the foregoing, if the per share exercise price of any Company Option that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time, is equal to or greater than the Per Share Price, such Company Option shall be cancelled immediately upon the Effective Time pursuant to this Section 2.8(c) without payment or consideration.

(d) Payment Procedures. The Surviving Corporation shall pay on the first payroll date after the Closing Date the aggregate Vested Option Consideration, Vested PSU Consideration and Vested RSU Consideration, as applicable, net of any applicable withholding Taxes, payable with respect to each of the Vested Company Options, Vested Company PSUs and Vested Company RSUs through, to the extent applicable, the Surviving Corporation’s payroll (subject to any required tax withholdings) to the applicable holders of such Vested Company Options, Vested Company PSUs and Vested Company RSUs. Notwithstanding the foregoing, if any payment owed to a holder of Company Options, Company PSUs and Company RSUs pursuant to Section 2.8(a), Section 2.8(b) or Section 2.8(c), as applicable, cannot be made through the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the first payroll date following the Closing Date).

(e) Further Actions. The Company will take all action necessary to effect the cancellation and exchange, as applicable, of Company RSUs, Company PSUs and Company Options upon the Effective Time and to give effect to this Section 2.8 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act). All Company Equity Plans will terminate as of the Effective Time, and the provisions in any other Employee Plan or Contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company Group will be cancelled as of the Effective Time, and the Company will take all action necessary to effect the foregoing. The Company will use its reasonable best efforts to ensure that following the Effective Time no participant in any Company Equity Plan or other Employee Plan will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries.

(f) Treatment of Employee Stock Purchase Plan. With respect to the Company’s 2016 Employee Stock Purchase Plan (the “ESPP”), as soon as practicable following the date hereof, the Company Board (or a committee thereof) will adopt resolutions or take other actions as may be required to provide that each individual participating in an Offering Period (as defined in the ESPP) in progress on the date hereof will not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect as of the date hereof; or (ii) make separate non-payroll contributions to the ESPP on or following the date hereof, except as may be required by applicable law. No individual who is not participating in the ESPP with respect to any current Offering Period as of the date hereof will be allowed to commence participation in the ESPP following the date hereof. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any Offering Period that would otherwise be outstanding at the Effective Time to terminate no later than five days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat any shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; and (D) provide that no further Offering Period or purchase period will commence pursuant to the ESPP after the date hereof. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock become entitled pursuant to Section 2.7. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 for any reason, Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”); and (ii) uncertificated shares of Company Common Stock that represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Uncertificated Shares”) (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price (less any applicable withholding Taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Per Share Price payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price, without interest thereon, payable in respect thereof pursuant to Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7.

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9(c)) be cancelled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company PSUs, Company RSUs or Company Options such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 No Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after September 22, 2016 and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Recent SEC Reports”) (it being (i) understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Recent SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) acknowledged that nothing disclosed in the Recent SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (the “Enforceability Limitations”).

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; and (iii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Fairness Opinion. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Qatalyst Partners LP (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth therein, the Per Share Price to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub).

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

3.4 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable law, the Charter or the Bylaws to adopt this Agreement and consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company (a) in connection with the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv)  such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 451,000,000 shares of Company Common Stock; (ii) 7,713,740 shares of Company Class B Stock and (iii) 5,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Pacific time, on November 6, 2018 (such time and date, the “Capitalization Date”), (A) 45,110,117 shares of Company Common Stock were issued and outstanding (which excludes the shares of Company Common Stock relating to the Company RSUs, Company PSUs and Company Options referred to in clauses (i), (ii) and (iii) of Section 3.7(b)); (B) no shares of Company Preferred Stock were issued and outstanding; (C) no shares of Company Class B Stock were outstanding; and (D) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Securities other than pursuant to the exercise of Company RSUs, Company PSUs or Company Options granted prior to the date hereof. As of the date hereof, the Convertible Notes are not convertible into shares of Company Common Stock and, as of the Capitalization Date, (i) the Fundamental Change Repurchase Price (as defined in the Indenture) is equal to the sum of 100% of the principal amount of the Convertible Notes to be repurchased, plus any accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture) and (ii) the Conversion Rate (as defined in the Indenture), without giving effect to any increase to the Conversion Rate as a result of a Make Whole Fundamental Change (each as defined in the Indenture) required in connection with the Closing, is 25.4544 shares of Company Common Stock per $1,000 principal amount of Convertible Notes.

(b) Stock Reservation. As of the Capitalization Date, the Company has reserved (i) 6,907,078 shares of Company Common Stock for issuance pursuant to the Company Equity Plans and (ii) 4,756,774 shares of Company Common Stock (including with respect to any adjustment to the conversion rate in connection with a Make-Whole Fundamental Change (as defined in the Indenture) and subject to adjustment in accordance with the Indenture) for issuance upon the conversion of the Convertible Notes. As of the Capitalization Date, there were outstanding (i) Company RSUs representing the right to receive up to 2,323,502 shares of Company Common

Stock; (ii) Company PSUs representing the right to receive up to 90,000 shares of Company Common Stock (assuming, if applicable, the achievement of all applicable performance goals at maximum levels); and (iii) Company Options to acquire 4,970,490 shares of Company Common Stock, all of which are In-the-Money Company Options with a weighted average exercise price of $11.50.

(c) Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Common Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name, jurisdiction of organization, and schedule of stockholders (other than the Company Group) of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director’s qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

3.9 Company SEC Reports. Since September 22, 2016, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since September 22, 2016, (i) the Company has been and is an “emerging growth company” as defined in Section 2(a) of the Securities Act and (ii) the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company Group as of the date hereof, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.11 No Undisclosed Liabilities. The Company Group has no liabilities of a nature required to be reflected or reserved against on a balance sheet (or the notes thereto) prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business on or after October 1, 2018; or (d) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since October 1, 2018 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since October 1, 2018 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(c), 5.2(i), 5.2(j), 5.2(n), 5.2(o), and 5.2(w) (to the extent related to the foregoing subsections), if taken or proposed to be taken after the date hereof.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company Group is a party or is bound as of the date hereof (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter), and a true, correct and complete copy of each Material Contract has been made available to Parent.

(b) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

(c) Notices from Material Customers. To the Knowledge of the Company, since the date of the Audited Company Balance Sheet to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Customer indicating that such Material Customer intends to terminate, or not renew, any Material Contract with such Material Customer.

3.14 Real Property.

(a) Owned Real Property. The Company Group does not own any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property in excess of 25,000 square feet (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications, amendments and supplements thereto). With respect to each Lease and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). Neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease.

(c) Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property. With respect to each of the Subleases, (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease; (ii) the other party to such Sublease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of any applicable Environmental Law; (c) has exposed any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law; or (f) to the Company’s Knowledge, does not own or operate any property or facility contaminated by any Hazardous Substance which would reasonably be expected to result in liability to the Company or any Subsidiary under Environmental Law.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all (i) material items of Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered; and (ii) Legal Proceedings before any Governmental Authority (other than actions related to the ordinary course prosecution of Company Registered Intellectual Property before the United States Patent and Trademark Office or the equivalent authority anywhere in the world) related to any material Company Registered Intellectual Property. The Company has maintained all material Registered Company Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order. No material Company Intellectual Property is subject to any Legal Proceeding or outstanding order with respect to the Company restricting in any manner the use, transfer or licensing thereof by the Company Group of such Company Intellectual Property or any of the Company’s or its Subsidiaries’ products.

(c) Absence of Liens. The Company or one of its Subsidiaries owns and has good and valid legal and equitable title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).

(d) Transfers. The Company Group has not transferred ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property to any third Person.

(e) IP Contracts. Section 3.16(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts to which the Company Group is a party (i) with respect to material Company Intellectual Property that is licensed or transferred to any third Person other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses (including software as a service or “SaaS” license) granted in the ordinary course of business or in connection with the sale of the Company’s or its Subsidiaries’ products; (ii) pursuant to which a third Person has licensed or transferred any Intellectual Property to the Company Group, which Intellectual Property is material to the operation of the business of the Company, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available Intellectual Property, software and technology; and (c) non-exclusive licenses to software and materials licensed as open-source, public-source or freeware; or (iii) pursuant to which the Company or any Subsidiary is obligated to perform any material development with respect to any material Company Intellectual Property (all such Contracts, the “IP Contracts”). Neither the Company nor any Subsidiary has performed developments for any third party except where the Company or a Subsidiary owns or retains a right to use any Intellectual Property developed in connection therewith that is used in or necessary for the operation of its business.

(f) Changes. Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result: (i) in the termination of any license of Intellectual Property to the Company by a third Person; (ii) the granting by the Company of any license or rights to any Company Intellectual Property; or (iii) the release from escrow of any material Company technology or software.

(g) No Government Funding. The Company is not under any obligation to license any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such material Company Intellectual Property from a Governmental Authority.

(h) No Infringement. To the Knowledge of the Company, the operation of the business of the Company Group as such business currently is conducted (including the manufacture and sale of the Company’s and its Subsidiaries’ products) as of the date hereof does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company Group, taken as a whole.

(i) No Notice of Infringement. Since September 22, 2016, the Company Group has not received written notice from any third Person, or been involved in any Legal Proceeding, alleging that the operation of the business of the Company Group or of the Company’s or any of its Subsidiaries’ products infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the laws of any jurisdiction in a manner that has or could reasonably be expected to result in a material liability to the Company Group, taken as a whole.

(j) No Third Person Infringement. Since September 22, 2016, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any material Company Intellectual Property, and, except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company Group, taken as a whole.

(k) Proprietary Information. The Company and each of its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third Persons provided to the Company Group. Without limiting the foregoing, each of the Company Group has and uses commercially reasonable efforts to enforce a policy requiring each officer and employee engaged in the development of any Intellectual Property or technology for the Company or its Subsidiaries to execute a proprietary information and confidentiality agreement.

(l) Data Security and Privacy. Except as would not be material to the operations of the business of the Company Group, taken as a whole, the Company and each of its Subsidiaries (i) maintains policies and procedures regarding the security, privacy, transfer and use of personally identifiable information collected by the Company and each of its Subsidiaries that are commercially reasonable; and (ii) is in compliance in all material respects with such policies and other laws, rules and regulations pertaining to data privacy and data security. Except as would not be material to the operations of the business of the Company Group, taken as a whole, to the Knowledge of the Company, since September 22, 2016, there have been no (A) losses or thefts of, or security breaches relating to, personally identifiable information in the possession, custody or control of the Company Group; (B) unauthorized access or unauthorized use of any such personally identifiable information; and (C) improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries or any Person acting on their behalf.

(m) Products and Source Code. To the Knowledge of the Company, except as would not be material to the operations of the business of the Company Group, taken as a whole, there are (i) no defects in any of the products of the Company Group that would prevent the same from performing materially in accordance with the Company’s obligations to customers under written customer agreements; and (ii) no viruses, worms, Trojan horses or similar disabling codes or programs in any of the same. As of the date hereof, the Company Group possess all source code and other materials that embody material Company Intellectual Property used by the Company Group in the development and maintenance of the products of the Company Group, except as would not be material to the operations of the business of the Company Group, taken as a whole. The Company Group has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies material Company Intellectual Property for any product of the Company Group to any Person, except as would not be material to the operations of the business of the Company Group, taken as a whole.

(n) Open Source Software. To the Knowledge of the Company, no material product of the Company Group is distributed with any software that is licensed to the Company Group pursuant to an open source, public-source, freeware or other third party license agreement in a manner that, in each case, requires the Company Group to disclose or license any material proprietary source code that embodies material Company Intellectual Property for any product of the Company Group or in a manner that requires any material product of the Company Group to be made available at no charge, except, in each case, as would not be material to the operations of the business of the Company Group, taken as a whole.

3.17 Tax Matters.

(a) Tax Returns. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all United States federal, state, local and non-United States returns, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them; and (ii) paid, or have adequately reserved on the face of the Audited Company Balance Sheet (as opposed to the notes thereto and in accordance with GAAP) for the payment of, all Taxes that are required to be paid through the date of the Audited Company Balance Sheet. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes accrued but not then payable by the Company Group through the date of such financial statements. None of the Company Group has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(b) Taxes Paid. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has timely paid or withheld with respect to their employees and other third Persons (and paid over any amounts withheld to the appropriate Tax authority) all United States federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

(c) No Audits. No audits or other examinations with respect to Taxes of the Company Group are presently in progress or have been asserted or proposed in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

(d) Spin-offs. None of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(e) No Listed Transaction. The Company Group has not engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).

(f) Tax Agreements. None of the Company Group (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(g) TBM Council. Technology Business Management Council, Ltd. (i) has properly been classified as an organization described in Code Section 501(c)(6) at all times since May 15, 2015 and (ii) since May 15, 2015 has been operated in compliance in all material respects with the requirements for such classification.

3.18 Employee Plans.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation and other similar material fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing) maintained or contributed to for the benefit of any current employee or director of the Company Group or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company Group pursuant to Section 414 of the Code (an “ERISA Affiliate”) and with respect to which the Company Group has any current material liability, contingent or otherwise (collectively, the “Employee Plans”). With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (C) the plan documents and summary plan descriptions; (D) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan during the past three years; and (F) with respect to each material Employee Plan that is maintained in any non-United States jurisdiction primarily for the benefit of any employee of the Company Group whose principal work location is outside of the United States (the “International Employee Plans”), to the extent applicable, (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; and (2) any document comparable to the determination letter referenced pursuant to clause (B) above issued by a Governmental Authority relating to the satisfaction of law necessary to obtain the most favorable Tax treatment.

(b) Absence of Certain Plans. Except as set forth on Section 3.18(b) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, or has any liability or obligation with respect to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or a plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Each Employee Plan has been maintained, funded, operated and administered in all material respects in accordance with its terms and with all applicable law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. To the Knowledge of the Company, all required contributions to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued.

(d) Employee Plan Legal Proceedings. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any breach of fiduciary duty or non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by

Section 4975 of the Code, in each case applicable to the Company Group or any Employee Plan, or for which the Company Group has any indemnification obligation.

(f) No Welfare Benefit Plan. No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar law.

(g) No Additional Rights. None of the execution and delivery of this Agreement or the consummation of the Merger will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment or vesting of, any payment (including severance, change in control, stay or retention bonus or otherwise) becoming due under any Employee Plan; (ii) materially increase any compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan; (iv) result in the forfeiture of compensation or benefits under any Employee Plan; (v) trigger any other material obligation under, or result in the breach or violation of, any Employee Plan; or (vi) limit or restrict the right of Parent to merge, amend or terminate any Employee Plan on or after the Effective Time (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(h) Section 280G. No payment or benefit that could be made by the Company or any ERISA Affiliate will be characterized as a parachute payment within the meaning of Section 280G of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any Tax under Section 4999 of the Code.

(i) Section 409A. Each Employee Plan has been maintained, in form and operation, in all material respects in material compliance with Section 409A of the Code, and the Company Group has no obligation to gross-up or indemnify any individual with respect to any such Tax.

(j) International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable laws. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by applicable law, to the Knowledge of the Company, no condition exists that would prevent the Company Group from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(k) No New Employee Plans. The Company Group has no plan or commitment to amend any material Employee Plan or establish any material new employee benefit plan or to materially increase any benefits pursuant to any material Employee Plan.

3.19 Labor Matters.

(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor organization or trade union to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no strike, lockout, slowdown, or work stoppage against the Company Group pending or, to the Knowledge of the Company, threatened directly against the Company Group, and no such labor disputes have occurred within the past three years.

(b) Wage and Hour Compliance. The Company Group has complied with applicable laws and orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining), except for instances of such noncompliance that would not have a Company Material Adverse Effect.

(c) Withholding. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. None of the Company Group is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

3.20 Permits. Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company Group as currently conducted. The Company Group complies with the terms of all Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect.

3.21 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except for noncompliance that would not have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.21 with respect to (a) compliance with the Exchange Act, which is exclusively addressed by Section 3.9 and Section 3.10; (b) compliance with Environmental Law, which is exclusively addressed by Section 3.15; (c) compliance with applicable Tax laws, which is exclusively addressed by Section 3.17 and Section 3.18; (d) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 3.18; (e) compliance with labor law matters, which is exclusively addressed by Section 3.19; or (f) compliance with trade control laws and the FCPA, which is exclusively addressed by Section 3.26.

3.22 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such.

(b) No Orders. None of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement.

3.23 Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

3.24 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company Group who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

3.26 Trade Controls; FCPA.

(a) Trade Controls.

(i) The Company and each of its Subsidiaries has conducted its transactions in material accordance with all applicable United States export and re-export control laws, import laws, economic sanctions laws, and all other applicable export control, import and sanctions laws in other countries in which the Company Group conducts business (collectively, “Trade Control Laws”).

(ii) The Company and each of its Subsidiaries has implemented and maintained in effect written policies, procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws.

(iii) To the Knowledge of the Company, as of the date hereof, there are no pending or threatened Legal Proceedings against the Company Group alleging a material violation of any of the Trade Control Laws that are applicable to the Company.

(iv) No licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Merger, except for any such licenses or approvals the failure of which to obtain would not have a Company Material Adverse Effect.

(b) FCPA. During the past five years, none of the Company Group or, to the Knowledge of the Company, any officer, director, agent, employee or other Person acting on their behalf, has, directly or indirectly, (i) taken any action that would cause them to be in violation of any provision of the FCPA or other applicable anti-corruption laws in other countries in which the Company Group conducts business; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered or authorized any unlawful payment, or other thing of value, to foreign or domestic government officials or employees; or (iv) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA or other applicable anticorruption laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets and (iii) represents and warrants as to the matters disclosed in Section 4.1(a) of the Parent Disclosure Letter.

(b) Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any law or order applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) the consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

4.6 Ownership of Company Capital Stock. None of Parent, Merger Sub or any of their respective directors, officers, general partners or Affiliates or, to the knowledge of Parent or any of its Affiliates, any employees of Parent, Merger Sub or any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date hereof.

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Merger.

4.8 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter or any agreements or arrangements entered into in connection with the Debt Financing, the Guaranty and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all liens.

4.9 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.10 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company its duly executed Guaranty. The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to the Enforceability Limitations. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Guaranty.

4.11 Financing.

(a) Equity Commitment Letter. As of the date hereof, Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter, dated as of the date hereof, pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding up to the aggregate value of the Merger (such financing, the “Equity Financing”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof in connection with the Company’s exercise of its rights under Section 9.8(b); and (B) subject in all respects to Section 9.8(b), Parent and the Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.

(b) No Amendments. As of the date hereof, (i) the Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified prior to the date hereof; (ii) no such amendment or modification is contemplated; and (iii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other Contracts, agreements, side letters or arrangements to which Parent or Merger Sub is a party relating to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(c) Sufficiency of Equity Financing. The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to (i) make the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and (ii) along with the cash on hand at the Company at Closing, pay all fees and expenses required to be paid at the Closing by the Company, Parent or Merger Sub in connection with the Merger and the Equity Financing.

(d) Validity. As of the date hereof, the Equity Commitment Letter (in the form delivered by Parent to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of Parent, Merger Sub and the Guarantor, as applicable, enforceable against Parent, Merger Sub and the Guarantor, as applicable, in accordance with its terms, subject to the Enforceability Limitations. Other than as expressly set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Equity Financing pursuant to any agreement relating to the Equity Financing to which the Guarantor, Parent or Merger Sub, or any of their respective Affiliates, is a party. As of the date hereof, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of Parent, Merger Sub or the Guarantor pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter (it being understood that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or the Company’s compliance hereunder). As of the date hereof, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

(e) No Exclusive Arrangements. As of the date hereof, none of the Guarantor, Parent, Merger Sub or any of their respective Affiliates has entered into any Contract, arrangement or understanding (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis in connection with the Merger; or (ii) expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company Group in connection with the Merger.

4.12 Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreements, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner of the Guarantor or any of its Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company other than the Guarantor has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

4.13 Solvency. As of the Effective Time and immediately after giving effect to the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger and all related fees and expenses of Parent, Merger Sub, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of each of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) each of the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) each of the Surviving Corporation and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.14 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective commercially reasonable efforts to maintain its existence in good standing pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective commercially reasonable efforts to (a) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (b) keep available the services of its current officers and key employees; and (c) preserve the current relationships with customers, vendors, distributors, partners (including platform partners, referral partners, consulting and implementation partners), lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has business relations.

5.2 Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance or sale of shares of Company Common Stock pursuant to Company Options, Company PSUs or Company RSUs outstanding as of the Capitalization Date in accordance with their terms and pursuant to the ESPP in accordance with its terms (as modified by Section 2.8(e)); (B) in connection with agreements in effect on the date hereof; or (C) as contemplated by Section 5.2(j);

(d) directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Securities pursuant to the terms and conditions of Company Options, Company RSUs or Company PSUs outstanding as of the date hereof in accordance with their terms as of the date hereof, or (B) transactions between the Company and any of its direct or indirect Subsidiaries;

(e) (A) adjust, split, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned

Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (A) incur, assume or suffer any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; and (3) intercompany loans or advances between or among the Company and/or its direct or indirect wholly-owned Subsidiaries; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company;

(g) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; and (3) loans, advances or capital contributions to, or investments in, direct or indirect wholly-owned Subsidiaries of the Company;

(i) acquire, lease, license, sell, abandon, transfer, assign, guarantee, or exchange any assets, tangible or intangible (including any Company Intellectual Property), in each case in excess of $250,000 individually, and other than (1) the sale, lease or licensing of products or services of the Company Group or other materials embodying Company Intellectual Property in the ordinary course of business; (2) the acquisition, assignment or abandonment of immaterial Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company Group in the ordinary course of business; (3) the abandonment of trade secrets in the ordinary course of business and to the extent not economically desirable to maintain for the conduct of the business of the Company Group; and (4) any capital expenditures permitted by (or consented to by Parent) under Section 5.2(n);

(j) (A) enter into, adopt, amend (including accelerating the vesting, payment or funding), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, phantom equity, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Plan or employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee of the Company Group in any manner; (B) increase the compensation of any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, pay any special bonus or special remuneration to any director, officer, employee, individual consultant, former employee, individual independent contractor, or other individual service provider of the Company Group, or pay any benefit not required by (or accelerate the time of payment or vesting of any payment becoming due under) any Employee Plan as in effect as of the date hereof, except in the case of each of (A) and (B), (1) as may be required by applicable law or the terms of the applicable Employee Plan in effect as of the date hereof; (2) in connection with any new hires of employees of the Company Group in the ordinary course of business and consistent with past practice and whose annual salary is less than $250,000; or (3) for increases in compensation for employees of the Company Group below the level of vice president and whose annual salary is less than $250,000 in the ordinary course of business and consistent with past practice (it being understood that these exceptions in the foregoing clauses (1), (2) and (3) will not apply to any actions otherwise prohibited by Section 5.2(c) or the following sub-clause (C); or (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any officer, employee, director, individual independent contractor, individual consultant, or other individual service provider of the Company Group;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of no more than $100,000 individually and $250,000 in the aggregate; or (C) settled in compliance with Section 6.15;

(l) except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;

(m) (A) make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (D) file an amended Tax Return that could materially increase the Taxes payable by the Company or its Subsidiaries; or (E) enter into a closing agreement with any Governmental Authority regarding any material Tax;

(n) incur or commit to incur any capital expenditure(s) other than (1) consistent with the capital expenditure budget set forth in Section 5.2(n) of the Company Disclosure Letter or (2) to the extent that such capital expenditures do not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(o) enter into, modify, amend or terminate any (a) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (b) Material Contract except in the ordinary course of business or as permitted under Section 5.2(c) and Section 5.2(j);

(p) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(s) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business;

(t) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or enter into any joint venture, legal partnership (excluding, for avoidance of doubt, strategic relationships, alliances, reseller agreements and similar commercial relationships), limited liability corporation or similar arrangement with any third Person;

(u) enter into any Collective Bargaining Agreement or agreement to form a work council or other Contract with any labor organization or works council (except to the extent required by applicable law);

(v) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Merger or any other transaction consummated pursuant to Parent’s rights under Section 5.3(e)(i)(2) or Section 5.3(e)(ii)(3); or

(w) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

For purposes of this Section 5.2, no breach (other than a willful breach) shall be deemed a failure to perform “in all material respects” for purposes of Section 7.2(b) unless such breach, individually or together with other breaches of this Section 5.2, results or would reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates that is more than $3,000,000 (provided, that, for the avoidance of doubt, the effect of any such breach may be taken into account, if and to the extent applicable, in determining the satisfaction of the condition set forth in Section 7.2(a)(iii)).

5.3 No Solicitation.

(a) Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 12:00 p.m., Pacific time on December 9, 2018 (the “No-Shop Period Start Date”), the Company and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) shall have the right to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, furnish to any Person (and its Representatives and Financing Sources subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Person) any non-public information relating to the Company Group or afford to any such Person (and such Representatives and Financing Sources) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, provided, however, that the Company will promptly (and in any event within 24 hours) provide to Parent, or provide Parent access to, any such non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously provided to Parent or its Representatives; and (iii) participate or engage in discussions or negotiations with any such Person (and such Representatives and Financing Sources) with respect to an Acquisition Proposal.

(b) No Solicitation or Negotiation. Subject to the terms of this Section 5.3, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.3(b), request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any such Person with whom a confidentiality agreement was entered into at any time within the six month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives; and (B) terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an

Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

(c) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3, from the No-Shop Period Start Date until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company an Acquisition Proposal after the No-Shop Period Start Date, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.3(b); provided, however, that the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(c) would be inconsistent with its fiduciary obligations pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), at no time after the date hereof may the Company Board (or a committee thereof):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(e) will constitute a Company Board Recommendation Change; or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) not actually known to, or reasonably expected by, the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law and if and only if:

(1) the Company has provided prior written notice to Parent at least two Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such two Business Day period, must have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) no longer determines that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations pursuant to applicable law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

(ii) if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations pursuant to applicable law;

(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least two Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(3) (other than the requirement of a presentation as contemplated by clause (ii)(3) above) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be one Business Day); and

(4) in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including paying the Company Termination Fee in accordance with Section 8.3(b)(iii).

(f) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within one Business Day) notify Parent if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(h) Breach by Representatives. The Company agrees that any material breach of this Section 5.3 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts (A) to take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by:

(i) causing the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger;

(iii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and

(iv) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Merger.

(b) No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement (including subject to clause (D) of the second sentence of Section 6.2(a)), neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, the Company Group will not be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Antitrust Filings.

(a) Filing Under the HSR Act and Other Applicable Antitrust Laws. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the

Company, (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within 7 Business Days following the date hereof; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority pursuant to other applicable Antitrust Laws in connection with the Merger, with Parent having primary responsibility for the making of such filings. Each of Parent and the Company will use reasonable efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of Parent and Merger Sub (and their respective Affiliates, if applicable) will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; and (B) any other restrictions on the activities of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company Group, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Merger Sub shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable laws, (i) promptly notify the other parties hereto of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Merger without giving the other parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Merger Sub may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information; provided, however, that each of Company, Parent and Merger Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Proxy Statement. Promptly following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company may not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent, Merger Sub or any of their respective Affiliates determines that it is required to file any document with the SEC in connection with the Merger or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then Parent and Merger Sub will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Merger Sub will cause, and will cause their respective Affiliates to cause, any Other Required Parent Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither Parent or Merger Sub nor any of their respective Affiliates may file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, no Other Required Parent Filing may contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filing. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent, Merger Sub and their respective Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent and Merger Sub, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Proxy Statement. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); or (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement and the Merger to its stockholders at the Company Stockholder Meeting even if the Company Board (or a committee thereof) has effected a Company Board Recommendation Change.

6.5 Equity Financing.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing; (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtaining the Equity Financing, less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the Guarantor under the Equity Commitment Letter. Any reference in this Agreement to (1) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.5; and (2) “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.5.

(b) Taking of Necessary Actions. Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter; (iii) consummate the Equity Financing at or prior to the Closing; (iv) comply with its obligations pursuant to the Equity Commitment Letter; and (vi) enforce its rights pursuant to the Equity Commitment Letter.

(c) Enforcement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.5 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Equity Financing to enforce its rights pursuant to the Equity Commitment Letter (it being understood that Parent and Merger Sub will seek to enforce, including by bringing suit for specific performance, the Equity Commitment Letter if the Company seeks and is granted a decree of specific performance of the obligation to consummate the Merger); or (ii) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter.

6.6 Cooperation With Debt Financing, Convertible Notes and Capped Call Transactions.

(a) Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to do the following:

(i) providing Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective Affiliates in connection with the Merger (the “Debt Financing”);

(ii) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise cooperating with the marketing and due diligence efforts for any of the Debt Financing;

(iii) assisting Parent and the Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case based on financial information and data derived from the Company’s historical books and records; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(iv) assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Financing Sources (including using reasonable best efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v) furnishing Parent, Merger Sub and the Financing Sources, as promptly as practicable, with (A) to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company Group as may be reasonably requested by Parent or the Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, and (B)(1) audited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries on a consolidated basis for the fiscal years ended December 31, 2015, 2016 and 2017 and (2) in respect of any subsequent fiscal quarter ending at least 45 days prior to the Closing Date, unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter, in each case prepared in accordance with GAAP (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements);

(vi) cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vii) reasonably facilitating the granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Closing Date, and obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Closing Date;

(viii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required to be repaid at the Closing; and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries;

(ix) providing customary authorization letters, confirmations and undertakings to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the information pertaining to the Company Group and based on financial information and data derived from the Company’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities; provided, however, that all such materials have been previously identified to, and provided to, the Company);

(x) facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(xi) ensuring that the Debt Financing benefits from existing lending relationships of the Company and its Subsidiaries;

(xii) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(xiii) promptly furnishing (but in no event later than three Business Days prior to the Closing Date) Parent and the Financing Sources with all documentation and other information about the Company Group as is reasonably requested by Parent or the Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least seven Business Days prior to the Closing Date; and

(xiv) cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective representatives.

(b) Convertible Notes; Capped Call Transactions. Prior to the Effective Time, the Company shall (a) give any notices and take all other actions that may be required under or in connection with the Capped Call Documentation or the terms of the Convertible Notes, the Indenture or under applicable law, including the giving of any notices that may be required in connection therewith, provided that the Company will provide copies of any such notice to Parent at least three Business Days prior to delivering any such notice, and all such notices and actions (including the specific substance and/or content thereof) not required by the terms of the Convertible Notes or the Indenture shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), (b) take all actions required to facilitate the settlement of the Capped Call Transactions in connection with the Closing (it being understood that (i) any such settlement will be subject to the respective terms of the Capped Call Documentation, as such terms may be amended or modified from time to time, or pursuant to such other written agreement relating to the termination of the Capped Calls Transactions as agreed between the Company and the applicable counterparty, in each case, with the prior written consent of Parent and (ii) no such settlement shall be effective prior to the Effective Time) and (c) not amend, modify or terminate the Capped Call Transactions without the prior written consent of Parent (it being understood, for the avoidance of doubt, that such limitations shall not apply to any modification or adjustment made unilaterally by counterparties to the Capped Call Documentation pursuant to the respective terms of the Capped Call Documentation).

(c) Obligations of the Company. Nothing in this Section 6.6 will require the Company Group to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into any definitive agreement or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing or any action required to be taken by the Company Group pursuant to Section 6.6(b) that are, in each case, effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company Group or create an unreasonable risk of damage or destruction to any property or assets of the Company Group; or (v) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party. In addition, (A) no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing or any of the actions required to be taken by the Company Group pursuant to Section 6.6(b) (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary representation letters, authorization letters and undertakings (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing based on financial information and data derived from the Company’s historical books and records)) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time; and (B) any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 6.6 will require (1) any officer or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.6 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date.

(d) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company Group or the reputation or goodwill of the Company Group; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(e) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality

Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any Financing Sources or prospective Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.

(f) Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.6.

(g) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.6 or the provision of information utilized in connection therewith. Parent’s obligations pursuant to Section 6.6(f) and this Section 6.6(g) referred to collectively as the “Reimbursement Obligations.”

(h) No Exclusive Arrangements. In no event will the Guarantor, Parent, Merger Sub or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the financing sources or potential financing sources of Parent, Merger Sub and such investors) enter into any Contract (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company Group or in connection with the Merger.

(i) No Financing Condition. Parent and Merger Sub each acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

6.7 Anti-Takeover Laws. The Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.8 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.8 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.8 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.8. All requests for access pursuant to this Section 6.8 must be directed to the General Counsel of the Company, or another person designated by the Company.

6.9 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.10 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.10(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.10(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.10(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(e) No Impairment. The obligations set forth in this Section 6.10 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if such person were a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.10(c) (and their heirs and representatives)) pursuant to this Section 6.10 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.10 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.11 Employee Matters.

(a) Acknowledgement. Parent hereby acknowledges and agrees that a “change in control” (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

(b) Existing Arrangements. From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit the Surviving Corporation from in any way amending, modifying or terminating any such Employee Plans or compensation or severance arrangements in accordance with their terms or if otherwise required pursuant to applicable law.

(c) Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. For a period of one year following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements (other than equity-based benefits and, subject to Section 6.11(b), individual employment agreements) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) at benefit levels that are substantially comparable in the aggregate to those in effect at the Company or its applicable Subsidiaries on the date hereof, and provide compensation and benefits (other than equity-based benefits and individual employment agreements) to each Continuing Employee pursuant to such Company Plans; (ii) provide compensation, benefits and severance payments (other than equity-based benefits and, subject to Section 6.11(b), individual employment agreements) to each Continuing Employee that are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives compensation, benefits and severance payments (other than equity-based benefits and, subject to Section 6.11(b), individual employment agreements) that, taken as a whole, are substantially comparable in the aggregate to the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period. For a period of one year following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect on the date hereof and that have been made available to Parent prior to the Closing Date.

(d) New Plans. To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, and will not be subject to accrual limits or other forfeiture and will not limit future accruals (except to the extent that such limits or forfeitures applied under the Company Plans in effect as of the date hereof).

(e) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.11 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

6.12 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.13 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.13(a).

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.13(b).

6.14 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Company Board Recommendation Change), on the one hand, and Parent and Merger Sub, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); or (iii) solely to the extent related to a Superior Proposal or Company Board Recommendation Change.

6.15 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.15, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.16 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.17 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.18 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the Merger in accordance with the DGCL.

6.19 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.20 No Employment Discussions. Except as approved by the Board of Directors Company, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; or (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company will have received the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(c), Section 3.7(c) (other than the first sentence thereof), Section 3.7(d), Section 3.12(a)(ii) and Section 3.25 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), Section 3.7(b) and the first sentence of Section 3.7(c) will be true and correct in all respects as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, that is more than $5,000,000.

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof that is continuing.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Effective Time has not occurred by 11:59 p.m., Pacific time, on May 9, 2019 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) (1) Parent if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (2) the Company if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent (whether prior to or after the receipt of the Requisite Stockholder Approval), if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured);

(f) by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change, except that Parent’s right to terminate this Agreement pursuant to this Section 8.1(f) will expire at 5:00 p.m., Pacific time, on the 10th Business Day following the date on which such right to terminate first arose;

(g) by the Company (whether prior to or after the receipt of the Requisite Stockholder Approval), if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination (to the extent capable of being cured); or

(h) by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.6(f), Section 6.6(g), Section 6.14, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(e), nothing in this Agreement will relieve any Party from any liability for any willful and material breach of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Sources to the Company and its Affiliates under any definitive agreements relating to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guaranty, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B) at the time of such termination, the conditions set forth in Sections 7.1(b) and Section 7.1(c) have been satisfied or are capable of being satisfied and the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), an Acquisition Proposal for an Acquisition Transaction has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (D) within one year following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will concurrently with the consummation of such Acquisition Transaction pay to Parent an amount equal to $58,140,000 (the “Company Termination Fee”). For purposes of this Section 8.3(b)(i), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay to Parent the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay to Parent the Company Termination Fee; provided, that if (A) such termination occurs prior to the No-Shop Period Start Date and (B) the Company has entered into a definitive Alternative Acquisition Agreement to consummate an Acquisition Transaction at the time of such termination, then the “Company Termination Fee” shall mean an amount equal to $29,070,000.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this

Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law. All payments under this Section 8.3 shall be made by the Company to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) Sole and Exclusive Remedy.

(i) Under no circumstances will the collective monetary damages payable by Parent, Merger Sub or any of their Affiliates for breaches under this Agreement, the Guaranty or the Equity Commitment Letter exceed an amount equal to $135,660,000 plus the Reimbursement Obligations in the aggregate for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (A) Parent, Merger Sub or the Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, Affiliates (other than Parent, Merger Sub or the Guarantor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and in no event will the Company Group be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guaranty or the transactions contemplated hereby and thereby (including, any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure; provided that the foregoing shall not preclude any liability of the Financing Sources to the Company, Parent or Merger Sub under the definitive agreements relating to the Debt Financing, nor limit the Company, Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Financing Source pursuant to the definitive agreements relating to the Debt Financing. Other than the Guarantor’s obligations under the Guaranty and the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

(ii) Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) will be the only monetary damages of Parent and Merger Sub and each of their respective Affiliates may recover from (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable); and (2) none of

Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and the Company Group may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed $58,140,000 in the aggregate for all such breaches (and any indemnification pursuant to Section 8.3(d)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable law arising out of any such breach, termination or failure.

(f) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e), it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.8(b) and any monetary damages.

(g) Non-Recourse Parent Party. In no event will the Company seek or obtain, nor will they permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantor, Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Guaranty or the transactions contemplated hereby and thereby (including any breach by the Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guaranty and the Equity Commitment Letter.

8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Section 6.6(a), Section 8.2, Section 8.3(e), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Financing Sources set forth in Sections 6.6(a), Section 8.2, Section 8.3(e), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or this Section 8.4) may not be amended, modified or altered without the prior written consent of the Financing Sources.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6 No Liability of Financing Sources. None of the Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Merger Sub to:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attention:                  David A. Breach

                                   Maneet S. Saroya

Fax:                            (415) 655-6666

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:                   Daniel Wolf, P.C.

Fax:                     212-446-4900

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attn:                     Stuart E. Casillas, P.C.

                             Joshua M. Zachariah, P.C.

                             Joseph K. Halloum

Fax:                     415-439-1500

(b) if to the Company (prior to the Effective Time) to:

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

Attn: John Morrow EVP, Corporate Development & General Counsel

Fax: (425) 502-6210

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attn: Michael S. Ringler and Derek Liu

Fax: (415) 947-2099

Any notice received by fax or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or fax number through a notice given in accordance with this Section 9.2, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Merger Sub or other disposition of all or substantially all of the assets of Parent, Merger Sub or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the parties to the Equity Commitment Letter or the Guarantor pursuant to the Guaranty; or (ii) impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company PSUs, Company RSUs and Company Options pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Vista Equity Partners Management, LLC and the Company have previously executed a Confidentiality Agreement, dated October 18, 2018 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter, the Guaranty and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third Party Beneficiaries. Except as set forth in Section 6.10 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.10; (b) if a court of competent jurisdiction has declined to grant specific performance and has instead granted an award of damages, then the Company may enforce such award and seek additional damages on behalf of the holders of shares of Company Common Stock, Company RSUs, Company PSUs and Company Options (which Parent, Merger Sub and the Guarantor acknowledge and agree may include damages based on a decrease in share value or lost premium) subject to the limitations set forth in Section 8.3(e)(i); (c) if Parent or Merger Sub wrongfully terminates or willfully breaches this Agreement, or if the Guarantor wrongfully terminates or willfully breaches the Guaranty, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) on behalf of the holders of shares of Company Common Stock, Company RSUs, Company PSUs and Company Options (which Parent, Merger Sub and the Guarantor acknowledge and agree may include damages based on a decrease in share value or lost premium) subject to the limitations set forth in Section 8.3(e)(i); and (d) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company RSUs, Company PSUs and Company Options to receive the merger consideration set forth in Article II. The rights granted pursuant to clause (c) and clause (d) of the second sentence of this Section 9.6 will only be enforceable on behalf of the holders of shares of Company Common Stock, Company RSUs, Company PSUs and Company Options by the Company, in its sole and absolute discretion, as agent for such holders, and it is understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock, Company RSUs, Company PSUs or Company Options and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith and subject to the limitations set forth in Section 8.3(e)(i)) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to such holders as of any date determined by the Company; or (B) retained by the Company for the use and benefit of the Company in any manner that the Company deems fit. The provisions of Section 6.6(a), Section 8.2, Section 8.3(e), Section 8.4, Section 8.6, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 will inure to the benefit of the Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources and their respective successors and assigns).

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement. It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter). Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Financing Source.

(ii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware.

9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger and the Guaranty, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, the Guaranty or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Guaranty or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Guaranty or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Jurisdiction for Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE GUARANTY, THE EQUITY COMMITMENT LETTER, THE DEBT FINANCING OR THE EQUITY FINANCING (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER

VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BELLEVUE PARENT, LLC

By:	/s/ Brian N. Sheth
Name: Brian N. Sheth
Title: President

BELLEVUE MERGER SUB, INC.

By:	/s/ Brian N. Sheth
Name: Brian N. Sheth
Title: President

APPTIO, INC.

By:	/s/ Sachin Gupta
Name: Sachin Gupta
Title: President and Chief Executive Officer

Annex B

November 9, 2018

Board of Directors

Apptio, Inc.

11100 NE 8th Street, Suite 600

Bellevue, WA 98004

Members of the Board:

We understand that Apptio, Inc., a Delaware corporation (the “Company”), Bellevue Parent, LLC, a Delaware limited liability company (“Parent”) and Bellevue Merger Sub, Inc., Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of November 9, 2018 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than shares (a) that are held by the Company as treasury stock, (b) that are owned by Parent or Merger Sub, (c) that are owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub or (d) as to which appraisal rights have been perfected, will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $38.00, without interest thereon (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock, other than Parent or any affiliate of Parent (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We also have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon rendering of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or and Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates, other than in connection with an affiliate of Qatalyst Partners acting as financial advisor to Vista Equity Partners Management, LLC (“Vista”), an affiliate of Parent, in connection with Vista’s acquisition of iCIMS, Inc. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ QATALYST PARTNERS LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to §251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in §251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in §251(h)(2), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 9, 2018, is by and among Bellevue Parent, LLC, a Delaware limited liability company (“Parent”), Bellevue Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub”), and the Persons set forth on Schedule I attached hereto (each, a “Stockholder”).

WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock of Apptio, Inc., a Delaware corporation (the “Company”), in each case, as set forth opposite the name of such Stockholder on Schedule I hereto;

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that each Stockholder, and each Stockholder has (in solely such Stockholder’s capacity as a beneficial owner of Equity Interests (as defined below)) agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.    Representations and Warranties of Stockholder. Each Stockholder (in solely such Stockholder’s capacity as a record and beneficial owner of Equity Interests) hereby severally and not jointly represents and warrants to Parent and Merger Sub as follows:

(a)

As of the time of execution of this Agreement, such Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock or other Company Securities, which such Stockholder may acquire at any time in the future during the term of this Agreement, the “Stockholder Securities”) set forth opposite such Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Capital Stock or any option, warrant, right or other Company Securities convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).

(b)	Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c)

This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency (including all applicable legal requirements relating to fraudulent transfers), reorganization, moratorium and similar legal requirements of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(d)

Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or Stockholder’s assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay such Stockholder’s performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby are obtained or made, the consummation by such Stockholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to such Stockholder, (ii) require any consent, approval, or notice under any legal requirements applicable to such Stockholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay such Stockholder’s performance of its obligations under this Agreement, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents, except in each such case as would not prevent or materially delay such Stockholder’s performance of its obligations under this Agreement.

(e)

The Stockholder Securities and the certificates, if any, representing the Stockholder Securities owned by such Stockholder are now, and, subject to Section 3(b), at all times during the term hereof will be, held by such Stockholder or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens and encumbrances, except for any such liens or encumbrances arising hereunder, any applicable restrictions on transfer under the Securities Act and any liens or encumbrances that would not impair such Stockholder’s ability to perform his/her/its obligations hereunder (collectively, “Permitted Encumbrances”).

(f)

Subject only to community property laws, such Stockholder has full voting power, with respect to his/her/its shares of Company Common Stock and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of his/her/its shares of Company Common Stock held in the name of such Stockholder. The Stockholder Securities of such Stockholder are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities.

(g)

As of the time of execution of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or equity before or by any Governmental Authority that could reasonably be expected to impair or materially delay the performance by such Stockholder of its obligations under this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder.

(h)

Such Stockholder has received and reviewed a copy of the Merger Agreement. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(i)

No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder (it being understood that arrangements of the Company or its other Affiliates shall not be deemed to be an arrangement of such Stockholder).

SECTION 2.    Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to each Stockholder as follows:

(a)

Each of Parent and Merger Sub is a an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub have the limited liability company or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b)

This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all legal requirements relating to fraudulent transfers), reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity.

(c)

Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (i) cause a violation, or a default, by Parent or Merger Sub of any applicable legal requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or Merger Sub is subject; or (ii) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Proxy Statement), any “anti-takeover” laws, the DGCL, in connection with the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3.    Transfer of the Shares; Other Actions.

(a)

Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, each Stockholder shall not, and shall cause each of its Subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any lien or encumbrance (other than Permitted Encumbrances) on or enter into any agreement with respect to any of the foregoing (“Transfer”), any or all of Stockholder’s Equity Interests in the Company, including any Stockholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities with respect to any matter that is in contravention of the obligations of Stockholder under this

Agreement with respect to Stockholder’s Equity Interests; (iv) deposit any of Stockholder’s Equity Interests, including the Stockholder Securities, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Stockholder Securities, in contravention of the obligations of Stockholder under this Agreement with respect to Stockholder’s Equity Interests; or (v) knowingly take or cause the taking of any other action that would materially restrict or prevent the performance of such Stockholder’s obligations hereunder, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b)

Notwithstanding the foregoing, each Stockholder may make (i) Transfers of Equity Interests by will or by operation of law or other transfers for estate planning purposes, (ii) with respect to such Stockholder’s Company Options which expire on or prior to the termination of the Merger Agreement or a result of the consummation of the Merger, transfers or cancellations of the underlying shares of Company Common Stock to the Company (x) in payment of the exercise price of such Stockholder’s Company Options and (y) in order to satisfy taxes applicable to the exercise of such Stockholder’s Company Options, (iii) with respect to such Stockholder’s Company RSUs and/or Company PSUs, transfers or cancellations of the underlying shares of Company Common Stock to the Company for the net settlement of such Company RSUs and/or Company PSUs in order to satisfy any tax withholding obligation, (iv) transfers of shares to any Stockholders, member or partner of any Stockholder which is an entity, (v) transfers of shares to any Affiliate of Stockholder, (vi) transfers of shares to any charitable entities or institutions, and (vii) other transfers of shares as Parent may otherwise agree in writing in its sole discretion, so long as, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer.

(c)	Stockholder agrees that it/he/she will not exercise any dissenter’s rights available to Stockholder with respect to the Merger pursuant to Section 262 of the DGCL.

SECTION 4.    Voting of Shares.

(a)

Prior to the Termination Date, and without in any way limiting Stockholder’s right to vote its/her/his shares of Company Common Stock in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, at every annual, special or other meeting of the Company’s Stockholders called, and at every adjournment or postponement thereof, Stockholder (in Stockholder’s capacity as a holder of the Stockholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Stockholder’s shares of Company Common Stock entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all shares of Company Common Stock beneficially owned by Stockholder and entitled to vote (the “Vote Shares”) (A) in favor of (1) the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (2) any non-binding advisory vote on “golden parachute” executive compensation arrangements, and/or (B) against (x) any action or agreement which would reasonably be expected to result in any of the conditions to the Company’s obligations to consummate the Merger set forth in Article VII of the Merger Agreement not being fulfilled, and (y) any Acquisition Proposal.

(b)

Notwithstanding the foregoing, each Stockholder shall retain at all times the right to vote the shares of Company Common Stock held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company’s Stockholders.

(c)

The obligations set forth in this Section 4 shall apply to each Stockholder unless and until the Termination Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

SECTION 5.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of the Stockholder Securities and/or other Equity Interests in the Company and not in such Stockholder’s or any partner, officer, employee or Affiliate of Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Stockholder’s or any partner, officer, employee or Affiliate of such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder or any partner, officer, employee or Affiliate of Stockholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company or any of its Subsidiaries, including, without limitation, in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any of its Subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any of its Subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

SECTION 6.    Further Assurances. Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

SECTION 7.    Termination.

(a)

This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) any change to the terms of the Merger without the prior written consent of each Stockholder that (A) reduces the Per Share Price or any consideration otherwise payable with respect to the shares of Company Common Stock beneficially owned by any Stockholder (subject to adjustments in compliance with Section 2.7(b) of the Merger Agreement) or (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the shares of Company Common Stock beneficially owned by any Stockholder or (C) adversely affects, in any respect, or is reasonably likely to adversely affect, in any respect, any Stockholder relative to other holders of Equity Interests of the Company;

(iv) subject to compliance with Section 3(b), the date on which each Stockholder ceases to own any Equity Interests; or

(v) the mutual written consent of Parent and each Stockholder.

(b)

Upon termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided however, that the termination of this Agreement shall not relieve any party from liability from any willful and material breach prior to such termination; provided, further, that in the event the Effective Time shall have occurred, no Stockholder shall have any liability or other obligation hereunder whatsoever, including with respect to any willful and material breach occurring prior thereto (other than any breach of Stockholder’s covenant in Section 3(c)).

(c)	Sections 7(b), 8 and 11 hereof shall survive the termination of this Agreement.

SECTION 8.    Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, that, the Company shall be permitted to reimburse reasonable and documented out-of-pocket fees and expenses of legal counsel to Stockholder with respect to this Agreement and the transactions contemplated hereby; subject to an aggregate cap of $50,000.

SECTION 9.    Public Announcements. Parent, Merger Sub and each Stockholder (in its capacity as a Stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the transactions contemplated thereby, and only with the prior written consent of Parent. Each Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Stockholder Securities and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, provided that, Parent shall provide Stockholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (ii) agrees promptly to give to Parent, after written request therefor, any information it may reasonably require for the preparation of any such disclosure documents. Parent consents to and authorizes the publication and disclosure by each Stockholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the Merger in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Authority to be made by any Stockholder in connection with the Merger. Nothing set forth herein shall limit any disclosure by any Stockholder to its or its Affiliates’ general or limited partners on a confidential basis.

SECTION 10.    Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Stockholder Securities or (b) that any Stockholder shall become the beneficial owner of any additional shares of Company Capital Stock or other Stockholder Securities, then the terms of this Agreement shall apply to the shares of Company Capital Stock or other Stockholder Securities held by a Stockholder immediately following the effectiveness of the events described in clause (a) or a Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that a Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.

SECTION 11.    Miscellaneous.

(a)    Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), to Parent in accordance with Section 9.2 of the Merger Agreement and to a Stockholder at its address set forth on Schedule I attached hereto (or at such other address for a party as shall be specified by like notice).

(b)    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf,

..tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(d)    Entire Agreement, No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (ii) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

(e)    Governing Law, Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11(a) or in such other manner as may be permitted by applicable law, and nothing in this Section 11(e) will affect the right of any party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(f)    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(f).

(g)    Assignment. Other than in connection with any Transfer permitted by Section 3, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement to any party to whom they have assigned the Merger Agreement; provided, however, that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h)    Severability of Provisions. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(i)    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would not have entered into this Agreement. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(j)    Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k)    Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l)    No Recourse. Parent and Merger Sub agree that no Stockholder will be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement, provided, that, except in respect of any breach of Stockholder’s covenant in Section 3(c), in no event shall such claims, losses, damages, expenses or other liabilities or obligations include consequential, indirect, special or similar damages), including the

Company’s breach of the Merger Agreement. In no event shall any Stockholder have any liability hereunder with respect to another Stockholder’s representations, warranties, liabilities or obligations hereunder.

(m)    No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n)    No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

(o)    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Signature pages follow]

SIGNATURE PAGE TO

VOTING AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

BELLEVUE PARENT, LLC

By:	/s/ Brian N. Sheth
Name: Brian N. Sheth
Title: President

BELLEVUE MERGER SUB, INC.

By:	/s/ Brian N. Sheth
Name: Brian N. Sheth
Title: President

SIGNATURE PAGE TO

VOTING AND SUPPORT AGREEMENT

FUTUREZ IRREVOCABLE TRUST 16 (F/K/A PG GRAT OF 2016 DATED JULY 19, 2016)

By:	/s/ Sachin Gupta
Sachin Gupta
Trustee

SACHIN GUPTA

By:	/s/ Sachin Gupta
Sachin Gupta

SCHEDULE I

NAME / ADDRESS	COMPANY COMMON STOCK	CLASS A COMMON STOCK OPTIONS	CLASS A COMMON RSUS AND PRSUS
Sachin Gupta	3,961,960	1,086,400	161,300
Sachin Gupta, Trustee of the FutureZ Irrevocable Trust 16 (f/k/a PG GRAT of 2016 dated July 19, 2016)	307,357	0	0

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

SPECIAL MEETING OF STOCKHOLDERS OF APPTIO, INC. January 8, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger, dated as of November 9, 2018, by and among Apptio, Inc., Bellevue Parent, LLC and Bellevue Merger Sub, Inc. (the “merger agreement”). 2. To approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any postponement thereof. This proxy should be marked, dated and signed by the stockholder(s) exactly as his/her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as commu- nity property, both should sign. . To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

APPTIO, INC. PROXY FOR SPECIAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Sachin Gupta, Kurt Shintaffer, and John Morrow, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of class A common stock of APPTIO, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders, to be held on January 8, 2019, at the Apptio’s headquarters, located at 11100 NE 8th Street, Suite 600, Bellevue, Washington 98004, at 9:00 a.m. Pacific time, and any and all adjournments, postponements of other delays thereof (the “Special Meeting”). THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. 1.1 (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF APPTIO, INC. January 8, 2019 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger, dated as of November 9, 2018, by and among Apptio, Inc., Bellevue Parent, LLC and Bellevue Merger Sub, Inc. (the “merger agreement”). 2. To approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any postponement thereof. This proxy should be marked, dated and signed by the stockholder(s) exactly as his/her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.